UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934, AS AMENDED

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

UST INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock $0.50 par value

(2)	Aggregate number of securities to which this transaction applies: 151,411,329 shares of Common (includes 963,551 shares of restricted stock, restricted stock units and deferred phantom units and options to purchase 2,586,810 shares of Common Stock).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee was based on the sum of (a) the product of 147,860,968 shares of Common Stock and the merger consideration of $69.50 per share of Common Stock, (b) the product of 963,551 shares of restricted stock, restricted stock units and deferred phantom units and $69.50 per share and (c) the product of options to purchase 2,586,810 shares of Common Stock and $34.19 (which is the difference between $69.50 and $35.31, the weighted average exercise price per share of the options to purchase Common Stock as of September 26, 2008). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000393 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $10,431,755,468

(5)	Total fee paid: $409,968

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement, Subject to Completion, dated October 3, 2008

UST INC.
6 High Ridge Park, Building A
Stamford, Connecticut 06905
(203) 817-3000

[          ], 2008

To our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of UST Inc. (the “Company”) at [          ] on [          ], 2008, beginning at [          ] local time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 7, 2008, as amended on October 2, 2008 among the Company, Altria Group, Inc. (“Altria”) and Armchair Merger Sub, Inc., a subsidiary of Altria (“Merger Sub”), and approve the merger.

The merger agreement provides, among other things, for the merger of Merger Sub with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Altria. If the merger is completed, you will be entitled to receive $69.50 in cash, without interest, less any required withholding tax, for each share of our common stock you own, unless you have properly exercised your appraisal rights.

After careful consideration, our board of directors has, by unanimous vote, approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and the approval of the merger. This recommendation is based, in part, upon the recommendation of a committee of our board of directors consisting entirely of independent non-management directors specifically formed to assist our board of directors in its consideration of the proposed transaction, and advice received from financial advisors and outside legal counsel.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about the Company from documents we have previously filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted and the merger is approved by the affirmative vote of holders of at least a majority of the outstanding shares of our common stock entitled to vote at the special meeting. If you fail to vote on the proposal to adopt the merger agreement and approve the merger, the effect will be the same as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED, EVEN IF YOU DO NOT PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON. ACCORDINGLY, WE URGE YOU TO VOTE, BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR YOU MAY VOTE THROUGH THE INTERNET OR BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

We look forward to seeing you at the special meeting.

Sincerely,

Murray S. Kessler
Chairman of the Board of Directors
and Chief Executive Officer

This proxy statement is dated [          ], 2008 and is first being mailed to stockholders on or about [          ], 2008.

Preliminary Proxy Statement, Subject to Completion, dated October 3, 2008

UST INC.
6 High Ridge Park, Building A
Stamford, Connecticut 06905
(203) 817-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [ ], 2008

Dear Stockholder:

The special meeting of stockholders of UST Inc., a Delaware corporation (the “Company”), will be held on [          ], 2008, at [          ] in order to:

1. consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 7, 2008, among the Company, Altria Group, Inc. and Armchair Merger Sub, Inc. and to approve the merger contemplated by the merger agreement, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated October 2, 2008 (collectively, the “merger agreement”), and as it may be further amended from time to time. A copy of the merger agreement and Amendment No. 1 thereto are attached as Annex A and Annex B, respectively, to the accompanying proxy statement.

2. vote on the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger.

3. transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of shares of our common stock at the close of business on [          ], 2008, the record date for the special meeting set by our board of directors, are entitled to notice of the meeting and to vote at the meeting and at any adjournment or postponement thereof. A list of stockholders will be available for inspection by stockholders of record during business hours at the Company’s executive offices at 6 High Ridge Park, Building A, Stamford, Connecticut 06905 for ten days prior to the date of the special meeting and will also be available at the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of stock that you own. The adoption of the merger agreement and approval of the merger require the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are entitled to vote at the special meeting. The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.

After careful consideration, our board of directors has, by the unanimous vote of the directors, approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and has determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company’s stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

We urge you to read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please vote by promptly completing the enclosed proxy card and then signing, dating and returning it in the postage-prepaid envelope provided so that your shares may be represented at the special meeting. Alternatively, you may vote your shares of stock through the Internet or by telephone, as indicated on the proxy card. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the proposal to adjourn the meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger if there are insufficient votes to adopt the merger agreement and approve the merger at the time of the special meeting. Your failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement and the approval of the merger, but will not affect the outcome of the vote regarding any adjournment proposal.

Stockholders of the Company who do not vote in favor of the adoption of the merger agreement and the approval of the merger will have the right to seek appraisal of the fair value of their shares of common stock if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page [  ] of the enclosed proxy statement and Annex E to the enclosed proxy.

By Order of the Board of Directors,

Gary B. Glass
Vice President, General Counsel and
Assistant Secretary

[          ], 2008

i

ANNEX A	Agreement and Plan of Merger
ANNEX B	Amendment No. 1 to the Agreement and Plan of Merger
ANNEX C	Opinion of Financial Advisor — Citigroup Global Markets Inc.
ANNEX D	Opinion of Financial Advisor — Perella Weinberg Partners LP
ANNEX E	Section 262 of Delaware Law
ANNEX F	Form of Proxy Card

ii

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise: all references in this document to “Company,” “we,” “our,” and “us” refer to UST Inc. and its subsidiaries; all references to “Parent” and “Altria” refer to Altria Group, Inc.; all references to “Merger Sub” refer to Armchair Merger Sub, Inc.; all references to “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 7, 2008, among the Company, Altria and Merger Sub, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated October 2, 2008, and as it may be amended from time to time, copies of which are attached as Annex A and Annex B, respectively, to this proxy statement; all references to the “merger” refer to the merger contemplated by the merger agreement; all references to “merger consideration” refer to the per share merger consideration of $69.50 in cash contemplated to be received by the holders of our common stock pursuant to the merger agreement; all references to “GAAP” refer to generally accepted accounting principles in the United States; all references to the “SEC” refer to the Securities and Exchange Commission. All other capitalized terms used but not defined in this summary have the meanings ascribed to such terms in the merger agreement.

Parties to the Merger (page [  ])

UST Inc.  UST Inc. was formed on December 23, 1986 as a Delaware corporation to serve as a publicly-held holding company for United States Tobacco Company (“USTC”), which was formed in 1911. Pursuant to a reorganization approved by stockholders at the 1987 Annual Meeting, USTC became a wholly-owned subsidiary of UST Inc. on May 5, 1987, and UST Inc. continued in existence as a holding company. Effective January 1, 2001, USTC changed its name to U.S. Smokeless Tobacco Company (“USSTC”). UST Inc., through its direct and indirect subsidiaries, is engaged in the manufacturing and marketing of consumer products in the following business segments:

Smokeless Tobacco Products:  Our primary activities are the manufacturing and marketing of smokeless tobacco products. USSTC, our subsidiary, is the leading producer and marketer of moist smokeless tobacco products in the United States, including iconic premium brands such as Copenhagen and Skoal, and other value brands such as Red Seal and Husky. In addition, we market moist smokeless tobacco products internationally.

Wine:  Ste. Michelle Wine Estates Ltd., our indirect subsidiary, produces and markets premium varietal and blended wines, and imports and distributes wines from Italy.

Altria Group, Inc.  Altria Group, Inc., which we refer to as “Parent” or “Altria,” is a public company organized under the laws of the Commonwealth of Virginia. Altria is the holding company for its wholly-owned subsidiaries, Philip Morris USA Inc. and John Middleton, Inc., which are engaged in the manufacture and sale of cigarettes and other tobacco products. In addition, Philip Morris Capital Corporation, another wholly-owned subsidiary of Altria, maintains a portfolio of leveraged and direct finance leases. In addition, at June 30, 2008, Altria indirectly held a 28.5% economic and voting interest in SABMiller plc, which is engaged in the manufacture and sale of various beer products.

Armchair Merger Sub, Inc.  Armchair Merger Sub, Inc., which we refer to as “Merger Sub,” is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Sub is an indirect wholly-owned subsidiary of Altria.

The Merger Agreement (page [  ])

On September 7, 2008, the Company entered into a merger agreement with Altria and Merger Sub. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation. The Company will become an indirect wholly-

owned subsidiary of Altria. As a consequence of the merger, you will have no equity interest in the Company or Altria after the effective time of the merger. At the effective time of the merger:

•	each share of our common stock, par value $0.50 per share (“Common Stock”), will be cancelled and, other than those held by the Company, Altria, Merger Sub or their subsidiaries and other than shares with respect to which appraisal rights have been properly perfected and not withdrawn, converted into the right to receive $69.50 in cash, without interest and less any applicable withholding tax;

•	each of our then-outstanding options to acquire shares of Common Stock, vested or unvested, will be converted into the right to receive for each share of Common Stock then subject to such option an amount equal to the excess, if any, of $69.50 (or such greater amount provided under the applicable option agreement) over the exercise price payable in respect of such share of Common Stock issuable under such option, less any required withholding taxes;

•	each of our then-outstanding shares of restricted stock and restricted stock units, vested or unvested, held or determined to be held if vesting based on performance criteria, will be cancelled and converted into the right to receive $69.50 in cash, less any required withholding taxes except that any such awards of restricted stock or restricted stock units granted after September 7, 2008 will be assumed and converted into comparable awards relating to Altria common stock at the effective time; and

•	each of our other then-outstanding company awards will be cancelled and converted pursuant to the applicable awards plan into the right to receive $69.50 in cash, less any required withholding taxes. Pursuant to the terms of the Company’s Director Deferral Program, the fully vested deferred fees credited to each non-employee director’s deferred fees as phantom stock units as of the effective time of the merger will be paid to the director in cash, in an amount equal to the number of units then credited times $69.50.

Certain Effects of the Merger (page [  ])

If the merger is completed, and you hold shares of Common Stock at the effective time of the merger, you will be entitled to receive $69.50 in cash without interest and less any applicable withholding tax for each share of Common Stock owned by you, unless you have perfected and not withdrawn your statutory appraisal rights under Delaware law with respect to the merger. As a result of the merger, the Company will cease to be an independent, publicly-traded company. You will not own any shares of the surviving corporation.

Financing of the Merger (page [  ])

The obligations of Altria and Merger Sub under the merger agreement are not subject to any conditions regarding their or any other person’s ability to obtain financing for the consummation of the merger and related transactions. Prior to executing the merger agreement, Altria and Merger Sub provided the Company with a commitment letter pursuant to which Altria has received a commitment from financial institutions, on terms set forth in such commitment letter, to make available funds to Altria for the purpose of consummating the merger.

The Special Meeting (page [  ])

The special meeting will be held on [          ], 2008 starting at [     ], local time at [     ]. You will be asked to consider and vote upon (1) the adoption of the merger agreement and approval of the merger, (2) the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement and approve the merger and (3) such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Record Date, Quorum and Voting Power (page [  ])

Stockholders of record at the close of business on [          ], 2008 are entitled to notice of, and to vote at, the special meeting. On [          ], 2008 the outstanding voting securities consisted of [          ] shares of Common Stock. The presence at the special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the purpose of considering the proposals. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies.

The holders of Common Stock have one vote per share on all matters on which they are entitled to vote.

Vote Required for Approval (page [  ])

The adoption of the merger agreement and approval of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock entitled to vote.

Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of adoption of the merger agreement and approval of the merger, requires the affirmative vote of holders of a majority of the voting power present and entitled to vote at the special meeting, whether or not a quorum is present.

Voting by Directors and Executive Officers (page [  ])

As of [          ], 2008, the record date for the special meeting, our current directors and executive officers held, in the aggregate, [          ] shares of Common Stock (excluding options) representing approximately [     ]% of outstanding Common Stock. Each of our directors and executive officers has informed the Company that he or she intends to vote all of his or her shares of Common Stock “FOR” the adoption of the merger agreement and approval of the merger.

Proxies; Revocation (page [  ])

If you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of Common Stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you are a registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Corporate Secretary at 6 High Ridge Park, Building A, Stamford, Connecticut 06905;

•	submitting a duly executed proxy bearing a later date;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than [ ] p.m. (Eastern Time) on [ ], 2008 or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Recommendation of Our Board of Directors (page [  ])

Our board of directors, by unanimous vote, (i) determined that the transactions contemplated by the merger agreement are fair to, and in the best interests of the Company’s stockholders, (ii) approved and declared advisable the execution, delivery and performance of the merger agreement and the transactions contemplated thereby, including the merger, (iii) recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger and (iv) recommends that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of adoption of the merger agreement and approval of the merger at the time of the special meeting. This recommendation is based, in part, upon the recommendation of a committee of our board of directors consisting entirely of independent non-management directors specifically formed to assist our board of directors in its consideration of the proposed transaction, and advice received from financial advisors and outside legal counsel.

For a discussion of the material factors considered by such strategic transaction committee and our board of directors in reaching their conclusions, see “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page [  ].

Opinion of Citigroup Global Markets Inc. (page [  ] and Annex C)

Citigroup Global Markets Inc. (“Citi”) delivered its opinion to our board of directors that, as of September 7, 2008 and based upon and subject to the factors and assumptions set forth therein, the $69.50 cash per share merger consideration to be received by the holders of shares of Common Stock pursuant to the proposed transaction was fair from a financial point of view to such holders.

The full text of Citi’s written opinion, dated as of September 7, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citi’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. The Company has agreed to pay Citi for its financial advisory services a fee, payable upon consummation of the merger, equal to 0.30% of the total consideration (including liabilities assumed) payable in the merger (expected to be approximately $36 million).

Opinion of Perella Weinberg Partners LP (page [  ] and Annex D)

Perella Weinberg Partners LP (“Perella Weinberg”) delivered its opinion to our board of directors and the strategic transaction committee of our board of directors that, as of September 7, 2008 and based upon and subject to the factors and assumptions set forth therein, the $69.50 cash per share merger consideration to be received by the holders of shares of Common Stock pursuant to the proposed transaction was fair from a financial point of view to such holders.

The full text of Perella Weinberg’s written opinion, dated as of September 7, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. Perella Weinberg’s opinion was provided to our board of directors and the strategic transaction committee of our board of directors in connection with their evaluation of the merger consideration from a financial point of view. Perella Weinberg’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. The Company has agreed to pay Perella Weinberg for its services a fee of $2.5 million in connection with delivery of its opinion and, upon consummation of the merger, a fee equal to the greater of 0.10% of the transaction value (including liabilities assumed) and $10 million (in each case deducting the $2.5 million paid in connection with the opinion). At the discretion of our board of directors, we may pay Perella Weinberg up to an additional 0.03% of the transaction value (including liabilities assumed). Without giving effect to any discretionary amount which may be awarded by our board of directors, the total amount is expected to be approximately $11.5 million.

Reasons for the Merger (page [  ])

The merger will enable our stockholders to realize for each of their shares of Common Stock a price of $69.50, which price exceeded the highest price at which the Common Stock had previously traded and represented (i) a premium of approximately 29% to the $54.04 closing sale price per share of Common Stock on the New York Stock Exchange (“NYSE”) on September 3, 2008, the last trading day before there was increased speculation in the marketplace regarding a possible transaction involving the Company, (ii) a premium of approximately 30% and 29%, respectively, over the average per share closing sale price during the one-month and three-month trading periods ending on September 3, 2008 which were $53.38 and $53.72, respectively, and (iii) a premium of approximately 3% over the closing sale price per share of $67.55 on the NYSE on September 5, 2008, the last trading day before the announcement of the merger.

For these reasons, and the reasons discussed under “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page [  ], our board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of the Company and its stockholders.

Restrictions on Solicitations (page [  ])

We have agreed that prior to the consummation of the merger, we and our subsidiaries will not, and we will use reasonable best efforts to cause our and our subsidiaries’ representatives not to:

• solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of any takeover proposal from any third person or group;

• engage in, continue or participate in any substantive discussions or negotiations regarding any takeover proposal or furnish any non-public information with respect to, or that could reasonably be expected to lead to, any takeover proposal;

• fail to make, withdraw, modify or amend, or publicly propose or resolve to withhold, withdraw, modify or amend, in a manner adverse to Altria or Merger Sub, our board of directors’ recommendation that our stockholders adopt the merger agreement;

• approve, endorse or recommend, or publicly propose or resolve to approve, endorse or recommend, a takeover proposal to the Company’s stockholders; or

• enter into any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or stock exchange agreement, option agreement or other similar agreement, in each case providing for or relating to a takeover proposal, other than certain acceptable confidentiality agreements.

Notwithstanding these restrictions, the merger agreement provides that if we receive a bona fide written takeover proposal from a third party before the adoption of the merger agreement by our stockholders, that our board of directors determines in good faith, after consultation with our outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal constitutes or may reasonably be expected to lead to a “superior proposal” (as defined under “The Merger Agreement — Restrictions on Solicitations” on page [  ]), the Company may:

• furnish non-public information to the third party making such takeover proposal (subject to executing an acceptable confidentiality agreement with the third party and, substantially contemporaneously, notify Altria of such action and furnish Altria with the same information to the extent it has not already been furnished); and

• participate in substantive discussions or negotiations regarding the takeover proposal.

In certain circumstances, if we receive a bona fide written superior proposal, the Company or its subsidiaries may enter into an alternative acquisition agreement with respect to such proposal if we give Altria a 72-hour opportunity to match the superior proposal, and our board of directors continues to believe, following the completion of the 72-hour period and after taking into account any revised offer by Altria, that such proposal is still a superior proposal and the Company pays Altria a termination fee.

The merger agreement also contains restrictions on the ability of our board of directors to withhold, withdraw, modify or amend its recommendation that our stockholders adopt the merger agreement and approve the merger. See “The Merger Agreement — Restrictions on Solicitations” beginning on page [  ] for a description of these restrictions.

Conditions to the Merger (page [  ])

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

• the approval of the merger by holders of a majority of the outstanding shares of Common Stock;

• the termination or expiration of the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) or similar antitrust law waiting period or any other agreement with a governmental entity not to effect the merger entered into in accordance with the terms of the merger agreement;

• all other applicable regulatory consents having been obtained and being in full force and effect (except those approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” on page [  ])); and

• the absence of any injunction, law or order, as applicable, by any court or other governmental entity prohibiting the merger.

Conditions to Altria’s and Merger Sub’s Obligations.  The obligation of Altria and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

• our representations and warranties relating to capital structure being true and correct in all material respects, our representations and warranties relating to the absence of any Company Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” on page [  ]) since December 31, 2007 being true and correct in all respects, and all other representations and warranties being true and correct except where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect;

• the performance in all material respects by us of all our obligations under the merger agreement;

• the absence of any effect, event, development, circumstance or change that, individually or in the aggregate with all other effects, events, developments, circumstances and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect; and

• the receipt by Altria and Merger Sub of a closing certificate signed on behalf of the Company.

Conditions to the Company’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

• the representations and warranties of Altria and Merger Sub being true and correct except where the failure to be so true and correct would not reasonably be expected to prevent the consummation of the merger;

• the performance in all material respects by Altria and Merger Sub of all their obligations under the merger agreement; and

• the receipt by the Company of a closing certificate signed on behalf of Altria.

Termination of the Merger Agreement (page [  ])

The Company and Altria may agree in writing to terminate the merger agreement at any time without completing the merger. The merger agreement may also be terminated at any time in certain other circumstances, including:

• by Altria or the Company if:

•	the merger has not been consummated by June 7, 2009, as such date may be extended (the “end date”) as follows: (i) until September 7, 2009 by mutual written agreement in the event more time is needed to obtain any regulatory approval or remove any other legal impediment; or (ii) for up to 10 business days if the special meeting has been postponed to a date after June 7, 2009 in accordance with the terms of the merger agreement, unless such termination was requested by the party whose breach of its obligations under the merger agreement was the principal cause of non-consummation;

•	there is a final and non-appealable governmental order restraining, enjoining or otherwise prohibiting the merger that did not result from the breach by the terminating party of its obligations under the merger agreement; or

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting or any adjournment or postponement thereof.

• by the Company if:

•	at any time prior to a vote by our stockholders approving the merger, the Company enters into an alternative acquisition agreement with respect to a superior proposal, having been authorized through a process consistent with the solicitation provisions of the merger agreement, and immediately prior to or concurrently pays Altria the termination fee (as described under “The Merger Agreement — Termination Fees and Expenses” on page [ ]); or

•	Altria or Merger Sub is in breach of its representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty becomes inaccurate, and such breach or inaccuracy would result in the failure of a condition of the Company’s obligation to close and is not cured within 30 days following written notice from the Company, or which Altria or Merger Sub ceases to attempt to cure, or which by its nature cannot be cured by the end date; provided that the Company is not in material breach of any provision of the merger agreement.

• by Altria if:

•	our board of directors fails to make, withdraws, modifies or amends its recommendation to our stockholders to adopt the merger agreement and approve the merger, or publicly proposes to do so, in a manner adverse to Altria or Merger Sub;

•	our board of directors approves, endorses or recommends a takeover proposal or enters into an agreement (other than certain acceptable confidentiality agreements) relating to a takeover proposal or publicly announces its intention to do so (other than in accordance with solicitation provisions of the merger agreement);

•	there is a material breach by the Company or certain other related persons of the solicitation provisions of the merger agreement;

•	we fail to include our board of directors’ recommendation that our stockholders adopt the merger agreement and approve the merger in the proxy statement delivered to our stockholders; or

•	we are in breach of our representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty becomes inaccurate, and such breach or inaccuracy would result in the failure of a condition of Altria’s obligation to close and is not cured within 30 days following written notice from Altria, or which we cease to attempt to cure or which by its nature cannot be cured by the end date; provided that Altria is not in material breach of any provision of the merger agreement.

Termination Fees and Expenses (page [  ])

Company Termination Fee

We have agreed to pay a termination fee of $250 million to Altria if:

• Altria terminates the merger agreement after our board of directors fails to make, withdraws, modifies or amends its recommendation to our stockholders to adopt the merger agreement and approve the merger, or publicly proposes to do so, in a manner adverse to Altria or Merger Sub;

• Altria terminates the merger agreement after our board of directors approves, endorses or recommends a takeover proposal or enters into an agreement (other than certain acceptable confidentiality agreements) relating to a takeover proposal, or publicly announces our intention to do so (other than in accordance with solicitation provisions of the merger agreement);

• Altria terminates the merger agreement after a material breach by the Company or certain other related persons of the Company of the solicitation provisions of the merger agreement;

• Altria terminates the merger agreement because we failed to include our board of directors’ recommendation that our stockholders adopt the merger agreement and approve the merger in the proxy statement delivered to our stockholders;

• we terminate the merger agreement, at any time prior to a vote by our stockholders approving the merger, in connection with our entry into an alternative acquisition agreement with respect to a superior proposal, having been authorized through a process consistent with the solicitation provisions of the merger agreement; or

• (i) Altria terminates the merger agreement after our breach, which would result in the failure of a condition of Altria’s obligations to close and is not cured within 30 days following written notice from Altria, or which we cease to attempt to cure or which cannot be cured by the end date, (ii) we or Altria terminate the merger agreement after a failure to consummate the merger by the end date and regulatory approvals required by the merger agreement have been obtained and the merger has not been enjoined or (iii) we or Altria terminate the merger agreement after the failure to obtain the required stockholder approval of the merger, and the Company has previously received a takeover proposal or a takeover proposal was previously publicly announced and, during the 12-month period following termination of the merger agreement, entered into an agreement with respect to a takeover proposal, approved or recommended a takeover proposal to our stockholders or consummated a takeover proposal, in each case whether or not such takeover proposal is the same as the original takeover proposal; provided that the takeover proposal would still fit in the definition of “takeover proposal” (as defined under “The Merger Agreement — Restrictions on Solicitations” on page [  ]) if all references to “20%” were replaced with “a majority.”

Reverse Termination Fee

Altria has agreed to pay, except as described below, a reverse termination fee of $200 million to us upon our request if (i) Altria terminates the merger agreement or (ii) the merger has not been consummated by the end date, unless in either case Altria’s board of directors determines in accordance with its good faith business judgment that it was permitted under the merger agreement to terminate the merger agreement or it was not required to consummate the merger by the terms of the merger agreement. The reverses termination fee will be increased to $300 million if: (i) all conditions to the closing of the merger had been fulfilled or waived on any day on or prior to December 31, 2008 such that the merger could have otherwise been consummated on that day and (ii) the merger has not been consummated by January 7, 2009. The foregoing provision, however, will not apply if Altria had otherwise extended the date for closing the merger, as permitted by the merger agreement, due to the failure to obtain any required pre-approval of any authority regulating our wine business.

In circumstances where the reverse termination fee is payable it will be the exclusive remedy for damages of the Company and, once paid, the Company will not have a right to specific performance (see “The Merger

Agreement — Specific Enforcement” on page [  ]). However, if the reverse termination fee is requested but not paid, the Company will be entitled to seek either the reverse termination fee or damages, but not both.

Accordingly, if the merger is not consummated because Altria fails to obtain the financing, the Company will generally have the option of receiving the reverse termination fee or seeking specific performance. The reverse termination fee is not payable, however, if the merger is not consummated as a result of antitrust-related matters, including Altria’s breach of its obligations to use its reasonable best efforts to obtain antitrust clearance for the merger. Accordingly, in such event, the Company will have the option of seeking damages or seeking specific performance, but will not have the option of receiving the reverse termination fee.

Expenses

If the merger agreement is terminated in circumstances where the Company is obligated to pay a termination fee or Altria is obligated to pay a reverse termination fee, we will reimburse Altria and Merger Sub or Altria will reimburse us, as the case may be, for all expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a maximum of $10 million. Otherwise, each party will be responsible for all of its expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, except that Altria will (i) pay all expenses and filing fees (other than expenses of Company counsel) incurred in connection with antitrust filings and (ii) reimburse the Company for expenses incurred in connection with its cooperation with Altria in Altria’s financing of the merger.

Regulatory and Other Governmental Approvals (page [  ])

HSR

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division” or “DOJ”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The Company and Altria have filed their requisite Premerger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on September 19, 2008, which triggered an initial 30-day waiting period during which Altria cannot acquire or exercise operational control of the Company. This waiting period will expire on October 20, 2008, unless the FTC and DOJ grant the parties’ request for early termination of the waiting period or one of the agencies issues a request for additional information or documentary material (“Second Request”). The issuance of a Second Request extends the HSR Act waiting period until Altria and the Company each certify that it has substantially complied with its own Second Request. Compliance with a Second Request requires both parties to submit responses to detailed interrogatories and broad document requests, which can take up to several months. Once both parties have complied with their Second Requests, the reviewing agency has 30 days to complete its review. The parties often agree with the reviewing agency not to consummate the transaction even after the second 30-day waiting period. At the close of its review, the reviewing agency has the options of closing its investigation without taking any enforcement action, negotiating a consent decree with the parties to resolve any remaining competitive concerns or, if such concerns are not resolved, instituting a lawsuit in U.S. federal court to enjoin the merger. The Antitrust Division, the FTC, state Attorneys General or private parties may also challenge the merger on antitrust grounds either before or after the transaction has closed. Accordingly, while the parties believe that the transaction complies with the applicable antitrust laws, it is possible that at any time before or after expiration or termination of the HSR Act waiting period or even after the completion of the merger, any of the Antitrust Division, the FTC, state Attorneys General or private parties could take action under the antitrust laws as deemed necessary or desirable in the public or other interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

Other Governmental Approvals and Consents

The Company and Altria may file for other governmental approvals. Completion of the merger is conditioned upon the making of certain filings with and notices to, and the receipt of consents, orders or approvals from, various governmental entities relating to their consideration of the effect of the merger on competition in such jurisdictions, including certain notifications and approvals relating to our wine business unit (except those approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” on page [  ])). Altria has the right to extend the closing date up to a date not beyond January 7, 2009 if any required pre-approval of any authority regulating the Company’s wine business unit has not been obtained at the time all other conditions to the merger have been waived or fulfilled.

We cannot predict whether we will obtain all required regulatory approvals to complete the merger, or whether any approvals will include conditions that would be detrimental to the Company and Altria.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page [  ])

The merger will be a taxable transaction to you if you are a U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [  ]). Your receipt of cash in exchange for your shares of Common Stock generally will cause you to recognize a gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Common Stock. If you are a non-U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page [  ]), your receipt of cash in exchange for your shares of Common Stock pursuant to the merger generally will be exempt from U.S. federal income tax, subject to certain conditions.

The U.S. federal income tax consequences described above may not apply to some holders of shares of Common Stock. Please see the section of this proxy statement titled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” for a summary discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. You are urged to consult your tax advisor as to the particular tax consequences of the merger to you, including the tax consequences under federal, state, local, foreign and other tax laws.

Interests of Certain Persons in the Merger (page [  ])

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our non-employee directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests include:

• the ownership by a number of our non-employee directors of stock options and deferred phantom units of the Company;

• the ownership by our executive officers of stock options and shares of restricted stock of the Company;

• interests of our executive officers in cash payments to be made following the effective time of the merger with respect to amounts accrued as of December 31, 2008 under our non-qualified retirement plans;

• Altria’s entry into new employment agreements with a number of our executive officers to be effective as of the effective time of the merger; and

• interests of certain executive officers in cash payments and certain other benefits to be provided upon a qualifying termination of employment following a change in control of the Company pursuant to existing employment and severance agreements.

These interests may present our non-employee directors and executive officers with actual or potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement and approving the merger.

Procedure for Receiving Merger Consideration (page [  ])

As soon as practicable after the effective time of the merger, a paying agent designated by Altria, that is reasonably acceptable to the Company, will mail a letter of transmittal and instructions to all Company stockholders. The letter of transmittal and instructions will tell you how to surrender your Common Stock certificates in exchange for the merger consideration, without interest and less applicable withholding tax. The paying agent will provide stockholders with the consideration due pursuant to the merger agreement as soon as practicable following the receipt of Common Stock certificates in accordance with the instructions set forth in the letter of transmittal. You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Market Price of Common Stock (page [  ])

Our Common Stock is listed on the NYSE under the trading symbol “UST.” The closing sale price per share of Common Stock on September 3, 2008, which was the last trading day before there was increased speculation in the marketplace regarding a possible transaction involving the Company, was $54.04. The closing sale price per share of Common Stock on September 5, 2008, which was the last trading day before the announcement of the merger (but following increased speculation in the marketplace regarding a possible transaction involving the Company), was $67.55. On [          ], 2008, which was the last trading day before the date of this proxy statement, the Common Stock closed at $[     ] per share.

Dissenters’ Rights of Appraisal (page [  ] and Annex E)

Under Delaware law, if you take or refrain from taking certain specific actions, you are entitled to appraisal rights in connection with the merger. You will have the right, under and in full compliance with Delaware law, to have the fair value of your shares of Common Stock determined by the Court of Chancery of the State of Delaware. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

• send a timely written demand to us at the address set forth on page [  ] of this proxy statement for appraisal in compliance with Delaware law, which demand must be delivered to us before our stockholder vote to approve the merger set forth in this proxy statement;

• not vote in favor of the merger agreement; and

• continuously hold your Common Stock, from the date you make the demand for appraisal through the closing of the merger.

Merely voting against the merger agreement will not protect your rights to an appraisal, which requires that you take all the steps required under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail beginning on page [  ]. The relevant section of Delaware law, Section 262 of the Delaware General Corporation Law, regarding appraisal rights is reproduced and attached as Annex E to this proxy statement.

If you vote for the merger agreement, you will waive your rights to seek appraisal of your shares of Common Stock under Delaware law. If you fail to properly exercise your appraisal rights in accordance with Section 262 of the Delaware General Corporations Law, upon surrendering your certificates in accordance with the instructions set forth in the letter of transmittal, you will receive the merger consideration of $69.50 per share, without interest and less applicable withholding tax. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the Delaware General Corporation Law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find Additional Information” beginning on page [  ].

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Altria pursuant to the merger agreement. Once the merger agreement has been adopted by our stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly-owned indirect subsidiary of Altria, will merge with and into the Company. The Company will be the surviving corporation and become a wholly-owned indirect subsidiary of Altria.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive $69.50 in cash, without interest and less any required withholding taxes, for each share of Common Stock that you own at the effective time of the merger, unless you have perfected your appraisal rights under Delaware law. For example, if you own 100 shares of Common Stock, you will receive $6,950 in cash in exchange for your shares of Common Stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:	When and where is the special meeting?

A:	The special meeting of the Company’s stockholders will be held at [ ], local time, on [ ] 2008, at [ ].

Q:	What matters am I entitled to vote on at the special meeting?

A:	You are entitled to vote:

• “FOR” or “AGAINST” the adoption of the merger agreement and the approval of the merger;

• “FOR” or “AGAINST” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

• on such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that you vote:

• “FOR” the proposal to adopt the merger agreement and approve the merger; and

• “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement and approve the merger if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

You should read “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page [ ] for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement and approval of the merger. See also “The Merger — Interests of Certain Persons in the Merger” beginning on page [ ].

Q:	What vote of stockholders is required to adopt the merger agreement and approve the merger?

A:	For us to complete the merger, stockholders as of the close of business on the record date for the special meeting holding a majority of the outstanding shares of Common Stock entitled to vote at the special meeting, must vote “FOR” the adoption of the merger agreement and approval of the merger.

Q:	What vote of stockholders is required to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A:	The proposal to adjourn or postpone the meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of a majority of the shares of Common Stock present, in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on [ ], 2008, the record date for the special meeting, are entitled to receive notice of, attend and to vote at the special meeting or any adjournment or postponement thereof. On the record date, approximately [ ] shares of Common Stock, held by approximately [ ] stockholders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of Common Stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What do I need to do now?

A:	We urge you to carefully read this proxy statement, including its annexes, and to consider how the merger affects you. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, you should vote your shares by completing, signing, dating and returning the enclosed proxy card, using the telephone number printed on your proxy card, or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to vote via the Internet. You can also attend the special meeting and vote in person. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q:	How do I vote without attending the special meeting?

A:	If you are a registered stockholder (that is, if you hold shares of Common Stock in certificated form), you may submit your proxy and vote your shares by returning the enclosed proxy card, marked, signed and dated, in the postage-prepaid envelope provided, or by telephone or through the Internet by following the instructions included with the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or other nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or other nominee to determine how to vote.

Q:	How do I vote in person at the special meeting?

A:	If you are a registered stockholder, you may attend the special meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you decide to vote in person, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your shares through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote?

A:	You may revoke or change your proxy at any time before it is voted, except as otherwise described below. If you have not voted through your broker, bank or other nominee because you are the registered stockholder, you may revoke or change your proxy before it is voted by:

• filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Secretary;

• submitting a duly executed proxy bearing a later date;

• submitting a new proxy by telephone or through the Internet at a later time, but not later than [  ] p.m. (Eastern Time) on [          ], 2008, or the day before the meeting date, if the special meeting is adjourned or postponed; or

• voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	Yes, but only if you provide instructions to your broker, bank or other nominee on how to vote. You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted.

Q:	Is it important for me to vote?

A:	Yes, since we cannot complete the merger without a quorum of the holders of a majority of the shares of Common Stock present at the special meeting in person or by proxy and the affirmative vote of the majority of the holders of shares of Common Stock that are entitled to vote at the special meeting. Your failure to vote will have the same effect as a vote “against” the adoption of the merger agreement and approval of the merger.

Q:	Will I have appraisal rights as a result of the merger?

A:	Yes, but only if you comply with the requirements of Delaware law. In order to exercise your appraisal rights, you must follow the requirements of Delaware law. A copy of the applicable Delaware statutory provision is included as Annex E to this proxy statement and a summary of this provision can be found under “Dissenters’ Rights of Appraisal” beginning on page [ ] of this proxy statement. You will only be entitled to appraisal rights if you do not vote in favor of the merger and comply fully with certain other requirements of Delaware law, including submitting a notice of your intention to seek appraisal prior to the special meeting.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $69.50 per share in cash to be received by our stockholders in the merger. In order to receive $69.50 per share, you must hold your shares through completion of the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. The Company has engaged Georgeson Inc. to assist in the solicitation of proxies for the special meeting and the Company estimates that it will pay them a fee of approximately $[ ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:	Should I send in my stock certificates now?

A:	No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest and less any applicable withholding tax. You should use the letter of transmittal to exchange the Company stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. In addition to obtaining stockholder approval, all of the conditions to the merger must have been satisfied or waived. We currently expect to complete the merger promptly following the satisfaction or waiver of all conditions to the closing.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not consummated for any other reason, you will not receive any payment for your shares in connection with the merger. Instead, the Company will remain an independent public company and our Common Stock will continue to be listed and traded on the NYSE. Under specified circumstances, we or Altria may be required to pay a termination fee described under “The Merger Agreement — Termination Fees and Expenses” beginning on page [ ].

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger or the special meeting, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson Inc., our proxy solicitor, at [Telephone Number of Proxy Solicitor]. If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “Projected Financial Information” and in statements containing the words “may,” “should,” “would,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “continue,” “contemplate” and similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the businesses or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and are based on management’s current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting UST Inc.’s businesses, and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the current market price of Common Stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of Common Stock;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the merger agreement;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to Altria of $250 million plus up to $10 million in expenses;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the inability to complete the merger due to the failure to obtain regulatory approval with respect to the merger;

•	the failure of the merger to close for any other reason;

•	our remedies against Altria with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the costs, fees, expenses and charges we have, and may, incur related to the merger, whether or not the merger is completed.

The foregoing sets forth some, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to us is provided in our filings with the SEC available at the SEC’s web site at http://www.sec.gov, including our most recent filings on Forms 10-Q and 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in our SEC filings should be considered a complete statement of all potential risks and uncertainties. We have no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement.

THE PARTIES TO THE MERGER

UST Inc.

UST Inc. was formed on December 23, 1986 as a Delaware corporation to serve as a publicly-held holding company for United States Tobacco Company (“USTC”), which was formed in 1911. Pursuant to a reorganization approved by stockholders at the 1987 Annual Meeting, USTC became a wholly-owned subsidiary of UST Inc. on May 5, 1987, and UST Inc. continued in existence as a holding company. Effective January 1, 2001, USTC changed its name to U.S. Smokeless Tobacco Company (“USSTC”). UST Inc., through its direct and indirect subsidiaries, is engaged in the manufacturing and marketing of consumer products in the following business segments:

Smokeless Tobacco Products:  Our primary activities are the manufacturing and marketing of smokeless tobacco products. USSTC, our subsidiary, is the leading producer and marketer of moist smokeless tobacco products in the United States, including iconic premium brands such as Copenhagen and Skoal, and other value brands such as Red Seal and Husky. In addition, we market moist smokeless tobacco products internationally.

Wine:  Ste. Michelle Wine Estates Ltd., our indirect subsidiary, produces and markets premium varietal and blended wines, and imports and distributes wines from Italy.

The Company’s principal executive offices are located at 6 High Ridge Park, Building A, Stamford, Connecticut 06905, and its phone number is (203) 817-3000.

Altria Group, Inc.

Altria Group, Inc., which we refer to as “Parent” or “Altria,” is a public company organized under the laws of the Commonwealth of Virginia. Altria is the holding company for its wholly-owned subsidiaries, Philip Morris USA Inc. and John Middleton, Inc., which are engaged in the manufacture and sale of cigarettes and other tobacco products. In addition, Philip Morris Capital Corporation, another wholly-owned subsidiary of Altria, maintains a portfolio of leveraged and direct finance leases. In addition, at June 30, 2008, Altria indirectly held a 28.5% economic and voting interest in SABMiller plc, which is engaged in the manufacture and sale of various beer products.

Altria’s principal executive offices are located at 6601 West Broad Street, Richmond, Virginia 23230, and its phone number is (804) 274-2200.

Armchair Merger Sub, Inc.

Armchair Merger Sub, Inc., which we refer to as “Merger Sub,” is a Delaware corporation formed for the sole purpose of completing the merger with the Company. Merger Sub is an indirect wholly-owned subsidiary of Altria. Merger Sub’s principal executive offices are located at c/o Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230, and its phone number is (804) 274-2200. Upon consummation of the proposed merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation, under the name “UST Inc.”

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [          ], 2008 starting at [          ], local time, at [          ], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and approve the merger, approve the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, and to act on such other matters and transact such other business, as may properly come before the meeting. Our stockholders must adopt the merger agreement and approve the merger in order for the merger to occur. If our stockholders fail to adopt the merger agreement and approve the merger, the merger will not occur. A copy of the merger agreement and Amendment No. 1 thereto are attached to this proxy statement as Annex A and Annex B, respectively. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on or about [          ], 2008.

Record Date, Quorum and Voting Power

Stockholders of record at the close of business on [          ], 2008 are entitled to notice of, and to vote at, the special meeting. On [          ], 2008, the outstanding voting securities consisted of [          ] shares of Common Stock. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of holders of Common Stock must be present for the special meeting to be held. Holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum for the purpose of considering the proposal regarding adoption of the merger agreement and approval of the merger. If a quorum exists, then holders of a majority of the votes of shares of Common Stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Alternatively, if no quorum exists, then a majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Both abstentions and “broker non-votes” (as discussed in “The Special Meeting — Vote Required for Approval” on page [  ]) are counted for the purpose of determining the presence of a quorum.

Vote Required for Approval

For us to complete the merger, holders of a majority of the outstanding shares of Common Stock, entitled to vote at the special meeting, must vote “FOR” the adoption of the merger agreement and approval of the merger. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of holders of a majority of the shares of Common Stock present, in person or by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

In order for your shares of Common Stock to be included in the vote, if you are a registered stockholder (that is, if you hold your shares of Common Stock in certificated form), you must submit your proxy and vote your shares by returning the enclosed proxy, completed, signed and dated, in the postage prepaid envelope provided, or by telephone or through the Internet, as indicated on the proxy card, or you may vote in person at the special meeting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the merger agreement and approval of the merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Abstentions and broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists. Because adoption of the merger agreement and approval of the merger requires the affirmative vote of the majority of the shares of Common Stock outstanding on the record date, failures to vote, abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” adoption of the merger agreement and approval of the merger.

Voting by Directors and Executive Officers

As of [          ], 2008, the record date for the special meeting, our current directors and executive officers held and are entitled to vote, in the aggregate, [          ] shares of Common Stock (excluding options), representing approximately [     ]% of the outstanding shares of Common Stock. Each of our directors and executive officers has informed us that he or she currently intends to vote all of his or her shares “FOR” the adoption of the merger agreement and approval of the merger, and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you vote your shares of Common Stock by returning a signed proxy card by mail, or through the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement and approval of the merger, “FOR” adjournment or postponement of the meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of Common Stock are held in “street name” by your broker, bank or other nominee you should instruct your broker, bank or other nominee on how to vote such shares of Common Stock using the instructions they provide. If you do not provide your broker, bank or other nominee with instructions, your shares of Common Stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement and approval of the merger.

You may revoke or change your proxy at any time before the vote is taken at the special meeting, except as otherwise described below. If you are a registered stockholder, you may revoke or change your proxy before it is voted by:

•	filing a notice of revocation, which is dated a later date than your proxy, with the Company’s Corporate Secretary at 6 High Ridge Park, Building A, Stamford, Connecticut 06905;

•	submitting a duly executed proxy bearing a later date;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet, but not later than [ ] p.m. (Eastern Time) on [ ], 2008 or the day before the meeting date, if the special meeting is adjourned or postponed; or

•	by attending the special meeting and voting in person (simply attending the meeting will not constitute revocation of a proxy; you must vote in person at the meeting).

If your shares are held in street name, you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or through the Internet, you may be able to change your vote by submitting a new proxy by telephone or through the Internet.

The Company does not expect that any matter other than the proposal to adopt the merger agreement and approve the merger and, if necessary or appropriate, the proposal to adjourn or postpone the special meeting will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Please do NOT send in your stock certificates with your proxy card.  If the merger is completed, stockholders will be mailed a letter of transmittal following the completion of the merger with instructions for use in effecting the surrender of certificates in exchange for the merger consideration.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than an announcement made at the special meeting, if the adjournment is not for more than 30 days. If a quorum exists, then holders of a majority of shares of Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter may adjourn the special meeting. Alternatively, if no quorum exists, then a majority in interest of the stockholders present at the special meeting in person or represented by proxy and entitled to vote on the matter may adjourn the special meeting. Any duly signed proxies timely received by the Company in which no voting instructions are provided will be voted “FOR” an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company stockholders who have already sent in their proxies to revoke them prior to their use at the special meeting, reconvened following such adjournment or postponement, in the manner described above. Broker non-votes, if any, will not have any effect on the adjournment or postponement of the special meeting and abstentions, if any, will have the same effect as a vote “AGAINST” the adjournment or postponement of the special meeting.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights, but you will still receive the $69.50 cash consideration you would have been entitled to otherwise. See “Dissenters’ Rights of Appraisal” beginning on page [  ] of this proxy statement and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E.

Expenses of Proxy Solicitation

The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile, e-mail, in person or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation therefor. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others. The Company has also engaged Georgeson Inc. to assist in the solicitation of proxies for the meeting and we estimate that we will pay them a fee of approximately $[     ], and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with such solicitation.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor:

Georgeson Inc.
199 Water St. 26th Floor
New York, NY 10038-3650
Banks and Brokers Call: [telephone]
All Others Call Toll Free: [telephone]

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, and Amendment No. 1 to the Agreement and Plan of Merger, which are attached to this proxy statement as Annex A and Annex B, respectively. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

In pursuing its objective of enhancing stockholder value, the Company’s board of directors from time to time considers opportunities for a variety of transactions, including potential business combinations and other strategic alternatives. In the recent past, there has been speculation in the marketplace that the Company would be a good fit for Altria and Altria could have a serious interest in acquiring the Company. Prior to the discussions referenced below, however, there had been no contact between the companies regarding a potential combination.

On May 29, 2008, Mr. Murray S. Kessler, Chairman and Chief Executive Officer of the Company, received an unsolicited telephone call from Mr. Michael E. Szymanczyk, Chairman and Chief Executive Officer of Altria. Mr. Kessler, who was out of the office at the time, returned Mr. Szymanczyk’s call on June 4, 2008, at which time Mr. Szymanczyk informed Mr. Kessler that he would like to get together with Mr. Kessler so that they could discuss the potential for exploring a transaction involving Altria and the Company. Mr. Kessler and Mr. Szymanczyk agreed to meet on June 19, 2008, following the Company’s regularly scheduled board of directors annual strategic planning meeting on June 18 and 19, 2008. Prior to returning Mr. Szymanczyk’s call, Mr. Kessler reported the inquiry to several members of the Company’s board of directors and the Company’s legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), and financial advisors, Citigroup Global Markets, Inc. (“Citi”) and Centerview Partners, LP (“Centerview”). During these discussions, there was a general consensus that, while the Company believes it had a bright future as an independent Company, it was in the best interest of the Company and its stockholders for Mr. Kessler to hear what Mr. Szymanczyk had to say.

On June 18 and 19, 2008, Mr. Kessler and the other members of the board of directors attended the Company’s regularly scheduled strategic planning offsite meeting where, with the assistance of Citi and Centerview, the Company’s financial advisors, the Company reviewed the three-year strategic plan and incremental value creation alternatives. As part of the review, the Company’s management presented its latest three year projections and the Company’s financial advisors provided a review of various strategic value opportunities available to the Company. The projections presented by the Company’s management covered both a “Plan A” expected case, risks and opportunities, as well as a “Plan B” upside case and additional information regarding certain product innovation strategies being reviewed by the Company (see “Projected Financial Information” beginning on page [  ]). During this meeting, the Company’s board of directors requested that additional analyses of the potential impact of the product innovation strategies be prepared. In addition, the Company’s board of directors and financial advisors discussed the scheduled June 19 meeting between Mr. Kessler and Mr. Szymanczyk. Also, on the morning of June 19, the independent members of the board of directors formed a strategic transaction committee (the “Transaction Committee”) consisting of Mr. John P. Clancey, who served as Chairman of the Transaction Committee, Mr. Joseph E. Heid and Mr. Peter J. Neff to assist the board of directors in its review and oversight of any actions to be taken in respect of any proposal presented by Altria. And finally, the Transaction Committee asked Mr. Kessler to investigate whether Altria was using Centerview as an advisor based on its past relationship with Altria.

On the evening of June 19, 2008, Messrs. Kessler and Szymanczyk met in person. At the meeting, Mr. Szymanczyk expressed Altria’s interest in pursuing an acquisition of the Company for $67 per outstanding share in cash and explained why he believed a combination made sense for both Altria’s and the Company’s stockholders. Mr. Szymanczyk noted, among other items, that (i) Altria viewed this as a strategic combination and was only interested in pursuing a transaction with the Company, if the Company’s board of directors also desired to pursue it, and (ii) assuming that the Company was interested, Altria would like to be in a position to announce a transaction by the end of June. As background for the $67 per share price, Mr. Szymanczyk noted that the offer reflected a significant premium to the Company’s stockholders while at the same time satisfying Altria’s need to retain its investment grade credit rating after the transaction and its goal to reinvest most of the synergies generated by the combination to enhance the value proposition for the Company’s premium smokeless brands. Mr. Szymanczyk also noted the importance of retaining key employees as part of any transaction, since Altria, unlike the Company, did not have experience in the relevant categories. In this regard, Mr. Kessler pointed out that he was at the meeting as a director and, as such, the meeting should be focused on value to stockholders. Mr. Kessler noted that he would discuss the $67 per share all-cash offer with the Company’s board of directors and would reply to Mr. Szymanczyk in due course.

On June 20, 2008, the Company’s board of directors met telephonically, with its legal and financial advisors present, to receive an update on the conversations between Mr. Kessler and Mr. Szymanczyk. Mr. Kessler informed the board of Altria’s $67 per share all-cash offer and described the discussion between him and Mr. Szymanczyk. At the meeting, Skadden Arps advised the Company’s board of directors regarding fiduciary obligations of directors under Delaware law. The Company’s board of directors requested that Citi perform a preliminary valuation analysis to be presented to the board at an in person meeting the following week. Because of Centerview’s historical role as a strategic advisor to Altria, which Mr. Kessler had confirmed, the Company’s board of directors determined not to continue to use Centerview as a financial adviser in this matter. Following this meeting, the Transaction Committee engaged Sullivan & Cromwell LLP (“Sullivan & Cromwell”) to serve as legal advisor to the independent members of the board of directors, which includes the members of the Transaction Committee.

On July 1, 2008, the Company’s board of directors met in person to further discuss Altria’s proposal. At this meeting, Citi presented its preliminary financial analysis of the proposal and the board discussed a number of options for responding to the Altria proposal. In conjunction with Citi’s presentation, the board of directors discussed the Company’s expected case and upside projections (including various “innovation” product scenarios) that had been prepared as part of its ordinary course strategic review session conducted the previous month, including an assessment of the risks that could affect the Company’s ability to achieve the results reflected in the projections. Following further discussion, the Company’s board of directors then authorized Mr. Kessler to express to Mr. Szymanczyk that the $67 per share all-cash offer was inadequate and to determine Altria’s willingness to consider a meaningful increase in the offer. The board of directors authorized the Transaction Committee to identify and retain, on behalf of the independent members of the board of directors, an additional financial advisor to prepare a second valuation analysis to assist it in reviewing the Altria proposal.

On July 3, 2008, Mr. Kessler and Mr. Szymanczyk met in person to discuss the Company’s response to Altria’s offer. As directed by the Company’s board of directors, Mr. Kessler relayed the Company’s position that $67 per share was inadequate and that a price per share in the mid-$70s would be viewed more favorably by the Company’s board of directors. Mr. Szymanczyk responded that he continued to believe that the $67 price per share was fair, especially in light of Altria’s belief that most of the synergies obtained in the transaction would need to be reinvested into the Company’s brands and, as such, would not be available to further increase the offer price. Mr. Szymanczyk informed Mr. Kessler that he would review the matter further over the holiday weekend and be back in touch. Mr. Kessler reported his conversation to the Company’s legal and financial advisors and members of the Transaction Committee. Throughout the process, members of the Transaction Committee updated other directors from time to time, as appropriate.

On July 6, 2008, Mr. Kessler received a telephone call from Mr. Szymanczyk in which Mr. Szymanczyk reaffirmed Altria’s offer of $67 in cash per share. Mr. Kessler reiterated to Mr. Szymanczyk that the Company’s board of directors did not believe that Altria’s offer was sufficient and that the Company would not be willing to proceed on such terms. Mr. Kessler emphasized the importance of Altria’s having a “7” as the first digit of its proposed purchase price. Mr. Szymanczyk indicated that he would discuss the matter with Altria’s board of directors and be back in touch.

On July 15, 2008, Mr. Szymanczyk telephoned Mr. Kessler and raised Altria’s offer to $69.50 in cash per share, noting that the increased offer was Altria’s “best and final” offer. Mr. Szymanczyk indicated that the proposal was subject to (i) the approval of Altria’s board of directors, (ii) the completion of limited due diligence, (iii) negotiation of definitive documentation and (iv) the execution of employment agreements with key employees. In this regard, Mr. Szymanczyk stated that Altria had a draft merger agreement which it was ready to send to the Company for review, assuming that the price was acceptable. In addition, Mr. Szymanczyk stated that Altria had already secured financing for the transaction and that financing would not be a condition to the completion of the transaction. Finally, Mr. Szymanczyk asked that the Company respond to the offer promptly so that Altria and the Company could be in a position to announce a transaction, assuming a transaction were to be done, on or before their respective earnings announcements, which were scheduled for late July.

On July 16, 2008, the Company’s board of directors met telephonically to receive an update on the preceding day’s call between Mr. Kessler and Mr. Szymanczyk. At that meeting, members of the Transaction Committee reported to the board of directors that it had engaged Perella Weinberg Partners LP (“Perella Weinberg”) to provide an independent financial analysis of Altria’s offer, noting that Perella Weinberg, since its formation over two years ago, had not provided investment banking services to Altria. The Company’s board of directors, while mindful of Mr. Szymanczyk’s proposed timing, determined that the Company should take the time necessary for Perella Weinberg to complete its financial analysis, and for the board of directors to consider such matters, before responding to Altria.

On July 23, 2008, the Transaction Committee met to review the financial analysis prepared by Perella Weinberg and concluded, based upon Perella Weinberg’s report and the work previously conducted by Citi, that Altria’s revised offer merited serious consideration by the entire board of directors. Later that day, the Company’s board of directors received a telephonic report from the Transaction Committee on Perella Weinberg’s analysis and determined to hold an in person board of directors meeting to discuss Perella Weinberg’s presentation, as well as other relevant matters, before responding to Altria. The Perella Weinberg materials were distributed to all of the members of the Company’s board of directors and a meeting was scheduled for the following week. In addition, members of Perella Weinberg made themselves available throughout the weekend to answer questions.

On July 28, 2008, the Transaction Committee met to receive a presentation by Sullivan & Cromwell on its fiduciary duties, to discuss Perella Weinberg’s financial analysis and consider the latest Altria proposal. Later that day, the Company’s board of directors met to discuss Perella Weinberg’s financial analysis and to receive an updated presentation from Citi. At that meeting, the board of directors discussed the proposal at length and received input from representatives of Perella Weinberg, Citi, Skadden Arps and Sullivan & Cromwell. Following discussion, there was a consensus among the directors, based upon the foregoing, including the risks and opportunities inherent in the tobacco business and its belief that the stock price likely to be achieved in the near to medium term, even if the upside Plan B projections were realized, would represent a discount to the consideration being offered, that Altria’s proposed offer, even if not improved further, would be worthy of serious consideration. The Company’s board of directors, while recognizing that any further improvement by Altria in price would, in all likelihood, be modest at best, directed Mr. Kessler to seek an additional increase in price and authorized Mr. Kessler, following an agreement in price, to engage in negotiations on other terms of a potential transaction. The Transaction Committee and its advisors and the Company’s board of directors and its advisors also discussed the potential advantages and disadvantages of reaching out to other possible buyers. After discussion, the Company’s board of directors determined that it was in the Company’s best interests to attempt to reach an agreement with Altria on an exclusive basis, but directed management and the Company’s advisors to preserve the possibility for the Company to approach third parties prior to signing a merger agreement, in case it later seemed advisable to do so, and to preserve in the merger agreement an opportunity for a third party to make a superior, unsolicited proposal.

On July 31, 2008, Mr. Kessler met in person with Mr. Szymanczyk to seek an increase in the proposed offer price. Mr. Szymanczyk responded that Altria was not prepared to increase its offer price, especially considering what Altria believed were “soft” results recently reported by the Company for the second quarter, as reflected in the modest growth in moist smokeless tobacco can volume reported for such quarter. And in fact, that Altria was rerunning its business valuation model to make sure the transaction still made financial sense and that its reinvestment assumptions were sufficient to deliver this business plan. After a lengthy discussion, Mr. Kessler informed Mr. Szymanczyk that while the Company was willing to proceed in negotiations for a potential transaction, and notwithstanding Altria’s concerns, the Company would still like Altria to consider increasing its price to $70 per share. Mr. Szymanczyk agreed to discuss the $70 price with Altria’s board of directors, but only after Altria had re-run its valuation model and only if it continued to make sense for Altria’s shareholders as well. He also agreed to respond formally in the coming days. Mr. Szymanczyk also indicated Altria’s need to approach credit rating agencies to discuss the potential transaction and requested that the Company facilitate Altria’s conducting limited due diligence prior to a final agreement on price. Mr. Szymanczyk also noted that he would like the opportunity to discuss executive retention issues with Mr. Kessler. Mr. Kessler agreed to discussions with respect to rating agencies and, following execution of a confidentiality agreement, limited due diligence, but noted that it would be inappropriate to discuss executive compensation issues until substantial progress was made towards finalizing a merger agreement. Mr. Szymanczyk indicated that he understood and agreed.

On August 5, 2008, Mr. Szymanczyk telephoned Mr. Kessler to inform him that Altria had successfully completed its analysis and that his board of directors had authorized him to proceed with negotiations based upon the $69.50 per share offer, but no higher. At that point, Mr. Kessler indicated the Company’s willingness to proceed with negotiations based upon the $69.50 per share offer and that the Company would send Altria a draft confidentiality agreement. Between August 5, 2008 and August 8, 2008, the parties negotiated the terms of the confidentiality agreement and Altria provided the Company with a limited due diligence request list. Mr. Szymanczyk reiterated that the transaction would not be subject to a financing condition and noted that the respective attorneys should address other relevant matters as they discussed the merger agreement. Mr. Szymanczyk also reiterated Altria’s request for the Company’s consent to Altria’s approaching the credit rating agencies, which was granted shortly thereafter.

On August 7, 2008, the Company’s board of directors conducted a regularly scheduled meeting at which time Mr. Kessler and the Company’s legal and financial advisors updated the board on the status of the transaction, the terms of the proposed transaction and outside counsel’s preliminary analysis of various regulatory matters.

On August 8, 2008, the parties executed the confidentiality agreement and Hunton & Williams LLP (“H&W”), Altria’s outside legal counsel, sent a draft of the merger agreement to Skadden Arps for its and the Company’s review.

Between August 6th and August 12th, the Company prepared to respond to Altria’s due diligence requests. On August 13, 2008, management and advisors for both the Company and Altria met in the Boston office of Skadden Arps for a due diligence meeting, at which representatives of the Company responded to the due diligence questions previously posed by Altria.

On August 14, 2008, representatives of the Company, together with representatives of the Company’s legal and financial advisors, met at the Company’s headquarters to discuss the draft merger agreement. The Transaction Committee also met earlier on that day and, following the conclusion of the meeting of the Transaction Committee, Mr. Heid joined the meeting of the Company’s management and legal and financial advisors to participate in the ongoing discussions and to share the perspectives of the Transaction Committee. Mr. Heid had been requested by the Transaction Committee to work with Mr. Kessler on matters pertaining to the draft merger agreement. During the course of the discussions, a consensus developed that the draft merger agreement did not adequately address the Company’s desire for certainty of closing and should provide additional flexibility for the Company’s board of directors to consider any third party interest presented following the announcement of a transaction with Altria. Accordingly, after considering the matter further, the management of the Company, with the concurrence of Mr. Heid, instructed legal counsel for the Company to send a revised draft of the merger agreement to H&W, which reflected, among other things, the following:

•	a reduction of the proposed termination fee payable by the Company to Altria should it terminate the merger agreement in order to accept a superior third party proposal (the “Termination Fee”) from 3.5% of the total merger consideration to 2% of the total merger consideration;

•	a number of revisions to the “fiduciary out” provisions of the merger agreement providing the Company’s board of directors with greater flexibility to fulfill its fiduciary duties and to address any third party proposal received following the announcement of the transaction, including a reduction in the notice period which the Company must provide to Altria before accepting another proposal from 5 business days to 72 hours;

•	(i) an increase in the standard setting forth the level of action Altria must take to address regulatory matters from “commercially reasonable efforts” to “best efforts” and (ii) the inclusion of an affirmative obligation on the part of Altria to take any and all corporate actions necessary to address any potential concerns of regulators;

•	the inclusion of third party beneficiary rights for the Company’s stockholders allowing the Company to sue on their behalf if the merger agreement were breached by Altria;

•	the inclusion of a right by the Company to extend the proposed nine-month “end date” for the merger agreement for up to three additional months to obtain regulatory approvals; and

•	the inclusion of additional exceptions to the matters which could give rise to a material adverse effect and the deletion of the “disproportionate effect” qualifier to certain exceptions, such as general economic conditions or changes in law, which would apply if those matters had a disproportionate effect on the Company in relation to others in its industry.

On August 19, 2008, H&W delivered a revised draft of the merger agreement to Skadden Arps. The draft contained Altria’s revised positions, including, among other items:

•	the Termination Fee to be set at 3% of the total merger consideration;

•	the insertion of a “reasonable best efforts” standard to address regulatory matters, with no obligation on the part of Altria to take corporate actions to address any potential concerns of regulators;

•	the deletion of any third party beneficiary rights for the Company’s stockholders;

•	the insertion of a right for either Altria or the Company to extend the nine-month “end date” for the merger for up to three additional months to obtain regulatory approvals; and

•	the reinsertion of the “disproportionate effect” qualifier on the exceptions to matters which could give rise to a material adverse effect.

Upon receipt and review of the revised merger agreement, discussions ensued between the Company’s management and its legal and financial advisors on ways to enhance certainty of closing, while, at the same time, address Altria’s unwillingness to assume unlimited risk should regulatory approvals not be received for any reason. The Transaction Committee also met to consider the revised draft of the merger agreement. Following further discussion, including input from the Transaction Committee, on August 21, 2008, the Company directed Skadden Arps to deliver a revised draft of the merger agreement to H&W, which included (i) a proposed reverse termination fee (in an amount yet-to-be agreed) payable to the Company by Altria (the “Reverse Termination Fee”) should the merger agreement be terminated due to the inability of the parties to obtain any required regulatory approval and (ii) an obligation on the part of Altria to take any actions that would not cause a material adverse effect on the Company in order to address any potential regulatory concerns. In addition, the draft reinserted third party beneficiary rights for the Company’s stockholders in order to allow the Company to sue on their behalf, except for cases where the Reverse Termination Fee would be payable.

On August 22, 2008, the Company’s and Altria’s legal advisors met at H&W’s offices in New York to discuss the revised draft of the merger agreement delivered by Skadden Arps the day before. At that meeting, representatives of H&W made it clear that Altria was concerned about the Company’s second quarter financial results reported at the end of July. Such representatives also noted that Altria would not go forward with the proposed transaction if the Company insisted on third party beneficiary rights for its stockholders and/or the inclusion of a Reverse Termination Fee payable should regulatory approval not be obtained. Following the meeting, representatives of Skadden Arps contacted Mr. Kessler to report on the meeting, which included a review of the open issues. Mr. Kessler, in turn, consulted with various members of the Transaction Committee.

On August 23, 2008, Mr. Kessler and Mr. Szymanczyk spoke via telephone to discuss the meeting between representatives of Skadden Arps and H&W and the key issues that remained open following such meeting. After much discussion, Mr. Kessler and Mr. Szymanczyk agreed to the principles that (i) each party would bear its own regulatory risk, but in order to facilitate each party’s ability to consider the matter and receive “informed” advice from their respective advisors, the parties would engage in a reverse due diligence process and (ii) the merger agreement would not contain stockholder third party beneficiary rights but would include a reverse termination fee, payable in certain circumstances defined in the merger agreement. Mr. Kessler reported to the members of the Transaction Committee his conversations with Mr. Szymanczyk.

On August 24, 2008, H&W delivered a revised draft of the merger agreement to Skadden Arps. The revised draft generally reflected the discussions between Mr. Kessler and Mr. Szymanczyk, including, (i) a provision establishing a Reverse Termination Fee of $200 million as the exclusive damages remedy if Altria were to breach its obligations pursuant to the merger agreement (including any failure to obtain financing), (ii) a provision clarifying that the Reverse Termination Fee is not applicable to a failure to obtain regulatory approvals or a breach of Altria’s obligation to seek such regulatory approvals, and (iii) the exclusion of third party beneficiary rights for stockholders of the Company. The revised merger agreement also reflected a Termination Fee of $312 million.

Between August 24, 2008 and August 28, 2008, the Company and its advisors discussed, with input from Mr. Heid and the other members of the Transaction Committee, the revised merger agreement draft and the Company, Altria and their respective advisors had a number of conversations in an effort to finalize the merger agreement. As a result of those conversations and the Transaction Committee’s and the Company’s board of directors, continued concern with respect, among other things, to the disparity in the various fees potentially payable under the merger, and the information available upon which the parties could assess regulatory matters, Altria and the Company, as part of a final resolution of issues, agreed to a reduction of the Termination Fee to $250 million, to Altria not receiving such fee if the Company pursued another transaction provided that, at the time of the proposed end date, regulatory approvals had not been obtained, and to allow for additional cooperation and diligence relating to regulatory matters so that the respective boards could make a more informed judgment.

Given Altria’s insistence that employment matters be resolved before entering into a merger agreement, on August 26, 2008, Messrs. Szymanczyk and Kessler commenced discussions relating to retention matters for general employees and new employment arrangements for officers of the Company other than Mr. Kessler. Mr. Kessler reported to various members of the Transaction Committee on his conversations with Mr. Szymanczyk. The next day, legal advisors for the Company, the Transaction Committee and Altria met in Washington D.C. to discuss regulatory matters and to exchange information related thereto.

On August 28, 2008, the Transaction Committee met to review the status of the negotiations and to receive an update on the status of its outside advisors’ review of the regulatory approval process and results of the due diligence related thereto. On August 29, 2008, the Company’s board of directors met to receive a report from a representative of the Transaction Committee, detailing the discussions which had taken place regarding key issues, as well as the final position of the parties on those issues, as reflected in the above description of prior discussions. At that meeting, following updates from the Transaction Committee, the Company’s management and the Company’s financial and legal advisors on the status of the negotiations and the terms of the draft merger agreement, Skadden Arps reviewed once again, the director’s fiduciary duties. After discussion and consideration, the Company’s board of directors directed the Company’s advisors to engage in additional diligence relating to regulatory matters.

On August 30, 2008, Mr. Kessler and Mr. Szymanczyk spoke via telephone to discuss the Company’s board of directors’ request that the parties’ respective outside legal advisors work to provide each other with additional diligence information relating to regulatory matters. Based on the agreement of Mr. Kessler and Mr. Szymanczyk that further cooperation should occur, the Company’s, the Transaction Committee’s and Altria’s legal advisors met on September 3, 2008 to further discuss and exchange information related to regulatory matters.

Between August 30, 2008 and September 5, 2008, Messrs. Szymanczyk and Kessler continued to discuss, and came to terms on, an appropriate retention program for general employees and new agreements for officers of the Company (other than for Mr. Kessler). In connection with these discussions, Mr. Kessler also indicated to Mr. Szymanczyk, after reviewing the matter with members of the Transaction Committee, his willingness to assist, post-closing, in the transition and with integration, although his interest was not in a long-term employment arrangement.

On September 4, 2008, the Transaction Committee held a meeting to receive an update on, and to discuss the status of, the negotiations and the terms of the merger agreement (including the results of the additional diligence conducted with respect to regulatory matters). On September 5, 2008, the Transaction Committee met to discuss further the terms of the merger agreement and the status of counsels’ review of regulatory matters. Later that day, the Company’s board of directors met and reviewed the terms and conditions of the proposed merger. At the meeting, representatives from Skadden Arps reviewed with the board of directors the proposed terms of the merger agreement and the fiduciary duties of the board of directors. In addition, representatives of Citi and Perella Weinberg made presentations with respect to the financial aspects of the $69.50 per share price proposed by Altria. The members of the board of directors also discussed with the Company’s management, financial advisors and the Company’s and its outside legal counsel the terms of the merger agreement and the proposed merger, the potential regulatory execution risks associated with the potential transaction and the potential risks faced by the Company as a standalone entity. As part of those discussions, there was also consideration of the terms of the Reverse Termination Fee and the degree to which it could affect Altria’s decision whether to proceed with the transaction, taking into account, among other things, Altria’s commitment to the transaction as a business matter, the continued availability of specific performance as a possible remedy and the fact that, while the availability of a Reverse Termination Fee as an exclusive remedy for damages could serve to limit the aggregate amount of damages received by the Company if Altria were to breach its obligations, it served to remove the need to prove actual damages to the Company, which would likely prove difficult. Mr. Kessler, for the benefit of the directors, described the employment arrangements proposed by Altria. A description was also provided of certain matters to be presented for consideration by the compensation committee of the Company’s board of directors (the “Compensation Committee”), principally relating to amendments to various Company benefit plans and other employee arrangements to help ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Kessler then, in his capacity as Chief Executive Officer, expressed the support of management for the merger and the merger agreement. In his view, the transaction was good for stockholders as it delivered nearly a 30% premium to the Company’s three-month average stock price, which exceeded, in his judgment, the potential price that the Company’s internal plans would likely deliver, as well as being good for the future of the Company’s brands and beneficial for most employees. Mr. Clancey, as chair of the Transaction Committee, also noted that the Transaction Committee would be recommending that the board of directors votes in favor, when asked to do so. Having heard a review of, and having had an opportunity to discuss and ask questions regarding, the merger and the merger agreement, the Company’s board of directors agreed to meet on September 7, 2008 to further review the transaction and vote on whether to approve the merger and the merger agreement.

Also on September 5, 2008, the Compensation Committee met to consider various amendments to benefit plans and other employee arrangements, principally to help ensure compliance with the requirements of Section 409A of the Code. Following presentations from the Company’s legal advisors describing the proposed amendments and further discussion, the Compensation Committee voted to recommend to the board of directors that the board adopt the proposed amendments. The Compensation Committee also approved a one-time payment, in lieu of any meeting or other fee, of $125,000 to each member of the Transaction Committee in recognition of the extraordinary effort and time spent in the course of their duties with the committee.

Between September 5, 2008 and September 7, 2008, Skadden Arps, H&W and representatives of both parties finalized the merger agreement and related documents. In addition, on September 5, 2008, Mr. Kessler began negotiating an employment agreement with Altria to take effect following the effective time of the merger. On September 6th and 7th, most of the officers of the Company, including Mr. Kessler, entered into new employment agreements with Altria, which would become effective at the effective time of the merger and replace their existing agreements with the Company.

On September 7, 2008, the Company’s board of directors and the Transaction Committee held a joint meeting to further discuss and vote on the merger and the merger agreement. At that meeting, oral opinions, to the effect that, as of September 7, 2008, and based on and subject to the factors and assumptions described in each opinion, the $69.50 cash per share merger consideration was fair, from a financial point of view, to the holders of shares of Common Stock, were rendered by representatives of Citi to the Company’s board of directors and by representatives of Perella Weinberg to the Transaction Committee and the Company’s board of directors. These opinions were subsequently confirmed by delivery of written opinions, each dated September 7, 2008, which are attached to this proxy statement as Annex C and Annex D.

Following careful consideration of the proposed merger agreement and the merger, including the presentation of Perella Weinberg and the other matters described under “Reasons for the Merger; Recommendation of Our Board of Directors” below, the Transaction Committee unanimously determined (i) that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company’s stockholders, and (ii) to recommend that the Company’s board of directors vote to (x) adopt the merger agreement and approve the merger and (y) resolve to recommend that the Company’s stockholders vote in favor of the adoption of the merger agreement. Following careful consideration of the recommendation of the Transaction Committee, the presentations of Citi and Perella Weinberg and the other matters described under “Reasons for the Merger; Recommendation of Our Board of Directors” below, the board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, the Company’s stockholders, (ii) voted to approve the merger agreement and the merger and (iii) resolved to recommend that the Company’s stockholders vote in favor of the adoption of the merger agreement. Also, at the meeting, the board of directors voted to adopt the benefit plan amendments recommended by the Compensation Committee.

The parties executed the merger agreement on September 7, 2008 and issued a joint press release announcing the transaction on the morning of September 8, 2008.

On September 29, 2008, Mr. Szymanczyk telephoned Mr. Kessler to request that the Company give consideration to the entering into of an amendment of the merger agreement (the “Amendment”), which would provide Altria with the right, at its option, to extend the closing date of the merger to 2009, even if the conditions to closing were otherwise satisfied. Mr. Szymanczyk explained that while Altria had fully committed financing to complete the merger, Altria was requesting the Amendment, since Altria had been advised by its lenders that it would be preferable to close the transaction in 2009.

Following a review of this request with the Company’s financial and legal advisors and members of the Transaction Committee, on September 30, 2008, Mr. Kessler telephoned Mr. Szymanczyk to request that Altria agree, in exchange, to increase the Reverse Termination Fee payable to the Company by Altria to $300 million if the parties were otherwise in a position to close before the end of 2008 and Altria elected not to close until 2009. Mr. Szmanczyk agreed to the request and suggested that, given the year-end holidays, the day until which Altria would have a right to extend should be January 7, 2009. Mr. Kessler agreed and Mr. Szymanczyk indicated that H&W would prepare a draft of the Amendment for the Company’s review.

On October 1, 2008, H&W sent a draft of the Amendment to Skadden Arps for review. Concurrently with Skadden Arps’ and the Company’s review of the draft Amendment, the Transaction Committee met telephonically to review the proposed Amendment. After discussion and input from members of the Company’s management and its various financial and legal advisors, the Transaction Committee voted to recommend approval of the Amendment by our board of directors. That evening, representatives of Skadden Arps and H&W and the respective parties finalized the form of the Amendment.

On the morning of October 2, 2008, the Company’s board of directors met to review the proposed Amendment with members of the Company’s management and financial and legal advisors. Following careful consideration of the proposed Amendment, the Company’s board of directors, by a unanimous vote, adopted a resolution approving the Amendment. The parties promptly thereafter executed the Amendment.

Reasons for the Merger; Recommendation of Our Board of Directors

A joint meeting of the Transaction Committee and the Company’s board of directors was held on September 7, 2008. At such meeting, after careful consideration, including a thorough review of the transactions contemplated by the merger agreement with the Transaction Committee’s legal advisors and financial advisors, the Transaction Committee unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the holders of shares of Common Stock, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (iii) recommended to our board of directors that our board of directors approve and declare advisable the merger agreement and the transactions contemplated thereby and recommend that our stockholders vote “FOR” the adoption of the merger agreement and the approval of transactions contemplated thereby, including the merger, and “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

Also at the September 7, 2008 meeting, our board of directors, by unanimous vote, after receiving the recommendation of the Transaction Committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to stockholders for adoption, and (iv) resolved to recommend that our stockholders vote “FOR” adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, and “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting. Our board of directors also voted to take all necessary steps so that the provisions of Section 203 of the Delaware General Corporate Law (the “DGCL”) and any other similar statutes or provisions of the Company’s certificate of incorporation or bylaws that may purport to be applicable to the merger agreement do not apply to the execution and delivery of the merger agreement and the transactions contemplated thereby.

In reaching these determinations, the Transaction Committee and our board of directors considered a variety of business, financial, market and other factors, including the positive factors set forth below:

•	the fact that the merger will enable our stockholders to realize for each of their shares of Common Stock a price of $69.50, which price exceeded the highest price at which Common Stock had previously traded and represented (i) a premium of approximately 29% to the $54.04 closing sale price per share of Common Stock on the New York Stock Exchange (“NYSE”) on September 3, 2008, the last trading day before there was increased speculation in the marketplace regarding a possible transaction involving the Company, (ii) a premium of approximately 30% and 29%, respectively, over the average per share closing sale price during the one-month and three-month trading periods ending on September 3, 2008 which were $53.38 and $53.72, respectively, and (iii) a premium of approximately 3% over the closing sale price of $67.55 on the NYSE on September 5, 2008, the last trading day before the announcement of the merger;

•	our Transaction Committee’s and board of directors’ belief, based in part on management’s projections for the Company’s future performance and the presentations prepared by both of the Company’s financial advisors which utilized those projections, that the present value of any stock price to be achieved in the near to medium term would likely represent a discount to the consideration per share being offered by Altria pursuant to the merger agreement;

•	the fact that the consideration being offered by Altria pursuant to the merger agreement exceeded or was well within the range of the results of the various valuation analyses performed by both of the Company’s financial advisors;

•	the opinion of Citigroup Global Markets, Inc., dated as of September 7, 2008, to the effect that, as of its date and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth therein, the $69.50 per share cash merger consideration to be received by the holders of the shares of Common Stock pursuant to the merger agreement is fair, from a financial point of view, to the stockholders of the Company. The full text of Citigroup Global Markets, Inc.’s opinion is attached to this proxy statement as Annex C, which sets forth the assumptions made, procedures followed, matters considered and qualifications to and limitations of the review undertaken in connection with the opinion. The Company, the Transaction Committee and our board of directors encourage you to read the opinion carefully and in its entirety, as well as the section below entitled “The Merger — Opinion of Citigroup Capital Markets Inc.”;

•	the opinion of Perella Weinberg Partners LP, dated as of September 7, 2008, to the effect that, as of its date and based upon and subject to the assumptions, matters considered, qualifications and limitations set forth therein, the $69.50 per share cash merger consideration to be received by the holders of the shares of Common Stock pursuant to the merger agreement is fair, from a financial point of view, to the stockholders of the Company. The full text of the Perella Weinberg Partners LP’s opinion is attached to this proxy statement as Annex D, which sets forth the assumptions made, procedures followed, matters considered and qualifications to and limitations of the review undertaken in connection with the opinion. The Company, the Transaction Committee and our board of directors encourage you to read the opinion carefully and in its entirety, as well as the section below entitled “The Merger — Opinion of Perella Weinberg Partners LP”;

•	the risks and challenges facing the Company and its ability to achieve results consistent with the targets set forth in the business plan deemed most achievable by the Company’s management. Such risks and uncertainties include, among other things, the uncertainties associated with future potential regulation or taxation of tobacco products (including regulation by the Food and Drug Administration) and wine products, the risk of litigation associated with the prior sale of tobacco products, the trend of continuing consumer down-trading from premium smokeless tobacco brands to price-value brands and the highly competitive nature of the industries in which the Company operates;

•	the fact that the consideration to be received by our stockholders in connection with the merger is all in cash, allowing the Company’s stockholders to realize promptly a price representing, in the Transaction Committee’s and our board of directors’ judgment, fair value in cash for their investment;

•	the history of the negotiations, including the efforts of the Transaction Committee, our board of directors and management to increase the consideration offered by Altria and to improve the terms and conditions of the merger agreement, including by obtaining contractual provisions in the merger agreement to increase the likelihood of completion of the merger;

•	the Transaction Committee’s and our board of directors’ belief, after reviewing the matter with the Company’s management and our board of directors’ financial advisors, that:

•	soliciting third party interest prior to the execution of the merger agreement was not in the best interests of the Company and its stockholders in light, among other things, of the risks perceived by the Transaction Committee and our board of directors of such activities to the ongoing operations of the Company and to the Company’s ability to achieve a favorable transaction for the sale of the Company, including the risk that seeking bids from other potential buyers could cause Altria to terminate its discussions with the Company or, if no other potential buyers emerge, lower its offer price; and

•	if other parties were to make an offer for a business combination transaction with the Company, any such offer would not likely provide greater consideration to the Company’s stockholders than the $69.50 per share Altria is offering, in light, among other things, of: (i) Altria’s unique ability to realize strategic benefits and synergies from a business combination; (ii) the financial wherewithal of Altria relative to other companies in the tobacco industry; (iii) the absence of likely private equity or non-strategic buyers given the current state of the credit markets; (iv) the fact that other large companies in the Company’s industry have recently completed large acquisitions such that it is not likely that they would seek to complete another large acquisition in the near future; and (v) other factors which could affect the interest and ability to pay of other parties;

•	the financial and other terms and conditions of the merger agreement and the fact that they were the product of extensive negotiations between the parties, including:

•	the fact that the Company is permitted to furnish information to and conduct negotiations with third parties that make an acquisition proposal if our board of directors determines that such proposal constitutes or may reasonably be expected to lead to a superior proposal;

•	the fact that the Company is permitted to terminate the merger agreement in order to recommend a competing proposal by a third party that is a superior proposal (as defined under “The Merger Agreement — Restrictions on Solicitations” on page [ ]), upon the payment to Altria of a $250 million termination fee (see “The Merger Agreement — Termination of the Merger Agreement” on page [ ] and “The Merger Agreement — Termination Fees and Expenses” on page [ ]), unless Altria were willing, in response, to improve the terms of the merger agreement so that the competing proposal is no longer superior;

•	the Transaction Committee’s and our board of director’s belief, after consultation with the Company’s legal and financial advisors, that the $250 million termination fee which may become payable in the event that the merger agreement is terminated under certain circumstances specified in the merger agreement is reasonable in light of the facts and circumstances surrounding the merger and upon which such fee may become payable, the benefits of the merger to the Company’s stockholders, the Transaction Committee’s and our board of directors’ belief that the size of the termination fee is not likely to deter third party interest post-announcement, and the practice in other large scale strategic transactions;

•	the fact that the merger agreement permits the Company to continue to declare regular quarterly cash dividends consistent with past practices pending consummation of the merger;

•	the fact that there would be no financing condition to the consummation of the merger;

•	the number and nature of the other conditions to Altria’s obligations to consummate the merger; and

•	the fact that, other than customary terms of the merger agreement providing for indemnification and liability insurance (for six years from and after the effective time of the merger) for directors and the payment of fully vested phantom deferred units under the Company’s Director Deferral Program, the non-employee directors will not receive any consideration in connection with the merger that is different from that received by any other stockholder of the Company (see “The Merger — Interests of Certain Persons in the Merger” beginning on page [ ]);

•	the fact that our stockholders will have an opportunity to vote on the merger agreement and that appraisal rights will be available to stockholders who comply with all requirements under Delaware law (see “Dissenters’ Rights of Appraisal” on page [ ] and Annex E);

•	the fact that Altria is a well known entity with significant financial capacity; and

•	the fact that both the Transaction Committee and our board of directors considered and reviewed the terms of the merger agreement, and provided guidance in the negotiations.

The Transaction Committee and our board of directors also considered potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that not all conditions to the closing of the merger, including the satisfaction of regulatory matters, are within the control of the Company;

•	the risk that the merger might not be completed in a timely manner or at all, and the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business, customer and regulatory relationships;

•	the fact that the merger agreement provides that the Company may not claim stockholder damages in the event that Altria breaches the merger agreement and that Altria’s exposure to monetary damages is limited in most circumstances to $200 million;

•	the fact that Altria is not required by the merger agreement to make any divestitures or agree to business restrictions in order to obtain required regulatory approvals;

•	the fact that an all-cash transaction generally would be a taxable transaction to the Company’s stockholders for U.S. federal income tax purposes;

•	the fact that the Company’s stockholders will not have the opportunity to participate in future earnings or growth of the Company and will not benefit from future appreciation in value of the Company, if any;

•	the customary restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement of the Company to pay Altria a $250 million termination fee under specified circumstances and the possibility that such termination fee may discourage a competing proposal to acquire the Company;

•	the condition to Altria’s obligation to consummate the merger agreement that there shall not have occurred a Company Material Adverse Effect; and

•	the fact that no other potential merger parties were solicited in connection with the transaction.

The factors above constitute the material factors considered by the Transaction Committee and our board of directors. The Transaction Committee and our board of directors considered all of the factors listed above as a whole and decided that in their totality such factors support the decision that our board of directors approve, adopt and authorize the merger agreement, the merger and the other transactions contemplated therein. The discussion of the information and factors considered by the Transaction Committee and our board of directors is not intended to be exhaustive and may not include all of the factors considered by the Transaction Committee or our board of directors. In view of the wide variety of factors considered by the Transaction Committee and our board of directors, and the complexity of these matters, the Transaction Committee and our board of directors did not find it practicable and did not quantify, rank or otherwise assign relative or specific values to any of the above factors or the other factors considered by it. In addition, the Transaction Committee and our board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Transaction Committee and our board of directors may have given different weight to different factors.

The Transaction Committee and our board of directors considered all of the factors listed above as a whole and decided that in their totality such factors support the Transaction Committee’s decision to recommend that our board of directors, and our board of directors’ decision to, approve, adopt and authorize in all respects the merger agreement, the merger and the other transactions contemplated therein and to recommend that our stockholders vote “FOR” the adoption of the merger agreement.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger contemplated therein and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Citigroup Global Markets Inc.

Pursuant to an engagement letter dated as of July 1, 2008, we retained Citigroup Global Markets Inc. (“Citi”), and Citi agreed, to act as our financial advisor in connection with, among other things, preparing for any unsolicited proposal for a change of control, any potential proxy contest or shareholder consent solicitation, or a sale of all or a significant portion of our business, assets or securities, or a merger or similar combination of the Company with another entity. In selecting Citi, our board of directors considered, among other things, the fact that Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with our engagement, we requested that Citi evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of shares of Common Stock. On September 7, 2008, at a meeting of our board of directors held to evaluate the merger, Citi rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated as of September 7, 2008, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $69.50 in cash per share merger consideration was fair, from a financial point of view, to the holders of shares of Common Stock.

The full text of Citi’s written opinion, dated as of September 7, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citi’s opinion was provided to the Company’s board of directors in connection with its evaluation of the merger consideration from a financial point of view. Holders of shares of Common Stock are encouraged to read the opinion carefully in its entirety. Citi’s opinion does not address any other aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger. Citi assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In arriving at its opinion, Citi:

•	reviewed a draft dated as of September 7, 2008 of the proposed merger agreement;

•	held discussions with certain of our senior officers, directors and other representatives and advisors concerning our business, operations and prospects;

•	examined certain publicly available business and financial information relating to the Company;

•	examined certain financial forecasts and other information and data relating to the Company which were provided to or otherwise discussed with Citi by the Company’s management;

•	reviewed the financial terms of the merger as set forth in the proposed merger agreement in relation to, among other things, current and historical market prices and trading volumes of shares of Common Stock, our historical and projected earnings and other operating data and our capitalization and financial condition;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of the Company; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the Company’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citi, Citi was advised by our management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Citi assumed, with our consent, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the merger, or the parties’ ability to effect the merger.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, and Citi did not make any physical inspection of our properties or assets. With our consent, Citi, in arriving at its opinion, did not conduct an independent evaluation of any of the following or any impact of any of the following (including through any potential future developments with respect thereto) on the Company nor did Citi take into account any of such matters in rendering its opinion: (i) the pending and potential tobacco-related litigation (whether in a judicial or administrative proceeding and including any civil or criminal litigation or arbitration) against or affecting the Company or the tobacco industry or (ii) the proposal, enactment or adoption of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other governmental or regulatory body or agency relating to or otherwise affecting the Company or the tobacco industry. Citi was not requested to, and Citi did not, solicit third party indications of interest in the possible acquisition of all or part of the Company, nor was Citi requested to consider, and Citi’s opinion does not address, our underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which we might engage. Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular or summary/graphical format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond our control. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to the Company or the merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not asked to, and did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between the Company and Altria and the decision to enter into the merger was solely that of our board of directors. Citi’s opinion was only one of many factors considered by our board of directors in its evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses presented to our board of directors in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Stock Trading History and Implied Premiums

Citi considered the merger consideration of $69.50 per share offered to holders of shares of Common Stock in the merger and calculated the implied premiums represented relative to (a) the closing sale price per share of Common Stock on or during (i) September 3, 2008, the last day of trading before there was increased speculation in the marketplace regarding a possible transaction involving the Company, (ii) the one-month period ended on September 3, 2008 and (iii) the three-month period ended on September 3, 2008, (b) the high price during the 52-week period ended on September 3, 2008, (c) the all time high on February 20, 2007, and (d) the median analyst target, as reported by Bloomberg as of September 3, 2008. The results of this analysis are set forth below:

Implied Premium
at $69.50 Offer (%)

September 3, 2008	29
One-Month Average as of September 3, 2008	30
Three-Month Average as of September 3, 2008	29
52 Week High as of September 3, 2008	16
All time high (February 20, 2007)	14
Median Analyst Target as of September 3, 2008	16

Citi also calculated the implied premiums paid in all-cash transactions valued above $10 billion since January 1, 2005, based on the target company’s closing price per share one day prior to the announcement of the transaction (or, in the event that there were public reports prior to announcement of the transaction, the unaffected share price). This analysis resulted in a range of implied premiums of 25% to 35%, as compared to the 29% premium to the closing sale price per share of Common Stock on September 3, 2008 implied by the merger consideration of $69.50 per share.

Selected Precedent Transactions Analysis

Using publicly available information, Citi reviewed transaction values in the following nine transactions:

Announcement Date	Acquiror	Target

July 2008	Philip Morris International Inc.	Rothmans Inc.
February 2008	British American Tobacco PLC	Skandinavisk Tobakskompagni A/S
February 2008	British American Tobacco PLC	Tekel A.S.
November 2007	Altria Group, Inc.	John Middleton, Inc.
March 2007	Imperial Tobacco Group PLC	Altadis S.A.
February 2007	Imperial Tobacco Group PLC	Commonwealth Brands
December 2006	Japan Tobacco Inc.	Gallaher Group PLC
April 2006	Reynolds American Inc.	Conwood Companies
March 2005	Altria Group, Inc.	PT HM Sampoerna Tbk.

These transactions were selected because they involved the acquisition of global tobacco companies for a value of more than $1.5 billion since 2005. Citi reviewed, among other things, firm value (calculated as equity value implied by the purchase price plus straight debt, minority interest, straight preferred stock and out-of-the-money convertibles, less cash and long term equity investments valued at the current market price where available, and at book value where market price is not available) in each transaction as multiples of the last twelve months EBITDA for each target (calculated as earning before interest, taxes, depreciation and amortization). This analysis implied firm value multiples of last twelve months EBITDA ranging from 8.6x to 13.9x.

Citi applied a range of 10.0x to 14.0x to our last twelve months EBITDA. Financial data for the selected precedent transactions were based upon public filings and publicly available information at the time of announcement, and financial data for the Company were based upon internal estimates of the Company’s management. This analysis indicated the following per share equity reference range for the Company, as compared to the per share merger consideration:

Per Share
Equity Reference Range for UST Inc.	Merger Consideration

$56.00 - $82.00	$69.50

Research Analyst Price Targets

Citi reviewed the reports of eight research analysts found in publicly available equity research. The analysis indicated the following per share reference range for the value of the Common Stock:

	Wall Street
	Research Price	Per Share
	Targets for	Merger
	UST Inc.	Consideration

High	$65.00	$69.50
Low	$52.00	$69.50
Median	$60.00	$69.50

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone unleveraged, after-tax free cash flows that the Company could generate for calendar years 2009 through 2013. The analysis was based on the Plan A Projections provided by the Company’s management to Citi (see “Projected Financial Information” beginning on page [     ]). Citi also evaluated the Company’s management’s internal estimates after including projected profit contribution from potential innovative products that the Company has been devoting resources to develop that may be introduced in the future. Citi estimates for consolidated growth in unleveraged free cash flow for calendar years 2012 through 2013 were prepared based on our management’s estimated compound annual growth rate for calendar years 2008 through 2011. Estimated terminal values for the Company were calculated by applying a perpetuity growth rate range of 0.75% to 1.25% to our calendar year 2013 estimated unleveraged free cash flow. The cash flows and terminal values were then discounted to present value using discount rates ranging from 6.75% to 7.25%, which range was derived utilizing a weighted average cost of capital analysis based on certain financial metrics, taking into account market volatility, for the Company and selected global tobacco companies. This analysis indicated the following implied per share equity reference ranges for the Common Stock, as compared to the per share merger consideration of $69.50 per share:

Implied Per Share Equity Reference Ranges for UST Inc.
	Management Plan	Per Share Merger
Management Plan	with Innovation	Consideration

$55.00 - $60.00	$56.00 - $67.00	$69.50

Miscellaneous

Under the terms of Citi’s engagement, we have agreed to pay Citi for its financial advisory services a fee, payable upon the consummation of the merger, equal to 0.30% of the total consideration (including liabilities assumed) payable in the merger (expected to be approximately $36 million). We also have agreed to reimburse Citi for reasonable travel and other out-of-pocket expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and currently provide, services to the Company and Altria unrelated to the proposed merger, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, (i) having advised and continuing to advise the Company in connection with corporate governance matters since 2006, (ii) having advised the Company in connection with the acquisition of Stag’s Leap Wine Cellars, LLC in July 2007, (iii) having assisted the Company in connection with a refinancing of its revolving credit facility in July 2007, (iv) having advised Kraft Foods Inc. (a former subsidiary of Altria) in connection with such subsidiary’s acquisition of the Spanish and Portuguese operation of United Biscuits Plc. in July 2006 through September 2006, (v) having advised Altria on the reorganization of its interests in the tobacco and beer businesses of E. Leon Jimenez in November 2006, (vi) having advised Altria on its acquisition of a 50.21% stake in Lakson Tobacco Company Limited in March 2007, (vii) having advised Altria in connection with the spin-off of Kraft Foods Inc. in April 2007, (viii) having advised the management of Altria in connection with the spin-off of Philip Morris International Inc. in March 2008, (ix) having acted as dealer manager for Altria in connection with the tender offer for certain of its investment grade debt in March 2008, and (x) having provided and continuing to provide general financial and brokerage services to Altria, including foreign exchange, cash management and trading services. In addition, Citibank, NA, an affiliate of Citi, is currently a lender under certain Altria loan facilities. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of the Company and Altria for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Altria and their respective affiliates.

Opinion of Perella Weinberg Partners LP

Pursuant to an engagement letter dated July 28, 2008, we retained Perella Weinberg Partners LP (“Perella Weinberg”) to act as the financial advisor to our board of directors and the Transaction Committee. Our board of directors and the Transaction Committee selected Perella Weinberg to act as their financial advisor based on Perella Weinberg’s qualifications, expertise and reputation, its knowledge of the industries in which we conduct our business and the fact that Perella Weinberg has not previously engaged in investment banking services for Altria. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

In connection with our engagement, we requested that Perella Weinberg evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of shares of Common Stock. On September 7, 2008, Perella Weinberg rendered its opinion to our board of directors and the Transaction Committee, that, on September 7, 2008, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations set forth in such opinion, the merger consideration to be received by the holders of shares of Common Stock in the merger was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s opinion, dated as of September 7, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Perella Weinberg, is attached as Annex D and is incorporated by reference in this proxy statement. Holders of shares of Common Stock are urged to read the opinion carefully and in its entirety. The opinion does not address our underlying business decision to enter into the merger or the relative merits of the merger as compared with any other strategic alternative which may be available to the Company. The opinion does not constitute a recommendation to any holder of Common Stock as to how such holder should vote or otherwise act with respect to the proposed merger or any other matter. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of the Company. Perella Weinberg provided its opinion for the information and assistance of our board of directors and the Transaction Committee in connection with and for the purposes of their evaluation of the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

•	reviewed certain internal financial statements and other financial and operating data relating to the business and financial prospects of the Company, including a stand alone business plan and estimates and financial forecasts of the Company prepared by our management, that were provided to Perella Weinberg by or on our behalf and that our board of directors and the Transaction Committee directed Perella Weinberg to utilize for purposes of its analysis;

•	discussed the past and current operations, financial condition and financial prospects of the Company with our senior executives;

•	compared the financial performance of the Company (and the shares of Common Stock) with that of certain publicly traded companies (and their securities) which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•	reviewed the reported price and trading activity of the Common Stock;

•	reviewed a draft dated as of September 7, 2008 of the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for the purposes of its opinion and further relied upon the assurances of our management that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the stand alone business plan and financial forecasts and estimates referred to above, Perella Weinberg assumed, with the consent of our board of directors and the Transaction Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management as to the matters contained therein and Perella Weinberg expressed no view as to the assumptions on which they were based. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor was it furnished with any such valuations or appraisals, nor did Perella Weinberg evaluate the solvency of any party to the merger agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received by the holders of shares of Common Stock pursuant to the merger agreement. Perella Weinberg was neither asked to, nor did it, offer any opinion as to any other terms of the merger agreement or the form of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the merger consideration to be received by the holders of shares of Common Stock pursuant to the merger agreement or otherwise. Perella Weinberg assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. Perella Weinberg noted that the merger agreement permits us to pay regular quarterly dividends on shares of Common Stock of up to $0.63 per share of Common Stock. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood that we had received such advice as we deemed necessary from qualified professionals. Perella Weinberg was not authorized to solicit and did not solicit indications of interest in a transaction with the Company from any party.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of, the date of the opinion. Subsequent developments may affect Perella Weinberg’s opinion, and Perella Weinberg assumed no obligation to update, revise or reaffirm its opinion. Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration to, the holders of any class of securities (other than Common Stock), creditors or other constituencies of the Company. With the consent of our board of directors and the Transaction Committee, in arriving at its opinion, Perella Weinberg did not conduct an independent evaluation of any of the following or any impact of any of the following (including through any potential future developments with respect thereto) on the Company nor did Perella Weinberg take into account any of such matters in rendering its opinion: (i) the pending and potential tobacco-related litigation (whether in a judicial or administrative proceeding and including any civil or criminal litigation or arbitration) against or affecting the Company or the tobacco industry or (ii) the proposal, enactment or adoption of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other governmental or regulatory body or agency relating to or otherwise affecting the Company or the tobacco industry. Except as described above, the board of directors and the Transaction Committee imposed no other instructions or limitations on Perella Weinberg with respect to the investigations made or the procedures followed by Perella Weinberg in rendering its opinion.

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by our board of directors and the Transaction Committee in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 3, 2008 and is not necessarily indicative of current market conditions. Except as otherwise noted, the number of fully diluted shares of Common Stock was based on information set forth in the Company’s Form 10-Q for the period ended June 30, 2008.

Historical Stock Trading and Transaction Premium Analysis

Perella Weinberg reviewed the historical trading prices per share of Common Stock for each of the one-month, two-month, three-month, six-month and one-year periods ending on September 3, 2008, which we refer to herein as the “Reference Date.” In addition, Perella Weinberg calculated the implied premium represented by the merger consideration relative to the following:

•	the closing sale price per share of Common Stock on the Reference Date;

•	the average closing sale price per share of Common Stock for each of the one-month, two-month, three-month, six-month and one-year periods ended on the Reference Date; and

•	each of the highest and lowest closing sale price per share of Common Stock during the one-year period ended on the Reference Date.

The results of these calculations and reference points are summarized in the following table:

	Price for Period
	Ended on the	Implied
	Reference Date	Premium

Closing price on Reference Date	$54.04	28.6%
One-month average	53.38	30.2
Two-month average	53.18	30.7
Three-month average	53.72	29.4
Six-month average	53.80	29.2
One-year average	53.67	29.5
One-year high	59.95	15.9
One-year low	47.40	46.6

Perella Weinberg also compared the relative trading performance per share of Common Stock for the year-to-date, one-year, three-year and five-year periods ending on the Reference Date to the S&P 500 Index and to the common stock of Altria and Reynolds American Inc. For the Company, Altria and Reynolds American Inc., Perella Weinberg assumed the reinvestment of dividends on each ex-dividend date. Perella Weinberg noted that for the year-to-date, one-year and three-year periods referenced above, the trading performance per share of Common Stock exceeded the trading performance of the S&P 500 Index, Altria and Reynolds American Inc., and for the five-year period referenced above, the trading performance per share of Common Stock exceeded the trading performance of the S&P 500 Index, but not for the trading performance of Reynolds American Inc. and Altria.

In addition, Perella Weinberg reviewed the historical multiples of closing sale price per share of Common Stock to net income per share during the five-year period ended at the Reference Date to the net income of the Company for the ensuing next four fiscal quarters, or the next twelve-month (“NTM”) period, following each trading day, respectively. Perella Weinberg reviewed the same for the S&P 500 Index. Perella Weinberg calculated the median of such multiples for each of the years from 2003 to 2007 and for 2008 up to the Reference Date and compared them for each period including by calculating their respective ratios.

The results of these analyses are summarized in the following table:

	Median of
	Closing Price per Share/
	NTM EPS
	UST Inc.	S&P 500	Ratio
	(x)	(x)	(%)

For Year Ended September 3,
2003	11.2	18.0	62.3
2004	12.0	17.1	70.2
2005	13.7	16.2	84.9
2006	14.5	15.5	93.7
2007	15.6	15.5	100.5
2008 Calendar Year-to-Date	14.4	13.6	105.9

Source: Factset

Implied Transaction Multiples

In performing this analysis, Perella Weinberg first derived implied enterprise values for the Company based on the closing price per share of Common Stock on the Reference Date and the merger consideration to be received by the holders of shares of Common Stock. The implied enterprise values were derived by calculating equity values of the Company by multiplying the number of fully diluted shares of Common Stock by the closing price per share of Common Stock on the Reference Date and by the merger consideration to be received by the holders of shares of Common Stock in the merger, and then, in each case, adding net debt and minority interest of the Company as of June 30, 2008, based on information set forth in the Company’s Form 10-Q for the period then ended.

Perella Weinberg calculated the following multiples and ratios of historical and estimated financial results:

•	enterprise value as a multiple of last twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”) as of June 30, 2008 based on information set forth in our Form 10-Q for the period then ended;

•	enterprise value as a multiple of estimated EBITDA for fiscal years 2008 and 2009 based on each of our management estimates and third party research analyst estimates; and

•	the ratio of price per share to estimated earnings per share (“EPS”), or price-to-earnings (“P/E”) ratio, for fiscal years 2008 and 2009 based on each of our management estimates and third party research analyst estimates.

The results of these analyses are summarized in the following table:

	Based on Closing
	Price as	Based on Merger
	of Reference Date	Consideration
	(x)	(x)

Enterprise Value/LTM EBITDA	9.6	12.0
Enterprise Value/2008E EBITDA
Management Estimates	9.6	12.0
Research Analyst Estimates	9.5	11.9
Enterprise Value/2009E EBITDA
Management Estimates	9.3	11.6
Research Analyst Estimates	9.2	11.5
Price/2008E EPS
Management Estimates	14.8	19.0
Research Analyst Estimates	14.8	19.0
Price/2009E EPS
Management Estimates	14.1	18.1
Research Analyst Estimates	14.1	18.1

Selected Companies Analysis

Perella Weinberg reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the tobacco industry deemed by Perella Weinberg to be relevant to its analysis:

Selected Companies

North America	International

• Altria Group, Inc.	• Philip Morris International Inc.
• Reynolds American Inc.	• British American Tobacco p.l.c.
• Lorillard, Inc.	• Japan Tobacco Inc.
• Imperial Tobacco Group plc
• KT&G Corporation
• Swedish Match AB

Perella Weinberg calculated and compared financial information and various financial market multiples and ratios of selected companies based on the closing price per share as of the Reference Date, information Perella Weinberg obtained from SEC filings and Factset for historical information and third party research analyst estimates for forecasted information. For the Company, Perella Weinberg made calculations based on the closing price per share of Common Stock on the Reference Date and utilized our management estimates for forecasted information.

With respect to the Company and each of the selected companies, Perella Weinberg reviewed, among other things:

•	enterprise value as a multiple of estimated EBITDA for calendar years 2008 and 2009; and

•	price per share as a multiple of estimated EPS for calendar years 2008 and 2009.

The results of these analyses are summarized in the following table:

	Selected Companies								UST Inc. —
	North America				International				Management
	Mean		Median		Mean		Median		Estimate

Enterprise Value/
2008E EBITDA	8.0	x	8.1	x	11.0	x	10.7	x	9.6	x
2009E EBITDA	7.6	x	7.8	x	10.0	x	10.0	x	9.3	x
Price/
2008E EPS	12.7	x	12.7	x	17.1	x	16.0	x	14.8	x
2009E EPS	11.8	x	11.6	x	15.3	x	14.6	x	14.1	x

Based on the multiples calculated above and Perella Weinberg’s analyses of the various selected companies and on judgments made by Perella Weinberg, Perella Weinberg applied certain ranges of multiples to estimated EBITDA of the Company for calendar years 2008 and 2009 and to estimated net income of the Company for calendar years 2008 and 2009 to calculate ranges of implied enterprise value. Perella Weinberg’s calculations were based on (i) estimates of our management and (ii) third party research analyst estimates, and used the number of fully diluted shares of Common Stock. Perella Weinberg then derived from those ranges of implied enterprise value the mean of reference ranges of implied equity value per share of Common Stock as follows:

•	approximately $47.75 to $54.50, by applying multiples ranging from 9.0x to 10.0x to our management’s estimates of EBITDA for calendar year 2008 and multiples ranging from 8.0x to 9.0x to the Company’s management’s estimates of EBITDA for calendar year 2009;

•	approximately $48.50 to $55.75, by applying multiples ranging from 14.0x to 16.0x to our management’s estimates of net income for calendar year 2008 and multiples ranging from 12.5x to 14.5x to the Company’s management’s estimates of net income for calendar year 2009;

•	approximately $48.25 to $54.75, by applying multiples ranging from 9.0x to 10.0x to third party research analyst estimates of EBITDA for calendar year 2008 and multiples ranging from 8.0x to 9.0x to third party research analyst estimates of EBITDA for calendar year 2009; and

•	approximately $48.50 to $56.00, by applying multiples ranging from 14.0x to 16.0x to third party research analyst estimates of net income for calendar year 2008 and multiples ranging from 12.5x to 14.5x to third party research analyst estimates of our net income for calendar year 2009.

Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to our business. Accordingly, Perella Weinberg’s comparison of the selected companies to us and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and us.

Selected Transactions Analysis

Perella Weinberg analyzed certain information relating to the following selected transactions:

Transaction Announcement	Target	Acquiror

July 2008*	Rothmans Inc.	Philip Morris International Inc.
February 2008*	Skandinavisk Tobakskompagni A/S	British American Tobacco p.l.c.
February 2008	TEKEL A.S.	British American Tobacco p.l.c.
November 2007	John Middleton, Inc.	Altria Group, Inc.
March 2007*	Altadis, S.A.	Imperial Tobacco Group plc
February 2007	Commonwealth Brands, Inc.	Imperial Tobacco Group plc
December 2006*	Gallaher Group Plc	Japan Tobacco Inc.
April 2006*	Conwood Company, LLC	Reynolds American Inc.
March 2005*	PT HM Sampoerna Tbk.	Philip Morris International Inc.

For each of the selected transactions and for the merger, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA. For the selected transactions for which applicable information was publicly available, which are the transactions denoted by an asterisk in the table above, and for the merger, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of estimated one-year forward EBITDA. Multiples for the selected transactions were based on publicly available information at the time of the relevant transaction and third party research analyst estimates. Multiples for the merger were based on publicly available information and third party research analyst estimates and were calculated using the number of fully diluted shares of Common Stock.

The results of this analysis are summarized in the following table:

	Enterprise Value/
	LTM EBITDA		One-Year Forward EBITDA

Selected Transactions
Range	8.6x - 13.9	x	9.4x - 13.6	x
UST Inc. at Merger Consideration	12.0	x	11.9	x

Based on the multiples calculated above and Perella Weinberg’s analyses of the various selected transactions and on judgments made by Perella Weinberg, Perella Weinberg applied certain ranges of multiples to LTM EBITDA of the Company, based on our publicly available filings and assuming no financial impact from the acquisition of Stag’s Leap Wine Cellars, LLC, and to estimated EBITDA of the Company for calendar years 2008 and 2009 to calculate ranges of implied enterprise value. Perella Weinberg’s calculations were based on (i) estimates of our management and (ii) third party research analyst estimates, and used the number of fully diluted shares of Common Stock. Perella Weinberg then derived from those ranges of implied enterprise value the mean of reference ranges of implied equity value per share of Common Stock as follows:

•	approximately $62.75 to $72.50, by applying multiples ranging from 12.0x to 13.5x to our LTM EBITDA, multiples ranging from 11.0x to 12.5x to our management’s estimates of EBITDA for calendar year 2008 and multiples ranging from 9.5x to 11.0x to the Company’s management’s estimates of EBITDA for calendar year 2009; and

•	approximately $63.00 to $73.00, by applying multiples ranging from 12.0x to 13.5x to our LTM EBITDA, multiples ranging from 11.0x to 12.5x to third party research analyst estimates of EBITDA for calendar year 2008 and multiples ranging from 9.5x to 11.0x to third party research analyst estimates of EBITDA for calendar year 2009.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger, the Company or Altria. Accordingly, Perella Weinberg’s comparison of the selected transactions to the merger and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected transactions and of the merger.

Discounted Cash Flow Analysis

Our Management and Third Party Research Analyst Estimates.  Perella Weinberg performed a discounted cash flow analysis to calculate the estimated present value as of September 3, 2008 of the estimated standalone unleveraged free cash flows, calculated as EBITDA less taxes, capital expenditures and increase in working capital and subject to other adjustments, that the Company could generate during fiscal years 2008 through 2012. Estimates of unleveraged free cash flows used for this analysis were based on our management’s Plan A Projections (see “Projected Financial Information” beginning on page [  ]) and third party research analyst estimates. For each case, Perella Weinberg used discount rates ranging from 6.75% to 7.25% based on estimates of the weighted average cost of capital of the Company, calculated present values of unleveraged free cash flows generated over the period described above and then added terminal values assuming terminal year multiples ranging from 9.5 to 10.5 times EBITDA. For purposes of these analyses, Perella Weinberg utilized the fully diluted number of shares of Common Stock. These analyses indicated reference ranges of implied equity values per share of Common Stock of approximately $61.75 to $69.00, based on our management’s estimates, and approximately $63.75 to $71.25, based on third party research analyst estimates.

Innovative Products Case.  Perella Weinberg also performed a discounted cash flow analysis to calculate the estimated present value as of September 3, 2008 of the estimated, incremental standalone unleveraged free cash flows that we could generate during fiscal years 2008 through 2012, based on a plan prepared by our management to introduce innovative tobacco products to the market. Estimates of incremental, unleveraged free cash flows related to the introduction of such new products to the market were prepared by our management. Perella Weinberg used a discount rate of 10.0% based on estimates of the weighted average cost of capital of the Company, calculated present values of unleveraged free cash flows generated over the period described above and then added terminal values based on a perpetual growth rate of 5.0%. For purposes of this analysis, Perella Weinberg utilized the fully diluted number of shares of Common Stock. This analysis indicated an implied incremental equity value per share of Common Stock of approximately $1.75.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to the Company or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to our board of directors and the Transaction Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Common Stock in the merger, on the date of Perella Weinberg’s opinion. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Perella Weinberg’s analyses were based in part upon our management’s standalone business plan and financial forecasts and estimates and third party research analyst estimates, which are not necessarily indicative of actual future results, and which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of the Company, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecasted by our management or third parties.

As described above, the opinion of Perella Weinberg to our board of directors and the Transaction Committee was one of many factors taken into consideration by our board of directors and the Transaction Committee in making their respective determinations to approve the merger. Perella Weinberg was not asked to, and did not, recommend the specific consideration payable in the merger, which consideration was determined through negotiations between Altria and us.

Pursuant to the terms of the engagement letter between Perella Weinberg and the Company, we have agreed to pay Perella Weinberg for its services, a fee of $2.5 million in connection with Perella Weinberg’s delivery of its opinion, a fee payable upon the consummation of the merger, equal to the greater of 0.10% of the transaction value (including liabilities assumed) and $10 million (deducting in each case the $2.5 million paid in connection with the opinion) and a fee, at the discretion of our board of directors, of up to 0.03% of the transaction value, including liabilities assumed. Without giving effect to any discretionary amount which may be awarded by our board of directors, the total amount is expected to be approximately $11.5 million. In addition, we agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of Perella Weinberg’s business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Altria or any of their respective affiliates. The issuance of Perella Weinberg’s opinion was approved by a fairness committee of Perella Weinberg.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to the closing of the merger are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Following the merger, the entire equity in the Company will be controlled by Altria (through the conversion, at the time of the merger, of each share of Merger Sub into one share of Common Stock). Following the merger, the Company will continue to be named “UST Inc.”

When the merger is completed, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by the Company as treasury stock or held by any wholly-owned subsidiary of the Company, or by Altria or Merger Sub or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under the laws of Delaware) will be converted into the right to receive $69.50 in cash without interest, less any applicable withholding taxes.

Financing of the Merger

The obligations of Altria and Merger Sub under the merger agreement are not subject to any conditions regarding their or any other person’s ability to obtain financing for the consummation of the merger and related transactions. Prior to executing the merger agreement, Altria and Merger Sub provided the Company with a commitment letter pursuant to which Altria has received a commitment from financial institutions, on terms specified in the commitment letter, to make available funds to Altria for the purpose of consummating the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these differing interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the merger and to recommend that you vote in favor of adopting the merger agreement.

Treatment of Stock Options

As of August 27, 2008, there were 3,373,895 outstanding shares of Common Stock subject to stock options granted under our Nonemployee Directors’ Stock Option Plan, Nonemployee Directors’ Restricted Stock Award Plan, 1992 Stock Option Plan (the “1992 Plan”), Amended and Restated Stock Incentive Plan and 2005 Long-Term Incentive Plan (collectively, the “Stock Plans”).

Pursuant to the merger agreement, other than as described in the next succeeding paragraph, as of the effective time of the merger, each then-outstanding stock option, vested or unvested, will be cancelled and thereafter represent the right to receive, in full satisfaction of such option, a cash amount, less applicable withholding taxes, equal to the product of:

•	the number of shares of Common Stock subject to the option, and

•	the excess of $69.50 over the exercise price per share of Common Stock subject to such option.

Upon stockholder approval of the merger, stock options granted under the 1992 Plan will be cancelled in exchange for a cash payment in an amount per share equal to the difference between the exercise price of such stock option and the average of the high and low trading price on the NYSE of a share of Common Stock on the date of stockholder approval. For purposes of the “total cash value of all options” calculation set forth in the table below, we have assumed a fair market value of $69.50 per share of Common Stock for these stock options.

The table set forth below summarizes the outstanding vested and unvested options held by our directors, executive officers and one officer who served as an executive officer since the beginning of the last completed fiscal year as of August 27, 2008, and the consideration that each of them will receive in connection with the merger and the cash-out of their options, calculated based on the per share merger consideration of $69.50.

		Weighted
		Average		Weighted
	Number of	Exercise	Number of	Average
	Shares	Price per	Shares	Exercise
	Subject to	Share of	Subject to	Price per	Total Cash
	Unvested	Unvested	Vested	Share of Vested	Value of
Name	Options	Options ($)	Options	Options ($)	All Options ($)

Directors
John D. Barr	—	—	2,785	44.74	68,964
John P. Clancey	—	—	8,785	36.26	291,984
Patricia Diaz Dennis	—	—	2,785	46.07	62,251
Joseph E. Heid	—	—	1,285	53.08	21,106
Peter J. Neff	—	—	5,785	40.09	170,109
Andrew J. Parsons	—	—	—	—	—
Ronald J. Rossi	—	—	1,285	53.08	21,106
Lawrence J. Ruisi	—	—	—	—	—
Executive Officers
Theodor P. Baseler	—	—	88,400	34.11	3,128,492
Daniel W. Butler	50,000	38.35	10,000	39.31	1,859,400
Murray S. Kessler	150,000	53.47	231,600	40.83	9,044,888
Richard A. Kohlberger	—	—	49,200	40.20	1,441,338
Raymond P. Silcock	50,000	53.05	—	—	822,500
James D. Patracuolla[1]	—	—	83,400	35.14	2,865,869

1 Mr. Patracuolla is not an executive officer of the Company but served in such capacity for an interim period since the beginning of 2007, the Company’s last completed fiscal year.

Treatment of Restricted Shares

As of August 27, 2008, there were 724,215 outstanding restricted shares of Common Stock granted under our Stock Plans.

Pursuant to the terms of the merger agreement, other than as set forth below, as of the effective time of the merger, each then-outstanding share of restricted stock or share determined to be held if vesting based on performance criteria, will be cancelled and converted into the right to receive, in full satisfaction of such restricted share, a cash amount, less applicable withholding taxes, equal to the product of:

•	the number of restricted shares held, and

•	$69.50.

The following table summarizes the outstanding restricted shares held by our executive officers and one officer who served as an executive officer for an interim period since the beginning of the last completed fiscal year as of August 27, 2008, and the consideration that each of them will receive in connection with the merger and cash-out of their restricted shares, calculated based on the per share merger consideration of $69.50.

	Number of Restricted	Value of Restricted
Name	Shares	Shares ($)

Theodor P. Baseler	37,526	2,608,057
Daniel W. Butler	80,879	5,621,091
Murray S. Kessler	270,614	18,807,673
Richard A. Kohlberger	55,266	3,840,987
Raymond P. Silcock	18,925	1,315,288
James D. Patracuolla	25,426	1,767,107

Pursuant to the merger agreement, as of the effective time of the merger, any outstanding shares of restricted stock granted by the Company after September 7, 2008 will be assumed by Altria and converted into restricted shares of Altria common stock. Such restricted stock will be subject to the same time-based vesting as was applicable under the Stock Plans and the documents governing such award prior to the merger, and will have and be subject to such other terms and conditions as are applicable to similar Altria equity awards. The number of restricted shares of Altria common stock subject to such an assumed award will be based on a ratio that compares the per share merger consideration of $69.50 and the closing sale price per share of Altria common stock on the NYSE on the closing date of the merger.

Treatment of Restricted Stock Units

As of August 27, 2008, there were 256,638 outstanding restricted stock units (“RSUs”) granted under our Stock Plans.

Pursuant to the terms of the merger agreement, other than as set forth below, as of the effective time of the merger, each then-outstanding RSU or RSU determined to be held if vesting based on performance criteria, will be cancelled and converted into the right to receive, in full satisfaction of such RSU, a cash amount, less applicable withholding taxes, equal to the product of:

•	the number of shares of Common Stock equal to the number of RSUs held, and

•	$69.50.

As of August 27, 2008, none of our executive officers and non-employee directors held RSUs. Pursuant to the merger agreement, as of the effective time of the merger, any outstanding RSUs granted by the Company after September 7, 2008 will be assumed by Altria and converted into RSUs that may be settled in Altria common stock. Such RSUs will be subject to the same time-based vesting as was applicable under the Stock Plans and the documents governing such award prior to the merger, and will have and be subject to such other terms and conditions as are applicable to similar Altria equity awards. The number of shares of Altria common stock subject to such an assumed award will be based on a ratio that compares the per share merger consideration of $69.50 and the closing sale price per share of Altria common stock on the NYSE on the closing date of the merger.

Treatment of Director Deferred Phantom Units

As of August 7, 2008, there were approximately 41,619 outstanding fully vested deferred phantom units, including phantom dividend shares, credited under our Director Deferral Program to our active non-employee directors. These units representing previously deferred fees, as well as any additional units credited after the date hereof, are and will be fully vested at all times and become distributable to the director upon a change in control of the Company.

Pursuant to the terms of the merger agreement, as of the effective time of the merger, each then-outstanding deferred phantom unit will be converted into the right to receive, in full satisfaction of such deferred phantom unit, a cash amount, subject to applicable taxes, equal to the product of:

•	the number of shares of Common Stock equal to the number of deferred phantom units, and

•	$69.50.

Non-Qualified Retirement Plans

The Company maintains non-qualified retirement plans for the benefit of a select group of management and highly compensated employees, including the Company’s executive officers (collectively, the “Non-qualified Retirement Plans”).

In connection with the merger, on September 7, 2008, the Company approved amendments to the Non-qualified Retirement Plans, subject to the consummation of the merger, to provide for a lump sum distribution of accrued benefits under the Company’s Officers’ Supplemental Retirement Plan and the Benefit Restoration Plan to active participants, including the Company’s executive officers, on the earlier to occur of (i) a participant’s termination of employment following the effective time of the merger or (ii) December 31, 2010, and to freeze future benefit accruals as of December 31, 2008.

These amendments to the Non-qualified Retirement Plans were memorialized in letter agreements, dated as of September 7, 2008, between the Company and the affected officers, including each executive officer of the Company (the “Letter Agreements”). The Letter Agreements provide that the aggregate amount of the lump sum payments to be paid to the officers pursuant to the Non-qualified Retirement Plans will be deposited into a grantor trust subject to the claims of the Company’s creditors no later than the effective time of the merger. In addition, the Letter Agreements provide that such lump sum payment amounts will earn interest at the monthly average of daily discount rates on one-year Treasury Bills for November 2008 and calculated for the period beginning on December 31, 2008, and ending on the date of the lump sum payment.

The following table summarizes the approximate amount of the lump sum payment to be paid under the Non-qualified Retirement Plans to each of the officers named therein, assuming that the closing of the merger occurs and each officer incurs a termination of employment on December 31, 2008.

Non-qualified
Retirement Plans
Name	Payout ($)

Theodor P. Baseler	3,575,603
Daniel W. Butler	4,161,746
Murray S. Kessler	8,393,113
Richard A. Kohlberger	5,363,288
Raymond P. Silcock	4,904,517
James D. Patracuolla	2,310,792

The Company also maintains the Nonemployee Directors’ Retirement Plan, a non-qualified retirement plan, that applies to directors whose service as a director commenced prior to March 1, 2005. At the effective time of the merger, the present value of the accumulated benefits under the plan will be funded in a grantor trust for the benefit of each active director who is a participant in the plan.

Employment Agreements with Altria

Altria has entered into employment agreements with 27 of the Company’s officers, including Messrs. Baseler, Butler, Kessler, Silcock and Patracuolla (who served as an executive officer for an interim period since the beginning of the last fiscal year but is not currently an executive officer). These agreements will become effective at the effective time of the merger. Once effective, the agreements will supersede each officer’s existing employment or severance agreement with the Company. The material terms of the employment agreements with our executive officers are described below.

Mr. Kessler

Mr. Kessler has entered into an employment agreement with Altria on September 7, 2008 (the “Kessler Agreement”), the initial term of which ends on the first anniversary of the effective time of the merger, subject to earlier termination as provided in the Kessler Agreement. Upon expiration of the initial term, the Kessler Agreement will automatically be extended for one additional year unless either Mr. Kessler or Altria delivers written notice to the other that the Kessler Agreement will not be so extended.

The Kessler Agreement provides that, on the six-month anniversary of the effective time of the Kessler Agreement, Mr. Kessler will receive a lump sum cash payment of $6,170,793, which is equal to the cash lump sum severance and the cash value of the life and group health benefits to which he would have been entitled upon termination of his employment under his existing employment agreement with the Company.

Pursuant to the Kessler Agreement, Mr. Kessler will receive a base salary that is at least equal to his current salary with the Company ($1,065,000) and will be designated as a “Band B” employee of Altria. The Kessler Agreement provides that Mr. Kessler is entitled to participate in Altria’s annual cash incentive plan on a level consistent with other “Band B” employees of Altria, which currently provides for a target of 90% of base salary for “Band B” employees. Mr. Kessler is entitled to a grant at the effective time of the Kessler Agreement of an award of restricted shares of Altria common stock having a fair market value of $2,500,000. This initial restricted stock grant will vest on the first anniversary of the effective time of the Kessler Agreement, subject to Mr. Kessler’s continued employment with Altria.

Mr. Kessler is entitled under the Kessler Agreement to be reimbursed for any legal fees and expenses he incurs in seeking to enforce his rights under the Kessler Agreement and any expenses he incurs in connection with any tax audit or proceeding arising from the application of the “golden parachute” tax rules to payments and benefits under the Kessler Agreement.

The Kessler Agreement provides that if, during the term of the Kessler Agreement, Altria terminates Mr. Kessler’s employment without “cause” or disability or if Mr. Kessler resigns for “good reason” (each term as defined in the Kessler Agreement), Mr. Kessler will be entitled to (i) full vesting of the initial grant of restricted shares of Altria common stock on the later of the date of such termination or January 1, 2009, (ii) in lieu of participation in the Management Incentive Plan, a cash payment equal to the value of the annual incentive award he would have received under the plan had he remained employed, prorated at target for the period of participation, and (iii) payment of any as-yet-unpaid vested accrued benefits. To the extent necessary to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the timing of payment of certain benefits under the Kessler Agreement may be modified. If any payments or benefits Mr. Kessler receives in connection with the merger are determined to be subject to an excise tax pursuant to section 4999 of the Code, Mr. Kessler will be entitled to an additional gross-up payment to make him whole for the excise tax and the taxes on the gross-up payment, provided that if the “parachute value” of such merger-related payments and benefits do not equal or exceed 110% of the amount that could be paid to Mr. Kessler without incurring the excise tax, the payments and benefits will be reduced to the extent necessary to avoid incurring the excise tax.

The estimated tax gross-up payment that would be made to Mr. Kessler, assuming that the closing of the merger occurs on December 31, 2008 and further assuming that a qualifying termination of Mr. Kessler’s employment occurs immediately thereafter is $12,992,000. The actual amount of the gross-up payment may be more or less than such estimated amount.

Under the Kessler Agreement, Mr. Kessler has agreed to a covenant concerning confidential information, and to post-termination non-competition and non-solicitation covenants.

Messrs. Baseler, Butler and Silcock

Each of Messrs. Baseler, Butler and Silcock has entered into an employment agreement with Altria on September 7, 2008 (collectively, the “Other Agreements”), with a term ending on the second anniversary of the effective time of the merger, subject to earlier termination as provided in the applicable Other Agreement. Each of the Other Agreements provides for a base salary that is substantially similar to the executive’s current salary with the Company and designates the executive officer as a “Band D” employee of Altria (except for Mr. Butler who is designated as a “Band C” employee). Each of the Other Agreements provides for participation in Altria’s annual and three-year long-term cash incentive plans on a level consistent with other “Band D” employees of Altria (“Band C” for Mr. Butler), which currently provides for a target of 60% of base salary under the annual plan for “Band D” employees (80% for “Band C”), and a target of 75% of base salary for each of the years of the performance period under the three-year long-term incentive plan for “Band D” employees (125% for “Band C”). Each such executive officer is entitled to a grant at the effective time of the applicable Other Agreement of an award of restricted shares of Altria common stock having a fair market value of no less than the following amounts: $2,421,400 for Mr. Baseler; $3,045,000 for Mr. Butler; and $2,783,800 for Mr. Silcock. This initial restricted stock grant will vest on the second anniversary of the effective time of the merger, subject to such executive officer’s continued employment with Altria. Each such executive officer will also be eligible for annual grants of equity under Altria’s programs at such time as Altria’s other executives are normally awarded annual equity grants.

Each such executive officer is entitled under the applicable Other Agreement to be reimbursed for any legal fees and expenses he incurs in connection with enforcing his rights under the applicable Other Agreement and any expenses he incurs in connection with any tax audit or proceeding arising from the application of the “golden parachute” tax rules to payments and benefits under the applicable Other Agreement.

Each of the Other Agreements provides that if, during the term of the applicable Other Agreement, Altria terminates the executive’s employment without “cause” or disability or if the executive resigns for “good reason” (each term as defined in the applicable Other Agreement), the executive will be entitled to (i) full vesting of the initial grant of restricted shares of Altria common stock on the later of the date of such termination or January 1, 2009, (ii) in lieu of participation in the cash incentive programs of the Company, a cash payment equal to the value of the awards the executive would have received under the annual Management Incentive Plan and the 2008-2010 Long-Term Incentive Plan had the executive remained employed, prorated at target for the period of participation, (iii) continued life insurance coverage and health benefits at no cost to the executive for 24 months and (iv) payment of any as-yet-unpaid vested accrued benefits. To the extent necessary to comply with section 409A of the Code, the timing of payment of certain benefits under the Other Agreement may be modified. If any payments or benefits the executive receives in connection with the merger are determined to be subject to an excise tax pursuant to section 4999 of the Code, the executive will be entitled to an additional gross-up payment to make him whole for the excise tax and the taxes on the gross-up payment, provided that if the “parachute value” of such merger-related payments and benefits do not equal or exceed 110% of the amount that could be paid to the executive without incurring the excise tax, the payments and benefits will be reduced to the extent necessary to avoid incurring the excise tax.

The table below quantifies the estimated tax gross-up payments that would be made to the officers named therein, assuming that the closing of the merger occurs on December 31, 2008 and further assuming that a qualifying termination of employment occurs immediately thereafter. The actual amount of gross-up payments to which each executive may become entitled may be more or less than the estimated amount below.

Estimated Gross-
Name	up Payment ($)

Daniel W. Butler	5,311,000
Raymond P. Silcock	3,708,000

Under the Other Agreements, each of the executive officers has agreed to a covenant concerning confidential information, and to post-termination non-competition and non-solicitation covenants.

Other Employment-Related Agreements

Mr. Kohlberger has not entered into an employment agreement with Altria and remains subject to the terms and conditions of his existing employment agreement and severance agreement with the Company. Mr. Kohlberger’s employment agreement and severance agreement with the Company are separate agreements and will each provide benefits to Mr. Kohlberger, with no offset, as set forth below.

Mr. Kohlberger’s employment agreement was entered into on June 30, 2000. His employment agreement with the Company provides that he will be entitled to certain severance benefits if: (i) he is dissatisfied at any time with his reporting relationship or duties or the Company breaches his employment agreement and the Company fails to cure such breach within 15 days following receipt of proper notice; (ii) his employment is terminated by “mutual consent” (as defined in his employment agreement); or (iii) his employment is terminated other than for “cause” or “disability” (each as defined in his employment agreement). The severance benefits that would be payable to Mr. Kohlberger consist principally of the continuation of his salary, the highest amount payable to him under the Company’s Incentive Compensation Plan and certain welfare benefits (including all life, health, medical and survivor income plans) over a period of three years from the date of his termination of employment. In addition, Mr. Kohlberger’s employment agreement provides that, under the Officers’ Supplemental Retirement Plan, in the event of death, disability or retirement he will be deemed to have accrued the number of months of age and service credits as if he had continued employment through his 65th birthday. The Company is also required to pay up to $100,000 in legal fees relating to a termination of his employment other than for cause, disability or by mutual consent. Pursuant to Mr. Kohlberger’s employment agreement, Mr. Kohlberger has agreed not to engage in “competitive activity” (as defined in his employment agreement) during any period for which he is entitled to severance or welfare benefit continuation.

Mr. Kohlberger’s severance agreement was entered into on October 27, 1986, and sets forth certain benefits to be paid to Mr. Kohlberger upon a qualifying termination of employment following a change in control of the Company. The initial term of Mr. Kohlberger’s severance agreement is three years and is generally automatically extended every year. In addition, Mr. Kohlberger’s severance agreement expires no earlier than two years following a change in control. If the Company terminates Mr. Kohlberger’s employment within the two-year period following a change in control for any reason other than death, “disability” or “cause” or if he terminates his employment for “good reason” (as such terms are defined in his severance agreement), he is entitled to benefits consisting of a lump sum severance payment equal to three times the sum of his base salary and the highest payment under the Company’s Incentive Compensation Plan made to him in any of the preceding three years, provided that such Incentive Compensation Plan amount is limited to 75% of base salary for this purpose.

The amount of cash severance that will be payable to Mr. Kohlberger, assuming that the closing of the merger occurs on December 31, 2008 and further assuming that a qualifying termination of employment occurs as of the effective time of the merger, is estimated to be approximately $7,709,000.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of shares of Common Stock. This summary is based on current law as of the date hereof, is for general informational purposes only and does not purport to be a complete description of all of the tax consequences of the merger. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations issued thereunder, current administrative interpretations of the U.S. Internal Revenue Service (“IRS”), and court decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. We cannot assure you that future legislation, U.S. Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively. No ruling from the IRS has been or will be sought with respect to any of the tax consequences of the merger and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all aspects of taxation that may be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not address the tax treatment of holders of shares of Common Stock subject to special treatment under the U.S. federal income tax laws, including, without limitation, banks and other financial institutions, insurance companies, tax-exempt organizations, mutual funds, individual retirement accounts and other tax deferred accounts, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting for their securities holdings, persons whose functional currency is not the U.S. dollar, persons holding their shares of Common Stock as part of a hedging transaction, conversion transaction or constructive sale or as a position in a “straddle,” and holders who acquired their shares of Common Stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of shares of Common Stock that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity subject to tax as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for such purposes.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) of shares of Common Stock that is not a U.S. holder. If an entity treated as a partnership for U.S. federal tax purposes holds shares of Common Stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are such an entity, a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes holding shares of Common Stock, you should consult your own tax advisor.

This discussion assumes that your shares of Common Stock are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address U.S. federal alternative minimum tax consequences, consequences under the tax laws of any state, local or foreign jurisdiction, or any estate, gift or other non-income tax considerations.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER AND RELATED TRANSACTIONS, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF YOUR SHARES.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger.  The receipt of cash by a U.S. holder in exchange for its shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received by such holder in exchange for its shares of Common Stock and the holder’s adjusted tax basis in such shares. Gain or loss, as well as the holding period, will be determined separately for each block of shares of Common Stock surrendered for cash pursuant to the merger, with a block consisting of shares of Common Stock acquired at the same cost in a single transaction. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of Common Stock have been held for more than one year at the effective time of the merger. Such gain or loss will generally be short-term capital gain or loss if at the effective time of the merger the shares of Common Stock have been held for one year or less. Individual and certain other non-corporate U.S. holders who recognize long-term capital gains are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting.  The receipt of cash by a U.S. holder in exchange for its shares of Common Stock pursuant to the merger may be subject to information reporting and backup withholding tax at the applicable rate (currently at a rate of 28%), unless the U.S. holder (i) timely furnishes an accurate taxpayer identification number and otherwise complies with applicable U.S. information reporting or certification requirements (typically by completing and signing an IRS Form W-9, or a Substitute Form W-9, a copy of which will be included as part of the letter of transmittal to be timely returned to the paying agent) or (ii) is a corporation or other exempt recipient and, when required, properly establishes such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger.  The receipt of cash by a non-U.S. holder in exchange for shares of Common Stock pursuant to the merger generally will be exempt from U.S. federal income tax, unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met;

•	the gain, if any, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to a permanent establishment or fixed base the non-U.S. holder maintains in the United States); or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending at the effective time of the merger or the period that the non-U.S. holder held shares of Common Stock. We do not believe that we have been, currently are, or will become, a United States real property holding corporation. If we were or were to become a United States real property holding corporation at any time during the applicable period, however, any gain recognized by a non-U.S. holder upon the receipt of cash in exchange for shares of Common Stock pursuant to the merger by a non-U.S. holder that did not own (directly, indirectly or constructively) more than 5% of the outstanding shares of Common Stock during the applicable period would not be subject to U.S. federal income tax, provided that Common Stock is regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code) in the calendar year of the merger.

Individual non-U.S. holders who are subject to U.S. federal income tax because the holders were present in the United States for 183 days or more during the year of the merger are taxed on their gains (including gains from the sale of shares of Common Stock and net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Other non-U.S. holders subject to U.S. federal income tax with respect to gain recognized on the receipt of cash in exchange for shares of Common Stock pursuant to the merger generally will be taxed on any such gain in the same manner as if they were U.S. holders and, in the case of foreign corporations, such gain may be subject to an additional branch profits tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

Backup Withholding and Information Reporting.  In general, non-U.S. holders will not be subject to backup withholding and information reporting with respect to the receipt of cash in exchange for shares of Common Stock pursuant to the merger if they provide the paying agent with an IRS Form W-8BEN (or an IRS Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holders) and we or our paying agent do not have actual knowledge (or reason to know) that the holder is a U.S. holder. If shares of Common Stock are held through a foreign partnership or other entity treated as a partnership for U.S. federal income tax purposes, certain documentation requirements may also apply to such partnership or other entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

HOLDERS OF SHARES OF COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Regulatory and Other Governmental Approvals

Hart-Scott-Rodino

The merger is subject to review by the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division” or “DOJ”) and the U.S. Federal Trade Commission (“FTC”) under the HSR Act. The Company and Altria have filed their requisite Premerger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on September 19 2008, which triggered an initial 30-day waiting period during which Altria cannot acquire or exercise operational control of the Company. This waiting period will expire on October 20, 2008, unless the FTC and DOJ grant the parties’ request for early termination of the waiting period or one of the agencies issues a request for additional information or documentary material (“Second Request”). The issuance of a Second Request extends the HSR Act waiting period until Altria and the Company each certify that it has substantially complied with its own Second Request. Compliance with a Second Request requires both parties to submit responses to detailed interrogatories and broad document requests, which can take up to several months. Once both parties have complied with their Second Requests, the reviewing agency has 30 days to complete its review. The parties often agree with the reviewing agency not to consummate the transaction even after the second 30-day waiting period. At the close of its review, the reviewing agency has the options of closing its investigation without taking any enforcement action, negotiating a consent decree with the parties to resolve any remaining competitive concerns or, if such concerns are not resolved, instituting a lawsuit in a U.S. federal court to enjoin the merger. The Antitrust Division, the FTC, state Attorneys General or private parties may also challenge the merger on antitrust grounds either before or after the transaction has closed. Accordingly, while the parties believe that the transaction complies with the applicable antitrust law, it is possible that at any time before or after expiration or termination of the HSR Act waiting period or even after the completion of the merger, any of the Antitrust Division, the FTC, state Attorneys General or private parties could take action under the antitrust laws as deemed necessary or desirable in the public or other interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

Other Foreign and Certain Other Regulatory Matters

The merger may be subject to certain regulatory requirements of other municipal, state, federal and foreign governmental and self-regulatory agencies and authorities, including certain notifications and approvals relating to our wine business unit (except those approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” on page [  ])). Together with Altria, we are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the merger. Altria has the right to extend the closing date up to a date not beyond January 7, 2009 if any required pre-approval of any authority regulating the Company’s wine business unit has not been obtained at the time all other conditions to the merger have been waived or fulfilled.

The transaction is subject to a notification obligation under the Brazilian antitrust laws. On September 26, 2008, the companies made a filing with the applicable antitrust regulator in Brazil. The Brazilian review process consists of three phases, two phases of 30 calendar days and one phase of 60 calendar days. In accordance with Brazilian law, the regulatory review process is not required to be completed before the effective time of the merger.

It is possible that one or more of the regulatory approvals required to complete the merger will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, Altria and the Company have each agreed to use their respective reasonable best efforts to complete the merger, including to gain clearance from antitrust review and obtain other required approvals.

Although the parties believe that the transaction complies, in all material respects, with applicable law, we cannot be certain that we will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that result in a failure to satisfy the conditions to closing. Neither Altria nor we have yet obtained any of the governmental or regulatory approvals required to complete the merger.

Certain Stockholder Litigation

On September 8, 2008, a plaintiff served a putative class action lawsuit against the Company, the members of its board of directors and Altria in the Superior Court of the State of Connecticut, Judicial District of Stamford-Norwalk at Stamford, challenging the transaction contemplated by the merger agreement. The complaint is captioned Suprina v. UST Inc., et. al., FST-CV-084014863-S. The complaint alleges, among other things, that the per share price offered by Altria is unfair and grossly inadequate and that the termination fee provision of the merger agreement is excessive and operates as a deterrent to other potential bidders. The complaint also alleges that the Company’s directors breached their fiduciary obligations by failing to maximize stockholder value by putting their own interests ahead of stockholder interests. The complaint asserts a claim for breach of fiduciary duties against the individual defendants and a claim for aiding and abetting breaches of fiduciary duty against Altria. The plaintiff seeks, among other things, an order enjoining the defendants from consummating the transaction and directing the individual defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s stockholders. The Company believes that the claims asserted by the plaintiff are wholly without merit and intends to defend vigorously against the action.

Delisting and Deregistration of Common Stock

It is our understanding that, if the merger is completed, the Common Stock will be delisted from the NYSE and Altria will take steps to deregister it under the Securities Exchange Act of 1934 (the “Exchange Act”). Accordingly, following the merger, we may not continue to file periodic reports with the SEC.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Altria, Merger Sub or their subsidiaries. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and as of a specific date and may be subject to more recent developments, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between parties to the merger agreement instead of estaxblishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Altria, Merger Sub or any of their respective subsidiaries.

On October 2, 2008, we entered into Amendment No. 1 to the Agreement and Plan of Merger (“Amendment No. 1”). The summary of terms of the merger agreement below and elsewhere in this proxy statement includes the changes effected to the merger agreement by Amendment No. 1. A copy of Amendment No. 1 is attached to this proxy statement as Annex B. All references in this proxy statement to the term merger agreement shall mean the merger agreement, as so amended, unless the context specifically contemplates otherwise.

The Merger

The merger agreement provides that Merger Sub will merge with and into us, and the separate existence of Merger Sub will cease. We will survive the merger as a wholly-owned indirect subsidiary of Altria, and will continue to be named “UST Inc.” (and we sometimes refer to ourselves as of and after such time as the “surviving corporation”). Following completion of the merger, Common Stock will cease to be listed on the NYSE, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and our current stockholders will cease to have any ownership interest in the Company or rights as stockholders of the Company.

Unless otherwise agreed by the parties to the merger agreement, the closing date for the merger will occur as promptly as practicable (but in no event later than the third business day) after the satisfaction or waiver (to the extent waivable by law) of the conditions to the merger, as described below in “Conditions to the Merger” beginning on page [  ]. Altria has the right to extend the closing date up to a date not beyond January 7, 2009, even if all closing conditions are satisfied or waived prior to such date, if: (i) Altria determines to do so in its sole discretion (in which case the reverse termination fee payable by Altria to us under certain circumstances shall be $300 million — see “The Merger Agreement — Termination Fees and Expenses” beginning on page [          ]) or (ii) any required pre-approval of any authority regulating the Company’s wine business unit has not been obtained at the time all other conditions referenced above have been waived or fulfilled.

The effective time of the merger will occur at the time we, together with Altria, duly file the certificate of merger with the Secretary of State of the State of Delaware or at such time as may be specified in the certificate of merger (the “effective time”).

Merger Consideration

At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $69.50 in cash, without interest, less any required withholding taxes (the “merger consideration”), other than the following shares:

•	shares held by holders who have properly perfected and not withdrawn demand for their appraisal rights under Delaware law; and

•	shares owned by the Company (as treasury stock or otherwise), Altria or Merger Sub and any of their direct or indirect wholly-owned subsidiaries.

After the merger is effective, each holder of shares of Common Stock (other than shares for which appraisal rights have been properly demanded and perfected and not withdrawn) will no longer have any rights with respect to such shares, except for the right to receive the merger consideration, without interest, less any required withholding taxes. (See “Dissenters’ Rights of Appraisal” beginning on page [  ].)

Treatment of Options and Other Awards

Company Options

At the effective time, each then-outstanding option to acquire shares of Common Stock, vested or unvested, will be cancelled and converted into the right to receive for each share of Common Stock then subject to such option an amount equal to the excess, if any, of $69.50 (or such greater amount provided under the applicable option agreement) over the exercise price payable in respect of such share of Common Stock issuable under such option, less any required withholding taxes.

Restricted Shares and Restricted Stock Units

At the effective time, each then-outstanding share of restricted stock and each then-outstanding restricted stock unit, vested or unvested, held or determined to be held if vesting based on performance criteria, will be cancelled and converted into the right to receive $69.50 in cash, less any required withholding taxes, except that any such awards of restricted stock or restricted stock units granted after September 7, 2008 will be converted into comparable awards relating to Altria common stock at the effective time.

Company Awards

At the effective time, each other then-outstanding company award will be cancelled and converted pursuant to the applicable awards plan into the right to receive $69.50 in cash, less any required withholding taxes. Pursuant to the terms of the Company’s Director Deferral Program, the fully vested deferred fees credited to each non-employee director as phantom stock units at the effective time of the merger will be paid to the director in cash, in an amount equal to the number of units then credited times $69.50.

Appraisal Rights

If you properly exercise appraisal rights under Delaware law, your shares of Common Stock will not be converted into the right to receive $69.50 in cash per share, but instead your shares will be cancelled, will cease to exist and you will cease to have any rights with respect to such shares, except the right to receive the fair value of your shares of Common Stock in accordance with the provisions of Section 262 of the Delaware General Corporation Law (attached to this proxy statement as Annex E). See “Dissenters’ Rights of Appraisal” beginning on page [  ].

Exchange and Payment Procedures

Before the effective time of the merger, Altria will designate a paying agent (the “paying agent”) reasonably acceptable to us to act as agent for the benefit of holders of shares of Common Stock in connection with the merger. At the effective time of the merger, Altria will deposit with the paying agent the total consideration payable to all holders of shares of Common Stock immediately prior to the effective time.

Promptly after the effective time (but in any event within five business days), Altria will cause the paying agent to mail to each holder of record a letter of transmittal and instructions for use in effecting the surrender of the certificates or book-entry shares representing shares of Common Stock. The letter of transmittal and instructions will tell you how to surrender your shares of Common Stock that are represented by certificates or shares you may hold that are represented by book entry in exchange for the merger consideration.

The surviving corporation will deliver payments for the options, shares of restricted stock and restricted stock units to their holders as soon as reasonably practicable (but in no event later than seven business days) following the effective time, and, for company awards, in accordance with the terms of the applicable plan.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a properly completed letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or affidavit of loss and posting of bond in lieu thereof, as described below) or book-entry share to the paying agent, together with a duly executed letter of transmittal (except, in the case of book-entry shares, if such practice is not customary for the paying agent) and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate or book-entry share may be paid to the transferee if the stock certificate or book-entry share formerly representing the shares of Common Stock is properly endorsed or otherwise in a proper form for transfer reasonably acceptable to the paying agent and the transferee pays the transfer or other taxes required or establishes to the satisfaction of the surviving corporation that such tax has been paid and is not applicable.

No interest will be paid or accrued on the cash payable upon the surrender of the certificates or book-entry shares.

After the effective time of the merger, there will be no transfers on our stock transfer books of shares of Common Stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by Company stockholders one year after the effective time of the merger will be delivered to Altria. Former holders of shares of Common Stock who have not complied with the above described exchange and payment procedures will thereafter only look to Altria for payment of the merger consideration. To the extent permitted by applicable law, any amount unclaimed by our stockholders prior to such time when the amounts would otherwise escheat to or become property of any governmental entity will become the property of the surviving corporation and you will no longer have any claim to or interest in it.

Altria, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Code, and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the certificate’s loss, theft or destruction and post a bond in a reasonable amount as Altria may direct to indemnify itself against any claim with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Charter, Bylaws, Directors and Officers

When the merger is completed, the certificate of incorporation of the surviving corporation will be that of the Company in effect immediately prior to the effective time. When the merger is completed, the bylaws of the surviving corporation will be those of Merger Sub in effect immediately prior to the effective time. The directors of Merger Sub at the effective time of the merger will continue as the directors of the surviving corporation. The officers of the Company at the effective time of the merger will continue as the officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Altria and Merger Sub, and by Altria and Merger Sub to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. The statements embodied in those representations and warranties are in some cases subject to important exceptions, limitations and supplemental information contained in confidential disclosure schedules that the Company and Altria have exchanged in connection with signing the merger agreement. Please note that certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable under federal securities laws or may have been included in the merger agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our and our subsidiaries’ organizational documents;

•	our capital structure, including in particular the number of authorized and outstanding shares of Common Stock, our preferred stock, options to purchase shares of Common Stock, our restricted shares, our restricted stock units, and Company awards;

•	our subsidiaries and our equity interests in them;

•	our corporate power and authority to enter into the merger agreement and, subject to the approval of the merger agreement by the required vote of our stockholders, to consummate the transactions contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the merger and related transactions;

•	the absence of conflicts with, or violations of, our or our subsidiaries’ governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger and the other transactions contemplated by the merger agreement;

•	compliance with laws applicable to the Company, our subsidiaries or our and our subsidiaries’ businesses since December 31, 2006;

•	certain permits and licenses necessary for the lawful conduct of our and our subsidiaries’ businesses;

•	the compliance with applicable Securities and Exchange Commission (“SEC”) rules and filing requirements since January 1, 2005, including the accuracy and compliance with applicable legal requirements and GAAP of the consolidated financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the adequacy of our internal controls and procedures;

•	the absence of certain changes and certain actions since December 31, 2007;

•	legal proceedings and governmental orders;

•	employee benefits;

•	the inapplicability of takeover statutes and related provisions to the merger;

•	property and leases;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property matters;

•	material contracts and performance of obligations thereunder;

•	the accuracy of information supplied in this proxy statement and its compliance with applicable legal requirements;

•	insurance matters;

•	receipt of opinions from Citi and Perella Weinberg;

•	absence of brokers and finders; and

•	related party transactions.

Many of our representations and warranties are qualified by a “Company Material Adverse Effect” standard. For purposes of the merger agreement, “Company Material Adverse Effect” is defined to mean any effect, event, development, condition or change that, individually or in the aggregate, is materially adverse to the financial condition, business, assets, properties, liabilities or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

•	changes arising out of general political, economic or industry or financial or capital market conditions in the U.S. or other countries where we have material operations;

•	changes in law, tax, regulatory or business conditions;

•	changes in GAAP or the rules or policies of the Public Company Accounting Oversight Board;

•	any failure of the Company or its subsidiaries to meet any projections, guidance, estimates, forecasts or milestones or financial or operating predictions for periods ending on or after the date of the merger agreement (provided that the underlying effect, event, development or circumstance may be taken into account);

•	the announcement or the existence of the merger agreement and the transactions contemplated by the merger agreement (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, any litigation or other proceeding);

•	acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	compliance with the terms of, or any actions taken pursuant to, the merger agreement, or any failures to take action which is prohibited by the merger agreement, or such other changes or events to which Altria has expressly consented in writing; or

•	certain items identified in the disclosure letter to the merger agreement.

The merger agreement also contains various representations and warranties made by Altria and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. Their representations and warranties relate to:

•	their organization, valid existence and good standing;

•	Altria’s ownership of Merger Sub;

•	Merger Sub’s absence of other purposes or prior activities;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transaction contemplated by the merger agreement;

•	the required consents and approvals of governmental entities in connection with the merger and related transactions;

•	the absence of any violation or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	pending or threatened legal actions;

•	the ability of Altria and Merger Sub to pay all amounts required to be paid by them in connection with the merger agreement;

•	the absence of undisclosed brokers’ fees;

•	neither Altria nor Merger Sub owning any Company securities; and

•	the accuracy of information supplied by Altria in this proxy statement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion or termination of the merger agreement.

Conduct of Our Business Prior to Closing

We have agreed in the merger agreement that, subject to certain exceptions, until the effective time of the merger, unless Altria otherwise consents (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will:

•	conduct our and our subsidiaries’ businesses in all material respects in the ordinary course consistent with past practice; and

•	use our and our subsidiaries’ respective reasonable best efforts to preserve our and our subsidiaries’ business organizations intact, maintain satisfactory relations and goodwill with governmental entities, customers, suppliers, lenders, employees and distributors and other persons with whom we and our subsidiaries have material business relations and keep available the services of our and our subsidiaries’ officers and employees.

We have also agreed that during such time period, subject to certain exceptions and unless Altria gives consent (which consent will not be unreasonably withheld or delayed), we and our subsidiaries will not:

•	amend our organizational documents;

•	issue, sell, pledge, dispose of, or encumber any of our capital stock or other equity interests or shares of our subsidiaries, or any options, warrants, convertible securities or other rights to acquire shares of Common Stock or shares of our subsidiaries, except in connection with the exercise of options or the settlement of restricted shares, restricted stock units or company awards;

•	repurchase, redeem or otherwise acquire any securities or equity equivalents, except in the ordinary course of business in connection with the exercise of options or the lapse of restrictions on or cancellation of restricted shares, restricted stock units or company award;

•	adjust, redeem, reclassify, combine, split, or subdivide any shares of beneficial interest or shares of any class of capital stock or other equity interest;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest, property or otherwise, with respect to any of the shares of beneficial interest or shares of any class of capital stock or other equity interests, except for cash dividends by any wholly-owned subsidiary only to the Company or any other wholly-owned subsidiary in the ordinary course of business consistent with past practice, regular quarterly dividends, each not to exceed $0.63 per share of Common Stock, with declaration, record and payment dates reasonably consistent with the Company’s past practice for the comparable quarter, dividends or distributions required under the applicable organizational documents, or dividends or distributions consistent with past practice with respect to certain subsidiaries;

•	acquire or agree to acquire any entity or real property valued in excess of $10,000,000 individually or $25,000,000 in the aggregate;

•	incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for another party’s obligations, except for:

•	the Company’s existing credit facility in the ordinary course of business;

•	as needed to finance the costs and expenses incurred in connection with the transactions contemplated by the merger agreement;

•	refinancings of indebtedness becoming due and payable on terms and in such amounts reasonably acceptable to Altria; and

•	inter-company indebtedness among us and our subsidiaries in the ordinary course of business consistent with past practice;

•	repurchase, repay, defease or pre-pay any indebtedness except:

•	repayments in the ordinary course of business;

•	terminating or settling an interest rate swap or other hedging instrument; or

•	prepaying or repaying mortgage indebtedness secured by one or more owned real properties;

•	modify, amend, terminate or enter into any material contract;

•	other than as required by the Company’s benefit plans in effect at signing or as required by law:

•	increase the compensation (including bonus opportunities) or fringe benefits of any of our directors, executive officers or employees;

•	grant any substantial severance or termination pay or make any new equity awards to any director, officer or employee;

•	enter into or amend any employment, consulting, change-in-control or severance agreement or arrangement with any of our present or former directors, executive officers, or employees;

•	establish, adopt, enter into, freeze or amend in any material report, or terminate, accelerate or contribute to any benefit plan;

•	pay, accrue, certify or otherwise take affirmative action regarding performance level achievements or vesting criteria in any benefit plan;

•	take any action with respect to salary, compensation, benefits or other terms and conditions that would create a “good reason” for an employee entitled to collect severance payments and benefits to terminate employment;

•	terminate the employment of any holder of a change in control or similar agreement other than for “cause”;

•	take any action that would result in any benefit plan violating Section 409A of the Code; and

•	execute or amend any collective bargaining agreement or other obligation to any labor organization;

•	change GAAP financial accounting principles or policies in any material respect;

•	make any loans, advances or capital contributions to, or investments in, any entity other than to or in wholly-owned subsidiaries, as required by certain contracts already in affect or in amounts up to $15,000,000 in the aggregate;

•	make, authorize, or enter into any commitment for any capital expenditure other than:

•	in accordance with the Company’s 2008 budget (or the Company’s 2009 budget insofar as it is consistent with 2008) together with up to $5,000,000 of additional capital expenditures at the Company’s discretion; and

•	in the ordinary course of business and consistent with past practice necessary to repair and/or prevent damage to any assets or properties as is necessary in an emergency;

•	waive, release, assign, settle or compromise any actual or threatened action for amounts greater than $1,000,000 individually or $5,000,000 in the aggregate;

•	amend any term of any outstanding equity security or equity interest;

•	adopt, authorize or enter into a plan of complete or partial liquidation or dissolution;

•	allow existing insurance policies to lapse without replacing them;

•	take certain actions with respect to taxes, tax elections, tax liability and tax returns;

•	mortgage, pledge, or suffer to exist any liens on any real property or material assets;

•	transfer, license, sell, lease or otherwise dispose of any assets with a fair market value in excess of $15,000,000 in the aggregate, except for:

•	selling inventory in the ordinary course of business consistent with past practice; or

•	pursuant to any contract already in effect;

•	effectuate a “plant closing” or “mass layoff”;

•	enter into any material agreement regarding any joint venture, strategic partnership or alliance which is material to either of the wine or tobacco business units;

•	release any person from, waive any right under, grant any consent under, fail to enforce any provision of, any confidentiality, “standstill” or similar agreement or exempt any person from “takeover” restrictions except if failure to take such action would be inconsistent with the fiduciary duties of our board of directors;

•	knowingly take any action that would, or would reasonably be expected to:

•	result in the material breach of a representation or warranty;

•	result in the nonperformance of or noncompliance with any obligation under the merger agreement; or

•	otherwise, individually or in the aggregate, prevent, delay or impede in any material respect the consummation of the merger or the other transactions contemplated by the merger agreement; or

•	commit to do any of the foregoing.

Stockholders Meeting

The merger agreement requires us, as promptly as reasonably practicable, to duly call, give notice of, convene and hold a special meeting of our stockholders solely for the purpose of obtaining the vote of our stockholders necessary to approve the merger agreement, even if our board of directors changes its recommendation that our stockholders vote in favor of adopting the merger agreement, unless the merger agreement is terminated as described below in “The Merger Agreement — Termination of the Merger Agreement.”

Except in certain circumstances described below in “The Merger Agreement — Restrictions on Solicitations,” our board of directors is required to recommend that our stockholders vote in favor of adopting the merger agreement.

Restrictions on Solicitations

We have agreed that prior to the consummation of the merger, we and our subsidiaries will not, and we will use reasonable best efforts to cause our and our subsidiaries’ representatives not to:

•	solicit, initiate, knowingly encourage or facilitate the making, submission or announcement of any takeover proposal from any third person or group;

•	engage in, continue or participate in any substantive discussions or negotiations regarding any takeover proposal or furnish any non-public information with respect to, or that could reasonably be expected to lead to, any takeover proposal;

•	fail to make, withdraw, modify or amend, or publicly propose or resolve to withhold, withdraw, modify or amend, in a manner adverse to Altria or Merger Sub, our board of directors’ recommendation that our stockholders adopt the merger agreement;

•	approve, endorse or recommend, or publicly propose or resolve to approve, endorse or recommend, a takeover proposal to the Company’s stockholders; or

•	enter into any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or stock exchange agreement, option agreement or other similar agreement, in each case providing for or relating to a takeover proposal, other than certain acceptable confidentiality agreements.

Notwithstanding these restrictions, the merger agreement provides that if we receive a bona fide written takeover proposal from a third party before the adoption of the merger agreement by our stockholders, that our board of directors determines in good faith, after consultation with our outside legal counsel and a financial advisor of nationally recognized reputation, that such takeover proposal constitutes or may reasonably be expected to lead to a “superior proposal” (as defined below), the Company may:

•	furnish non-public information to the third party making such takeover proposal (subject to executing an acceptable confidentiality agreement with the third party and, substantially contemporaneously, notifying Altria of such action and furnishing Altria with the same information to the extent it has not already been furnished); and

•	participate in substantive discussions or negotiations regarding the takeover proposal.

The Company is required to promptly (but in no event later than 48 hours after receipt) notify Altria of receipt of a takeover proposal, request for non-public information, or any other offer or proposal that our board of directors reasonably believes would lead to a takeover proposal, including price and other key terms and conditions of any such proposal, as well as to keep Altria informed in a reasonably prompt manner of the status and changes to the material terms of any such takeover proposal.

Our board of directors may, before the adoption of the merger agreement and approval of the merger by our stockholders and following receipt of a bona fide written takeover proposal (i) fail to make, withdraw, modify or amend, or publicly propose or resolve to withhold, withdraw, modify or amend, in a manner adverse to Altria or Merger Sub, its recommendation that our stockholders adopt the merger agreement, (ii) approve, endorse or recommend or publicly announce its intention to approve, endorse or recommend to our stockholders a takeover proposal, and/or (iii) cause the Company or any of its subsidiaries to enter into an alternative acquisition agreement with respect to a superior proposal (and concurrently terminate the merger agreement), only in the following circumstances:

•	our board of directors determines in good faith after consultation with outside legal counsel that failure to take any of the foregoing actions would be inconsistent with its fiduciary duties under applicable law;

•	prior to entering into an alternative acquisition agreement, our board of directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that the takeover proposal in question constitutes a superior proposal;

•	with respect to clause (iii) above, the Company has not breached, in any material respect, the solicitation restrictions in the merger agreement;

•	the Company provides at least 72 hours prior written notice to Altria and, to the extent applicable, a copy of the proposed agreement containing the terms and conditions of such superior proposal and the identity of the third party;

•	the Company engages in good faith negotiations with Altria during the 72-hour notification period and grants it the opportunity to adjust the terms and conditions of the merger agreement; and

•	following the expiration of such 72-hour notification period (which shall be extended upon any material revision of the takeover proposal to ensure that at least 72 hours remain), our board of directors continues to believe, after consulting with legal and financial advisors and taking into account any adjustments made by Altria, that the takeover proposal is still a superior proposal.

In addition, our board of directors may, before the adoption of the merger agreement and approval of the merger by our stockholders, fail to make, withdraw, modify or amend, or publicly propose or resolve to withhold, withdraw, modify or amend, in a manner adverse to Altria or Merger Sub its recommendation that our stockholders adopt the merger agreement and approve the merger, other than in connection with a takeover proposal, if our board of directors determines in good faith (after consulting with outside legal counsel and providing Altria with 72 hours prior notice) that failure to take such action would be inconsistent its fiduciary duties under applicable law.

The merger agreement does not prevent us from complying with our obligations to take a position under the tender offer rules or otherwise comply with applicable laws if our board of directors determines (after consultation with outside legal counsel) that failure to so disclose such position could constitute a violation of applicable law; provided that our board of directors must not (i) fail to make, withdraw, modify or amend, or publicly propose or resolve to withhold, withdraw, modify or amend, in a manner adverse to Altria or Merger Sub its recommendation that our stockholders adopt the merger agreement and approve the merger or (ii) approve, endorse or recommend or publicly announce its intention to approve, endorse or recommend to our stockholders a takeover proposal, unless such action is permitted by the above described provisions of the merger agreement or otherwise required by applicable law.

A “takeover proposal” is generally defined in the merger agreement to mean a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Altria and its subsidiaries) relating to any direct or indirect acquisition (including a plan of dissolution or liquidation or the issuance of extraordinary dividends) of 20% or more of (i) the fair market value of the Company’s consolidated assets, (ii) the Company’s net sales or total income on a consolidated basis are attributable or (iii) voting equity interests of the Company (including by tender offer).

A “superior proposal” is generally defined in the merger agreement to mean a bona fide written takeover proposal involving the direct or indirect acquisition of all or substantially all of the Company’s consolidated assets or 50% or more of the outstanding total voting equity interests of the Company, that our board of directors determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement, taking into account, if and to the extent deemed material by our of board of directors, among other factors, (i) financial considerations, (ii) the identity of the third party making such proposal, (iii) the anticipated timing, conditions and prospects for completion of such proposal, (iv) the other terms and conditions and implications thereof on the Company, including relevant legal, regulatory, and other aspects, (v) the availability of financing for such proposal and (vi) any of Altria’s proposed revisions to the merger agreement.

Indemnification and Insurance

For six years after the effective time of the merger, to the fullest extent permitted under applicable law, Altria will cause the surviving corporation to indemnify each present and former director and officer of the Company and its subsidiaries (each, an “indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and settlement amounts (consented to by the surviving corporation) whether civil, criminal, administrative or investigative, arising out of or related to any acts or omissions in such indemnitee’s capacity as a director or officer of the Company or any of its subsidiaries occurring at or prior to the effective time of the merger. Indemnitees have the right to have indemnification determinations made by an independent counsel mutually acceptable to the indemnitee and the surviving corporation. In addition, the surviving corporation is also required to advance expenses (including attorneys’ fees) if the indemnitee agrees to repay such amounts if ultimately determined not to be entitled to indemnification.

For at least six years after the effective time of the merger, Altria will cause the surviving corporation to indemnify and advance expenses of any indemnitee to the fullest extent required by our current certificate of incorporation, bylaws and any previously entered into indemnification agreement.

For at least six years after the effective time merger, Altria will or will cause the surviving corporation to maintain directors’ and officers’ liability insurance policies, directors’ and officers’ liability insurance policies that provide coverage for events occurring prior to the effective time of the merger with terms that are no less favorable than the existing policies of the Company. In lieu of the foregoing if so requested by Altria, the Company shall purchase a six-year “tail” directors’ and officers’ insurance policy with terms that are no less favorable than the existing policies of the Company. The Company or the surviving corporation will not be required to pay an annual premium in excess of 300% of the current annual premiums paid by the Company for such insurance. If the annual premiums exceed 300% of the current annual premiums, the surviving corporation will obtain with the greatest coverage available obtainable for a cost not to exceed such amount.

Employee Benefits

From the effective time of the merger until December 31, 2009, Altria will cause the surviving corporation to provide the employees of the surviving corporation and its subsidiaries (other than those covered by collective bargaining agreements) with (i) aggregate base salary, bonus, long-term incentive opportunities (including the value of equity-based long-term incentives) that are no less favorable than the aggregate base salary, bonus and long-term incentive opportunities provided by the Company immediately prior to the effective time of the merger (including the value of equity-based long-term incentives, provided that Altria is not required to offer equity or equity-based compensation or benefits to any employee) and (ii) employee benefits (generally excluding those related to equity and non-qualified retirement plans) that are no less favorable in the aggregate than those provided by the Company immediately prior to the effective time of the merger.

Pursuant to the terms of the merger agreement, all full-time salaried, non-officer employees of the surviving corporation and its subsidiaries will be entitled to severance benefits in an amount mutually agreed upon by the parties if their employment is terminated on or after the effective time of the merger and through December 31, 2010 (including a termination of employment by the eligible employee following a requirement that the employee relocate greater than 50 miles from his or her current work location), upon the terminated employee’s execution of a general release of claims in favor of Altria.

Altria has agreed to honor, fulfill and discharge, in accordance with their terms, the plans, contracts, agreements, arrangements and commitments of the Company applicable to any current or former employees or directors of the Company or any of its subsidiaries or predecessors which are in effect immediately prior to the effective time of the merger. Notwithstanding the foregoing sentence, Altria is permitted to amend or terminate any such plans, contracts, agreements, arrangements and commitments in accordance with their terms following the effective time of the merger.

Altria will cause any employee benefit plans in which the employees of the surviving corporation and its subsidiaries (other than those covered by collective bargaining agreements) are entitled to participate following the effective time of the merger to recognize past service with the Company for all purposes, except to the extent it would result in a duplication of benefits or benefit accruals under any defined benefit pension plan.

Under the merger agreement, Altria has acknowledged that a “change in control” or “change of control” will be deemed to have occurred for purposes of all applicable employee benefit plans no later than the effective time of the merger.

Prior to the effective time of the merger, the Company will be permitted to pay annual bonuses to each participant in our incentive compensation plan for 2008, in an aggregate amount not to exceed the aggregate amount payable under our incentive compensation plan in 2007 and, in the event that the effective time of the merger occurs in 2009, subject to Altria’s consent (not to be unreasonably withheld), to establish bonus targets, maximums and performance goals for 2009 in the ordinary course of business consistent with past practice.

Agreement to Take Appropriate Action

The parties are required to cooperate with each other and use their respective reasonable best efforts to cause the conditions to the closing of the merger and the subsequent transactions to be satisfied and to take certain other appropriate actions, in the most expeditious manner practicable, including, but not limited to:

•	taking all steps as may be necessary to obtain any waiver or consent from, or to avoid an action or proceeding by, any governmental entities;

•	obtaining all necessary waivers and consents from third parties;

•	executing and delivering any additional instruments necessary to consummate the merger;

•	furnishing each other with all information as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made in connection with the merger;

•	cooperating with each other regarding communications, meetings and other correspondence with any governmental entity in connection with the merger;

•	providing information and documents to governmental entities as necessary, proper or advisable and taking actions as necessary or advisable to permit the consummation of the transactions contemplated by the merger agreement; and

•	contesting on the merits, through litigation, any objection or opposition raised by any governmental entity or other person to the consummation of the transactions contemplated by the merger agreement and defending, on appeal, any favorable order and taking actions to have any order prohibiting the consummation of the transactions contemplated by the merger agreement overturned.

Pursuant to the merger agreement, Altria, however, is not required to become subject to or take any action with respect to any requirement, condition, agreement or order to (i) divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, Altria or any of their respective affiliates, (ii) operate or change the assets, business or portion of business of the Company, Altria or any of their respective affiliates in any manner or (iii) impose any restriction on the operation of the business or portion of the business of the Company, Altria or any of their respective affiliates.

Financing

Altria and Merger Sub have represented to us that their obligations and performance under the merger agreement are not subject to any conditions regarding their, or any other person’s, ability to obtain financing for the merger and related transactions. Moreover, Altria and Merger Sub have represented that, as of the signing of the merger agreement and as of the effective time of the merger, they will have cash on hand at closing sufficient to pay all amounts to be paid by them in connection with the merger. Altria and Merger Sub have also provided us with a commitment letter that is in full force as of the time of the merger agreement binding certain lenders to provide financing for the transaction.

We have agreed to cooperate with Altria and comply with its reasonable requests in connection with certain aspects of its financing including, but not limited to, road shows, preparing documents, providing monthly financial statements, and other assistance that would not unreasonably interfere with our business and operations, but our failure to provide such cooperation will not limit or restrict the obligation of Altria or Merger Sub to implement the merger agreement. Our failure to perform any obligation connected with their financing will not directly or indirectly provide any basis for Altria or Merger Sub to fail to perform their obligations pursuant to the merger agreement, unless we act intentionally to prevent their financing.

Other Covenants and Agreements

The merger agreement contains additional agreements among the Company, Altria and Merger Sub relating to, among other things:

•	the filing of this proxy statement and cooperation in preparing this proxy statement and responding to any comments received from the SEC regarding this proxy statement;

•	participation by Altria in any stockholder litigation;

•	timely repayment of the Company’s debt obligations;

•	cooperation in complying with applicable takeover statutes;

•	providing Altria and its representatives with access to our employees, properties, books and records;

•	notices of certain events; and

•	coordination of press releases and other public statements by either party related to the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger by holders of a majority of the outstanding shares of Common Stock;

•	the termination or expiration of the HSR Act or similar antitrust law waiting period or any other agreement with a governmental entity not to effect the merger entered into in accordance with the terms of the merger agreement;

•	all other applicable regulatory consents having been obtained and being in full force and effect (except those approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” on page [ ])); and

•	the absence of any injunction, law or order, as applicable, by any court or other governmental entity prohibiting the merger.

Conditions to Altria’s and Merger Sub’s Obligations.  The obligation of Altria and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties relating to capital structure being true and correct in all material respects, our representations and warranties relating to the absence of any Company Material Adverse Effect (as defined under “The Merger Agreement — Representations and Warranties” on page [ ]) since December 31, 2007 being true and correct in all respects, and all other representations and warranties being true and correct except where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect;

•	the performance in all material respects by us of all our obligations under the merger agreement;

•	the absence of any effect, event, development, circumstance or change that, individually or in the aggregate with all other effects, events, developments, circumstances and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect; and

•	the receipt by Altria and Merger Sub of a closing certificate signed on behalf of the Company.

Conditions to the Company’s Obligations.  Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Altria and Merger Sub being true and correct except where the failure to be so true and correct would not reasonably be expected to prevent the consummation of the merger;

•	the performance in all material respects by Altria and Merger Sub of all their obligations under the merger agreement; and

•	the receipt by the Company of a closing certificate signed on behalf of Altria.

Termination of the Merger Agreement

The Company and Altria may agree in writing to terminate the merger agreement at any time without completing the merger. The merger agreement may also be terminated at any time in certain other circumstances, including:

•	by Altria or the Company if:

•	the merger has not been consummated by June 7, 2009, as such date may be extended (the “end date”) as follows: (i) until September 7, 2009 by mutual written agreement in the event more time is needed to obtain any regulatory approval or remove any other legal impediment; or (ii) for up to 10 business days if the special meeting has been postponed to a date after June 7, 2009 in accordance with the terms of the merger agreement, unless such termination was requested by the party whose breach of its obligations under the merger agreement was the principal cause of non-consummation;

•	there is a final and non-appealable governmental order restraining, enjoining or otherwise prohibiting the merger that did not result from the breach by the terminating party of its obligations under the merger agreement; or

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting or any adjournment or postponement thereof.

•	by the Company if:

•	at any time prior to a vote by our stockholders approving the merger, the Company enters into an alternative acquisition agreement with respect to a superior proposal, having been authorized through a process consistent with the solicitation provisions of the merger agreement, and immediately prior to or concurrently pays Altria the termination fee (as described under “The Merger Agreement — Termination Fees and Expenses” on page [ ]); or

•	Altria or Merger Sub is in breach of its representations, warranties, covenants or agreements under the merger agreement, or any such representation or warranty becomes inaccurate, and such breach or inaccuracy would result in the failure of a condition of the Company’s obligation to close and is not cured within 30 days following written notice from the Company, or which Altria or Merger Sub ceases to attempt to cure or which by its nature cannot be cured by the end date; provided that the Company is not in material breach of any provision of the merger agreement.

•	by Altria if:

•	our board of directors fails to make, withdraws, modifies or amends its recommendation to our stockholders to adopt the merger agreement and approve the merger, or publicly proposes to do so, in a manner adverse to Altria or Merger Sub;

•	our board of directors or any committee thereof approves, endorses or recommends a takeover proposal or enters into an agreement (other than certain acceptable confidentiality agreements) relating to a takeover proposal or publicly announces its intention to do so (other than in accordance with solicitation provisions of the merger agreement);

•	there is a material breach by the Company or certain other related persons of the solicitation provisions of the merger agreement;

•	we fail to include our board of directors’ recommendation that our stockholders adopt the merger agreement and approve the merger in the proxy statement delivered to our stockholders; or

•	we are in breach of our representations, warranties, covenants or agreements under the merger agreement or any such representation or warranty becomes inaccurate, and such breach would result in the failure of a condition of Altria’s obligation to close and is not cured within 30 days following written notice from Altria, or which we cease to attempt to cure or which by its nature cannot be cured by the end date; provided that Altria is not in material breach of any provision of the merger agreement.

Termination Fees and Expenses

Company Termination Fee

We have agreed to pay a termination fee of $250 million to Altria if:

•	Altria terminates the merger agreement after our board of directors fails to make, withdraws, modifies or amends its recommendation to our stockholders to adopt the merger agreement and approve the merger, or publicly proposes to do so, in a manner adverse to Altria or Merger Sub;

•	Altria terminates the merger agreement after our board of directors’ approval, endorsement or recommendation of a takeover proposal or entry into an agreement (other than certain acceptable confidentiality agreements) relating to a takeover proposal, or a public announcement of our intention to do so (other than in accordance with solicitation provisions of the merger agreement);

•	Altria terminates the merger agreement after a material breach by the Company or certain other related persons of the Company of the solicitation provisions of the merger agreement;

•	Altria terminates the merger agreement because we failed to include our board of directors’ recommendation that our stockholders adopt the merger agreement and approve the merger in the proxy statement delivered to our stockholders;

•	we terminate the merger agreement, at any time prior to a vote by our stockholders approving the merger, in connection with our entry into an alternative acquisition agreement with respect to a superior proposal, having been authorized through a process consistent with the solicitation provisions of the merger agreement; or

•	(i) Altria terminates the merger agreement after our breach which would result in the failure of a condition of Altria’s obligations to close and is not cured within 30 days following written notice from Altria, or which we cease to attempt to cure or which cannot be cured by the end date, (ii) we or Altria terminate the merger agreement after a failure to consummate the merger by the end date and regulatory approvals required by the merger agreement have been obtained and the merger has not been enjoined or (iii) we or Altria terminate the merger agreement after the failure to obtain the required stockholder approval of the merger, and the Company has previously received a takeover proposal or a takeover proposal was previously publicly announced and, during the 12-month period following termination of the merger agreement, entered into an agreement with respect to a takeover proposal, approved or recommended a takeover proposal to our stockholders or consummated a takeover proposal, in each case whether or not such takeover proposal is the same as the original takeover proposal; provided that the takeover proposal would still fit in the definition of “takeover proposal” (as defined under “The Merger Agreement — Restrictions on Solicitations” on page [ ]) if all references to “20%” were replaced with “a majority.”

Reverse Termination Fee

Altria has agreed to pay, except as described below, a reverse termination fee of $200 million to us upon our request if (i) Altria terminates the merger agreement or (ii) the merger has not been consummated by the end date, unless in either case Altria’s board of directors determines in accordance with its good faith business judgment that it was permitted under the merger agreement to terminate the merger agreement or it was not required to consummate the merger by the terms of the merger agreement. The reverse termination fee will be increased to $300 million if: (i) all conditions to the closing of the merger had been fulfilled or waived on any day on or prior to December 31, 2008 such that the merger could have otherwise been consummated on that day and (ii) the merger has not been consummated by January 7, 2009. The foregoing provision, however, will not apply if Altria had otherwise extended the date for closing the merger, as permitted by the merger agreement, due to the failure to obtain any required pre-approval of any authority regulating our wine business.

In circumstances where the reverse termination fee is payable it will be the exclusive remedy for damages of the Company and, once paid, the Company will not have a right to specific performance (see “The Merger Agreement — Specific Enforcement” on page [  ]). However, if the reverse termination fee is requested but not paid, the Company will be entitled to seek either the reverse termination fee or damages, but not both.

Accordingly, if the merger is not consummated because Altria fails to obtain the financing, the Company will generally have the option of receiving the reverse termination fee or seeking specific performance. The reverse termination fee is not payable, however, if the merger is not consummated as a result of antitrust related matters, including Altria’s breach of its obligations to use its reasonable best efforts to obtain antitrust clearance for the merger. Accordingly, in such event, the Company will have the option of seeking damages or seeking specific performance, but will not have the option of receiving the reverse termination fee.

Expenses

If the merger agreement is terminated in circumstances where the Company is obligated to pay a termination fee or Altria is obligated to pay a reverse termination fee, we will reimburse Altria and Merger Sub or Altria will reimburse us, as the case may be, for all expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, up to a maximum of $10 million. Otherwise, each party will be responsible for all of its expenses in connection with the merger agreement and the transactions contemplated by the merger agreement, except that Altria will (i) pay all antitrust filing fees and (ii) reimburse the Company for expenses incurred in connection with its cooperation with Altria in Altria’s financing of the merger.

Amendment and Waiver

The merger agreement may be amended by a written agreement by Altria, Merger Sub and us at any time prior to the effective time of the merger, except that no amendment that requires the further approval of our stockholders may be made once our stockholders have adopted the merger agreement unless such stockholder approval is sought and attained.

At any time prior to the effective time of the merger, to the extent allowed by law, Altria, Merger Sub or the Company may:

•	extend the time of performance of obligations or acts of the other parties;

•	waive any inaccuracies in the representations or warranties of the other parties; or

•	waive compliance by the other parties with any of the agreements contained in the merger agreement and such party’s conditions, unless prohibited by law.

Specific Enforcement

Except where the merger agreement is terminated or the reverse termination fee is paid, the parties will be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement including to cause Altria or Merger Sub to enforce the terms of the commitment letter, provided such enforcement is conditioned on the effectiveness of the merger.

PROJECTED FINANCIAL INFORMATION

The Company’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current year and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial forecasts prepared by senior management were made available to our board of directors and our financial advisors in connection with their consideration of the merger. We have included the material projections in this proxy statement to provide our stockholders access to certain nonpublic information considered by our board of directors for purposes of considering and evaluating the merger.

The inclusion of this information should not be regarded as an indication to any stockholder that our board of directors, Altria or any other recipient of this information considered, or now considers, it to be predictive of actual future results. The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as other factors described above under the caption “Cautionary Statement Concerning Forward-Looking Information” and matters specific to the Company’s business, many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less predictive with each successive year. The financial projections were prepared solely for internal use, for the use of our board of directors and our financial advisors in connection with the potential transaction and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projections included in this proxy statement were prepared by, and are the responsibility of the Company’s senior management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Ernst & Young LLP reports incorporated by reference in this proxy statement relate to the Company’s historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the projections were prepared, that were unforeseen by the Company’s senior management at the time of preparation.

The Company has made publicly available its actual results of operations for the year ended December 31, 2007 and for the three-month periods ended March 31, 2008 and June 30, 2008. You should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008 to obtain this information. Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections. The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company undertakes no obligation to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Set forth below is a copy of the projections prepared by our management for review by our board of directors at its strategy review meeting held on June 18, 2008 (the “Plan A Projections”) and utilized by our financial advisers as part of certain of the analyses undertaken by them in connection with the rendering of their fairness opinions.

Plan A Projections
Fiscal Year ending December 31

	2008E	2009E	2010E	2011E
	(In millions, except per share amounts)

Net Sales	$2,031	$2,138	$2,244	$2,359
Operating Income	$917	$947	$964	$998
Net Income	$542	$554	$573	$593
Diluted EPS	$3.65	$3.85	$4.06	$4.28
Capital Expenditures	$82	$90	$90	$90
Cash Flow from Operations	$557	$609	$625	$631
Dividends	$371	$378	$392	$415

In developing these projections, our senior management made numerous assumptions about our industry, markets and products and our ability to execute our plans. The projections have been prepared generally using accounting policies consistent with our annual and interim financial statements. The following additional assumptions were also made in developing these projections:

•	continued heavy price-value competition and a challenging economic environment;

•	the Company’s maintaining its stock repurchase program at $300 million per year in 2009 and reducing the level to $200 million in 2010 and 2011;

•	a dividend payout ratio of approximately 68% is followed;

•	on-going cost reductions of 2% per annum is achieved beyond 2009 as part of “Project Momentum”; and

•	the Company’s ability to continue to deliver 10% or more total shareholder return (“TSR”) with underlying earnings per share (“EPS”) growth of approximately 5.5% and a dividend yield of approximately 4.5%.

The Company also prepared an upside case for the above periods (the “Plan B Projections”), which reflected, among other things, the Company’s ability to achieve a TSR of
12%, with underlying EPS growth of approximately 7.6% and a dividend yield of approximately 4.5%.

Set forth below are the Plan B Projections. In the view of management, the Plan A Projections were more realistic than the upside case projections given the uncertainties and challenges facing our businesses and the economy as a whole. Accordingly, the Plan A Projections, rather than the Plan B Projections, were utilized in the financial analyses prepared by the financial advisers in connection with the delivery of their fairness opinions.

Plan B Projections
Fiscal Year ending December 31

	2008E	2009E	2010E	2011E
	(In millions, except per share amounts)

Net Sales	$2,031	$2,138	$2,244	$2,359
Operating Income	$917	$957	$1,015	$1,058
Net Income	$542	$561	$606	$633
Diluted EPS	$3.65	$3.89	$4.29	$4.55
Capital Expenditures	$82	$90	$90	$90
Cash Flow from Operations	$556	$615	$656	$671
Dividends	$371	$378	$393	$416

In addition to the above projections, our senior management, at the request of our board of directors, also prepared projections indicating the potential for an incremental improvement in operating income associated with the introduction of innovation products which the Company has been dedicating resources to develop. For both Plan A Projections and Plan B Projections, the impact of innovation is expected to be approximately $18 million of positive profit contribution by 2011 after initial losses of $6 million in 2009 and $11 million in 2010. Losses in 2009 and 2010 are the result of introductory spending to support the launch of the innovative products.

MARKET PRICES OF COMMON STOCK

Our Common Stock is traded on the NYSE under the symbol “UST.” The following table sets forth the high and low sales prices per share of Common Stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High		Low

Fiscal Year Ended December 31, 2006
1st Quarter		$43.14		$37.96
2nd Quarter		$45.78		$41.10
3rd Quarter		$55.06		$44.61
4th Quarter		$59.49		$52.34
Fiscal Year Ending December 31, 2007
1st Quarter		$61.17		$54.55
2nd Quarter		$60.58		$51.25
3rd Quarter		$55.86		$47.40
4th Quarter		$59.95		$48.34
Fiscal Year Ending December 31, 2008
1st Quarter		$58.03		$51.33
2nd Quarter		$56.47		$51.14
3rd Quarter		$68.90		$49.28
4th Quarter (through [ ])	$	[ ]	$	[ ]

The closing sale price of Common Stock on the NYSE on September 3, 2008, the last trading day before there was increased speculation in the marketplace regarding a possible transaction involving the Company, was $54.04. The closing sale price of Common Stock on the NYSE on September 5, 2008, the last trading day prior to the public announcement of the merger, was $67.55. On [          ], 2008, the most recent practicable date before this proxy statement was printed, the closing sale price per share of Common Stock on the NYSE was $[     ] per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

The merger agreement provides that we will not declare, set aside, make or pay any dividend except for regular quarterly dividends, each not to exceed $0.63 per share of Common Stock, with declaration, record and payment dates reasonably consistent with the Company’s past practice for the comparable quarter. On [          ], 2008, the Company’s board of directors declared a quarterly cash dividend of $0.63 per share of Common Stock, and announced it on [          ], 2008. The dividend is payable on [          ], 2008 to stockholders of record as of the close of business on [          ], 2008. The Company has paid cash dividends without interruption since 1992. The Company expects to continue its policy of paying cash dividends subject to the terms of the merger agreement.

DISSENTERS’ RIGHTS OF APPRAISAL

Under Delaware law, stockholders of record of Common Stock have the right to dissent from the merger and to receive payment in cash for the fair value of their Common Stock, as determined by the Court of Chancery of the State of Delaware (the “Chancery Court”), in lieu of consideration under the merger agreement. Any of our stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Delaware law requires strict compliance with the statutory procedures. A copy of Section 262 is attached to this proxy statement as Annex E.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law. The following summary does not constitute any legal or other advice that you exercise your right to appraisal under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law. Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters’ appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to us, as set forth below, a written demand for appraisal of your shares before our stockholder vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. Voting against or failing to vote for the merger itself does not constitute a demand for appraisal under Section 262.

•	You must not vote in favor of the merger. A vote in favor of the merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•	You must hold of record the shares of Common Stock on the date the written demand for appraisal is made and continue to hold the shares of record through the completion of the merger.

If you fail to comply with any of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to UST Inc., Corporate Secretary, 6 High Ridge Park, Building A, Stamford, Connecticut 06905, must be delivered before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

If you hold your shares of Common Stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee. Within 10 days after the effective date of the merger, the surviving entity must give written notice of the date the merger became effective to each UST Inc. stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving entity has no obligation to file such a petition in the event there are dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of their shares. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder’s previous written demand for appraisal.

At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Common Stock. Any attempt to withdraw an appraisal demand more than 60 days after the effective date of the merger will require the written approval of the surviving entity. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request has been received by the surviving corporation.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger. When the value is determined the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding to be paid in accordance with Section 262 and as the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares. Unless the Chancery Court, in its discretion, sets a different interest rate for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective date of the merger through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement. Moreover, the Company does not anticipate offering more than the consideration stockholders are entitled to receive pursuant to the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for the purposes of Section 262, the fair value of a share of Common Stock is less than such consideration. You should be aware that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. However, costs do not include attorneys’ fees and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness fees, although, upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had duly demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her Common Stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date. No appraisal proceeding in the Chancery Court will be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just; provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days.

In view of the complexity of Section 262, any of our stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our stockholders to vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of our common stock, par value $0.50 per share (“Common Stock”), as of September 26, 2008, except as otherwise indicated in the footnotes, for: (1) each person who we know beneficially owns 5% or more of the outstanding shares of Common Stock, (2) each director and named executive officer, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all shares of securities shown as beneficially owned by them, subject to community property laws where applicable.

Please see the footnotes below for the disclosure required by the Securities Exchange Act of 1934, for each of the parties listed below.

			Number of
			Exercisable
			Stock Options
	Number of Shares		Included
	Beneficially	Percent of	in Number of Shares
Beneficial Owner	Owned	Class(1)	Beneficially Owned

Capital Research Global Investors(2)	10,833,900	7.3%
Goldman Sachs Asset Management, L.P.(3)	9,747,726	6.6%
Renaissance Technologies LLC(4)	9,710,500	6.5%
Directors and Executive Officers:
John D. Barr	16,689	*	2,785
Theodor P. Baseler	140,913	*	88,400
Daniel W. Butler	79,458	*	10,000
John P. Clancey	40,919	*	8,785
Patricia Diaz Dennis	18,614	*	2,785
Joseph E. Heid	21,087	*	1,285
Murray S. Kessler	511,881	*	231,600
Richard A. Kohlberger	140,606	*	49,200
Peter J. Neff	24,379	*	5,785
Andrew J. Parsons	12,586	*	0
Raymond P. Silcock	28,925	*	0
Ronald J. Rossi	27,447	*	1,285
Lawrence J. Ruisi	2,758	*	0
All directors and officers as a group	1,066,262	*	401,910

*	Indicates less than 1%

(1)	Based on 148,520,705 outstanding shares of Common Stock as of September 26, 2008.

(2)	Information obtained from Schedule 13G dated as of February 11, 2008 and filed by Capital Research Global Investors (“CRGI”). CRGI reported sole voting power over 8,833,900 shares, and sole dispositive power over 10,833,900 shares. CRGI’s beneficial ownership is in its capacity as an investment advisor. One or more clients of CRGI have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock. CRGI holds more than 5% of the outstanding shares of Common Stock as of December 31, 2007 on behalf of Capital Income Builder, Inc. CRGI’s business address is 333 South Hope Street, Los Angeles, CA 90071.

(3)	Information obtained from Schedule 13G dated as of January 30, 2008 and filed by Goldman Sachs Asset Management, L.P. (“GSAM LP”). GSAM LP reported sole voting power over 6,589,378 shares, shared voting power over 286,076 shares, sole dispositive power over 9,442,050 shares, and shared dispositive power over 305,676 shares. GSAM LP’s beneficial ownership is in its capacity as an investment advisor. GSAM LP’s business address is 32 Old Slip, New York, NY 10005.

(4)	Information obtained from Schedule 13G dated as of February 12, 2008 and filed by Renaissance Technologies LLC (“RT LLC”). RT LLC reported sole voting power over 9,710,500 shares of Common Stock and sole dispositive power over 9,710,500 shares of Common Stock. James H. Simons may be deemed to be the beneficial owner of the 9,710,500 shares of Common Stock beneficially owned by RT LLC because of his position as control person of RT LLC. RT LLC’s beneficial ownership is in its capacity as an investment advisor. Certain funds and accounts managed by RT LLC have the right to receive dividends and proceeds from the sale of the 9,710,500 shares of Common Stock. RIEF Trading LLC holds of record more than 5% of such securities. The business address of RT LLC and James H. Simons is 800 Third Avenue, New York, New York 10022.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not hold an annual meeting of stockholders in fiscal 2009. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, in which case stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our fiscal 2009 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Pursuant to Exchange Act Rule 14a-8, because we anticipate that any fiscal 2009 annual meeting will be held more than 30 days after the anniversary of the 2008 annual meeting of stockholders, stockholder proposals for the fiscal 2009 annual meeting must be received in writing at our principal executive offices a reasonable time before we begin to print and mail our proxy materials to be considered for inclusion in our proxy materials relating to such meeting.

In addition, if the merger is not consummated, and you wish to nominate directors for election at the fiscal 2009 annual meeting of stockholders or to submit a proposal that is not intended to be included in our proxy materials relating to such meeting, our bylaws require that:

•	your notice to the Corporate Secretary contains the specific information set forth in our bylaws;

•	you be a stockholder of record at the time you deliver your notice to the Secretary and be entitled to vote at the meeting of stockholders to which such notice relates; and

•	you notify the Corporate Secretary in writing where such notification is so received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

In addition, notice of stockholder proposals must be received a reasonable time before we mail our proxy materials in order to be considered “timely” under Exchange Act Rule 14a-4(c). A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in our bylaws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials. All proposals and nominations should be sent to UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905, Attention: Corporate Secretary.

OTHER MATTERS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, Georgeson Inc., 199 Water St. 26th Floor, New York, NY 10038-3650, or by telephone at [telephone], or to UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905, Attention: Investor Relations, or by telephone at (203) 817-3000.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

UST Inc. files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Office of Investor Education and Advocacy of the SEC, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates. UST Inc.’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written request directed to us at UST Inc., 6 High Ridge Park, Building A, Stamford, Connecticut 06905, Attention: Investor Relations, or by telephone at (203) 817-3000. If you would like to request documents, please do so by [          ], 2008, in order to receive them before the special meeting. Our public filings are also available to you on our website at www.ustinc.com.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

UST Inc. Filings:	Periods/Report Dates:

Annual Report on Form 10-K	Year ended December 31, 2007
Quarterly Report on Form 10-Q	Quarter ended June 30, 2008
Quarter ended March 31, 2008
Current Reports on Form 8-K	September 7, 2008
February 26, 2008
October 3, 2008

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [          ], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders will not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
among
ALTRIA GROUP, INC.,
ARMCHAIR MERGER SUB, INC.
and
UST INC.

Dated as of September 7, 2008

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 6.2(g)
Action	Section 6.11(a)
Affiliate	Section 9.11
Agreement	Recitals
Antitrust Laws	Section 5.1(f)(i)
Bankruptcy and Equity Exception	Section 5.1(e)(i)
Benefit Plans	Section 5.1(k)(i)
Bonus Plans	Section 6.9(d)
Book-Entry Shares	Section 4.2(b)
business day	Section 1.2
Business Units	Section 5.1(r)(i)(D)
Bylaws	Section 2.2
Capital Expenditures	Section 6.1(a)(x)
Certificate of Merger	Section 1.3
Certificates	Section 4.2(b)
Change in Recommendation	Section 6.2(b)
Charter	Section 2.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 5.1(k)(ii)(A)
Commitment Letter	Section 5.2(f)
Company	Recitals
Company Acquisition Agreement	Section 6.2(b)
Company Approvals	Section 5.1(f)(i)
Company Awards	Section 4.3(d)
Company Board	Section 5.1(e)(ii)
Company Disclosure Letter	Section 5.1(c)(ii)
Company Expense Fee	Section 8.6(i)
Company Material Adverse Effect	Section 9.11
Company Option	Section 4.3(a)
Company Recommendation	Section 5.1(e)(ii)
Company Reports	Section 5.1(h)(i)
Confidentiality Agreement	Section 9.7
Consent	Section 5.1(f)(i)
Constituent Corporations	Recitals
Contract	Section 5.1(f)(ii)
Costs	Section 6.11
D&O Insurance	Section 6.11(c)
DGCL	Section 1.1
Dissenting Stockholders	Section 4.1(a)
Effective Time	Section 1.3
Employees	Section 5.1(k)(i)
End Date	Section 8.2(a)
Environmental Law	Section 5.1(n)

Environmental Permits	Section 5.1(n)
ERISA	Section 5.1(k)(i)
ERISA Affiliate	Section 5.1(k)(ii)(E)
ERISA Plan	Section 5.1(k)(ii)(C)
Exchange Act	Section 5.1(f)(i)
Excluded Shares	Section 4.1(a)
Expense Fee	Section 8.6(f)
Financing	Section 5.2(f)
GAAP	Section 5.1(h)(ii)
Governmental Entity	Section 9.11
Hazardous Material	Section 5.1(n)
HSR Act	Section 5.1(f)(i)
Indemnified Parties	Section 6.11(a)
Infringe	Section 5.1(q)
Injunction	Section 7.1(c)
Intellectual Property	Section 5.1(q)
IRS	Section 5.1(k)(i)
Knowledge	Section 9.11
Laws	Section 5.1(g)(i)
Leases	Section 5.1(m)(iii)
Lenders	Section 5.2(f)
Licenses	Section 5.1(g)(ii)
Lien	Section 5.1(d)(i)
Material Contract	Section 5.1(r)(i)
Merger	Recitals
Merger Sub	Recitals
Multiemployer Plan	Section 5.1(k)(i)
Non-U.S. Benefit Plans	Section 5.1(k)(i)
Notice Period	Section 6.2(b)
Other Confidentiality Agreement	Section 6.2(a)
Order	Section 5.1(j)(ii)
Organizational Documents	Section 5.1(b)
Owned Real Property	Section 5.1(m)(ii)
Parent	Recitals
Paying Agent	Section 4.2(a)
Payment Fund	Section 4.2(a)
Pension Plan	Section 5.1(k)(iii)
Per Share Merger Consideration	Section 4.1(a)
Person	Section 4.2(d)
Preferred Stock	Section 5.1(c)(i)
Permitted Liens	Section 9.11
Post-Closing Welfare Plans	Section 6.9(b)
Proxy Statement	Section 5.1(s)
Release	Section 5.1(n)
Representatives	Section 6.2(a)

Required Transaction Funds	Section 5.2(f)
Requisite Company Vote	Section 5.1(e)(i)
Restricted Share	Section 4.3(b)
Reverse Termination Fee	Section 8.6(g)
RSU	Section 4.3(c)
Sarbanes-Oxley Act	Section 5.1(h)(iv)
SEC	Section 5.1(h)(i)
Securities Act	Section 5.1(f)(i)
Shares	Section 4.1(a)
Stock Plans	Section 5.1(c)(ii)
Stockholders Meeting	Section 6.4
Subsidiary	Section 9.11
Subsidiary Securities	Section 5.1(d)(ii)
Superior Proposal	Section 6.2(g)
Surviving Corporation	Section 1.1
Takeover Proposal	Section 6.2(g)
Takeover Statute	Section 5.1(l)
Tax	Section 5.1(o)
Tax Return	Section 5.1(o)
Termination Fee	Section 8.6(b)
U.S. Benefit Plans	Section 5.1(k)(ii)(A)
WARN	Section 5.1(p)(ii)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 7, 2008, among UST INC., a Delaware corporation (the “Company”), ALTRIA GROUP, INC., a Virginia corporation (“Parent”), and ARMCHAIR MERGER SUB, INC., a Delaware corporation and a wholly-owned indirect subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Merger Sub, Parent and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement; and

WHEREAS, each of Merger Sub, Parent and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

1.2  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, NY at 10:00 a.m. (Eastern Time) as promptly as practicable (but in no event later than the third (3rd) business day) (the “Closing Date”) following the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions; provided that, if any required pre-approval of any authority regulating the wine Business Unit (as hereinafter defined) has not been obtained at the time all conditions set forth in Article VII have been waived or fulfilled (other than those conditions that by their nature are to be satisfied at the Closing), then Parent by written notice to the Company may extend, from time to time, the Closing Date up to a date not beyond the four (4) month anniversary of the date of this Agreement). For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

1.3  Effective Time.  At the time of the Closing, the Company and Parent will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the office of the Secretary of State of the State of Delaware or at such later date as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

1.4  Effect of the Merger.  The Merger shall have the effects provided by this Agreement and DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF
THE SURVIVING CORPORATION

2.1  The Certificate of Incorporation.  The parties hereto shall take all actions necessary so that the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law.

2.2  The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until duly amended as provided therein or by applicable Law.

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1  Directors.  The parties hereto shall take all actions necessary so that the board of directors of the Surviving Corporation shall, from and after the Effective Time, consist of the directors of Merger Sub in office immediately prior to the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws and the DGCL.

3.2  Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws and the DGCL.

ARTICLE IV

EFFECT OF THE MERGER

4.1  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, the Company, Merger Sub or the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of the common stock, par value $0.50 per share, of the Company (a “Share” or collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company (as treasury stock or otherwise), and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each Share referred to in clause (i) or clause (ii) being an “Excluded Share” and collectively, the “Excluded Shares”) shall be converted into the right to receive $69.50 per Share in cash (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Share (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each Share owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(f). The foregoing notwithstanding, the consummation of the Merger shall not affect any rights relating to the receipt of a dividend that a holder of Shares on a record date for such dividend occurring on or before the Effective Time may have.

(b) Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Excluded Share referred to in Section 4.1(a)(ii) to receive the payment to which reference is made in Section 4.2(f).

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2  Surrender and Payment.

(a) Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall invest the cash included in the Payment Fund in obligations guaranteed by the full faith and credit of the United States of America. All interest earned on such funds shall be paid to Parent; provided, that any loss incurred on the investment of cash in the Payment Fund shall be solely for Parent’s account and shall not relieve Parent from making available the full amount of the aggregate Per Share Merger Consideration to holders of Shares. The Surviving Corporation shall pay all charges and expenses of the Paying Agent.

(b) Exchange Procedures.  Promptly after the Effective Time (but in any event within five (5) business days thereafter), the Paying Agent shall mail to each holder of record of (x) a certificate or certificates that immediately prior to the Effective Time represented Shares (the “Certificates”) and (y) any non-certificated shares held by book-entry (“Book-Entry Shares”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the Per Share Merger Consideration as provided in Section 4.1(a). Exchange of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book-entry. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares surrendered multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. Parent shall cause the Paying Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Certificates or Book-Entry Shares. The foregoing notwithstanding, a letter of transmittal need not be sent to and completed by holders of Book-Entry Shares unless such a practice is customary for the Paying Agent. In such event, payment of the Per Share Merger Consideration shall be made promptly following the Effective Time and without completion of a letter of transmittal.

In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed in a form reasonably acceptable to the Paying Agent or otherwise be in proper form for transfer reasonably acceptable to the Paying Agent and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b) each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration pursuant to Section 4.1(a).

No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate or Book-Entry Shares. All Per Share Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Shares.

(c) Transfers.  From and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE IV.

(d) Termination of Payment Fund.  Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to Parent for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in a customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay to such Person an amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder, except as provided in the preceding sentence. The Company shall (i) give Parent prompt notice of any demand for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) permit Parent to direct and control all negotiations and proceedings with respect to demand for appraisal under the DGCL; provided that prior to the Effective Time Parent shall keep the Company reasonably informed regarding all negotiations and proceedings with respect to any demand for appraisal under the DGCL and provide the Company with a reasonable opportunity to participate in such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent given in its sole discretion, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax Law.

To the extent that amounts are so withheld by the Surviving Corporation, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares.

4.3  Treatment of Stock Plans.

(a) Options.  At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time (but in any event no later than seven (7) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option immediately prior to the Effective Time times (ii) the excess, if any, of the Per Share Merger Consideration (or such greater amount provided by the applicable nonqualified stock option agreement) over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Restricted Shares.  Except with respect to awards granted on or after the date of this Agreement, at the Effective Time, each outstanding share of restricted stock (“Restricted Share”) issued under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time (but in any event no later than seven (7) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Restricted Shares held immediately prior to the Effective Time times (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. Except as set forth in Section 4.3(b) of the Company Disclosure Letter, if the Restricted Shares vest based on attainment of performance criteria, the total number of Restricted Shares held immediately prior to the Effective Time shall equal the sum of (x) the number of shares corresponding to any year in a performance period or the full performance period (as applicable) with respect to which performance had been determined prior to the Effective Time calculated based on actual performance for such year or period, and (y) the number of shares corresponding to any year in a performance period or the full performance period (as applicable) with respect to which performance has not yet been determined as of the Effective Time calculated based on deemed performance at “target” in accordance with the terms of the Restricted Share awards for such year or period.

(c) Restricted Stock Units.  Except with respect to awards granted on or after the date of this Agreement, at the Effective Time, each outstanding restricted stock unit (an “RSU”) under the Stock Plans, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Corporation, as soon as reasonably practicable after the Effective Time (but in any event no later than seven (7) business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to such RSU immediately prior to the Effective Time times (ii) the Per Share Merger Consideration, less applicable Taxes required to be withheld with respect to such payment. If the RSUs vest based on attainment of performance criteria, the total number of RSUs held immediately prior to the Effective Time shall equal the sum of (x) the number of RSUs corresponding to any year in a performance period or the full performance period (as applicable) with respect to which performance has been determined prior to the Effective Time calculated based on actual performance for such year or period, and (y) the number of shares corresponding to any year in a performance period or the full performance period (as applicable) with respect to which performance has not yet been determined as of the Effective Time calculated based on deemed performance at “target” in accordance with the terms of the awards for such year or period.

(d) Company Awards.  Except with respect to awards granted on or after the date of this Agreement, at the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, including phantom units under the Director Deferral Program, other than Company Options, Restricted Shares and RSUs (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive from the Surviving Corporation, at such times as specified in the applicable Stock Plans or Benefit Plans, an amount in cash equal to the product of (i) the total number of Shares subject to such Company Award immediately prior to the Effective Time times (ii) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceeds a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(e) Corporate Actions.  At or prior to the Effective Time, the Company shall take all reasonable actions to implement the provisions of Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(d). At the Effective Time, Parent shall provide to the Surviving Corporation or the Paying Agent, at its option, all funds necessary to fulfill its obligations pursuant to this Section 4.3.

4.4  Adjustments to Prevent Dilution.  Subject to compliance with Section 6.1, in the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1  Representations and Warranties of the Company.  Except as set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed February 22, 2008 or in any other Company Report filed after such date and publicly available prior to the date of this Agreement (other than, in each case, disclosures in the “Risk Factors” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature) or as set forth or referenced in any subsection of this Section 5.1, the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except for those jurisdictions where the failure to be so organized or in good standing would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification or licensing, except in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(b) Organizational Documents.  The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof (collectively, the “Organizational Documents”), and each as so made available is in effect on the date hereof. Neither the Company nor any Subsidiary is in material violation of any of the Organizational Documents.

(c) Capital Structure.

(i) Capital Stock.  The authorized capital stock of the Company consists of (a) 600,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.10 per share (“Preferred Stock”). As of the close of business on August 27, 2008, (x) 147,573,300 Shares were issued and outstanding, (y) 64,016,506 Shares were issued and held by the Company in its treasury and (z) no shares of Preferred Stock were issued and outstanding or held by the Company in its treasury. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. All outstanding Shares have been issued in compliance in all material respects with applicable securities Laws.

(ii) Company Options, RSUs, Restricted Shares and Company Awards.  As of August 27, 2008, there were Company Options to purchase 3,373,895 Shares outstanding, 724,215 Restricted Shares outstanding, 256,638 RSUs outstanding, and 76,069 Company Awards outstanding, including phantom units credited under the Director Deferral Program. As of August 27, 2008, other than 30,527,900 Shares reserved for issuance under the 2005 Long-Term Incentive Plan, Amended and Restated Stock Incentive Plan, 1992 Stock Option Plan, Nonemployee Directors’ Stock Option Plan and Nonemployee Directors’ Restricted Stock Award Plan (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance. Upon the issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 5.1(c)(ii) of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) or permitted under Section 6.1, since August 27, 2008 and through the date of this Agreement, there has been no (x) change in the number of shares of outstanding capital stock of the Company, other than by reason of the issuance of Shares pursuant to the exercise of Company Options or the issuance of Shares pursuant to RSUs or Company Awards, (y) designation or issuance of shares of Preferred Stock, and (z) issuance of Company Options, Restricted Shares, RSUs or other Company Awards or other rights to acquire capital stock of the Company.

Except as set forth in the Stock Plans or the corresponding award agreements, the Director Deferral Program, or as set forth in Section 5.1(c)(ii) of the Company Disclosure Letter, there are no contracts or other agreements to which the Company is a party obligating the Company to accelerate the vesting of any Company Options, Restricted Shares, RSUs and the Company Awards as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). The Company has provided Parent with a true and correct list of the Company Options (with the exercise prices thereunder), Restricted Shares, RSUs, and the Company Awards in each case outstanding as of August 27, 2008, including any Restricted Shares and RSUs that represent performance at “target” in accordance with the terms of the applicable awards for any year in a performance period or the full performance period (as applicable) with respect to which performance has not yet been determined as of August 27, 2008, and the name of the Person to whom such Company Options, Restricted Shares, RSUs, and Company Awards have been granted or credited, and the Company shall provide, immediately prior to the Closing, a true and correct list of such Company Options, Restricted Shares, RSUs and Company Awards updated to the Closing Date.

(iii) No Voting or Other Rights.   None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in this Section 5.1(c), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock or other equity securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) No Voting Agreements.   Except as set forth in the Company’s certificate of incorporation or the Company’s bylaws, there are no agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any Shares or which restrict the transfer of any such shares, nor as of the date of this Agreement does the Company have Knowledge of any third party agreements or understandings with respect to the voting of any such shares.

(v) Dividends.  Since August 27, 2008, and except for the Company’s regular quarterly dividend of $0.63 per Share, the Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock.

(vi) No Rights Plan.   The Company does not have a “poison pill” or similar stockholder rights plan.

(vii) Indebtedness.   As of August 28, 2008, there was no outstanding indebtedness for borrowed money of the Company and its Subsidiaries, other than indebtedness in the amounts identified by instrument in Section 5.1(c)(vii) of the Company Disclosure Letter, and excluding inter-company indebtedness among the Company and its wholly-owned Subsidiaries.

(d) Subsidiaries.

(i) Section 5.1(d)(i) of the Company Disclosure Letter (a) lists each of the Subsidiaries of the Company as of the date hereof and its place of organization and (b) sets forth, for each Subsidiary that is not, directly or indirectly, wholly-owned by the Company, (x) the number and type of any capital stock of, or other equity or voting interests in, such Subsidiary that is outstanding as of the date hereof and (y) the number and type of shares of capital stock of, or other equity or voting interests in, such Subsidiary that, as of the date hereof, are owned, directly or indirectly, by the Company. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been duly authorized, validly issued, were issued free of preemptive rights and are fully paid and nonassessable, and are free and clear of any lien, charge, pledge, mortgage, security interest, claim or other encumbrance of any nature (each, a “Lien”), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens (i) imposed by applicable securities Laws or (ii) arising pursuant to the Organizational Documents of any non-wholly-owned Subsidiary of the Company. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and except as set forth in Section 5.1(d)(i) of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any Person, other than capital stock of, or other equity or voting interests in, any Person that represents less than one percent (1%) of the issued and outstanding shares of capital stock of, or other equity or voting interests in, such Person.

(ii) Except as set forth in Section 5.1(d)(ii) of the Company Disclosure Letter, there are no outstanding (a) options or other rights to acquire from the Company or any of its Subsidiaries and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Company’s Subsidiaries (collectively, “Subsidiary Securities”), (b) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities or (c) other options, calls, warrants or other rights, agreements, arrangements or commitments of any character (or securities or other rights entitling the holder thereof to cash equal to or based on the value of capital stock of any Subsidiary of the Company) relating to the issued or unissued capital stock of any Subsidiary of the Company to which the Company or any of its Subsidiaries is a party. No Shares are held by any Subsidiary of the Company.

(e) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”), to perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company’s Board of Directors (the “Company Board”), by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company’s stockholders, (b) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this

Agreement, including the Merger, in accordance with the DGCL, (c) directed that the “agreement of merger” contained in this Agreement be submitted to Company’s stockholders for adoption and (d) resolved to recommend that Company stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Stockholders Meeting.

(iii) The affirmative vote of stockholders of the Company required for adoption of this Agreement and the Merger is and will be no greater than a majority in voting power of the issued and outstanding Shares.

(f) Required Filings and Consents; No Violations.

(i) Other than the filings and/or notices (a) pursuant to Section 1.3, (b) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade through merger or acquisition or to regulate foreign investment (“Antitrust Laws”), (c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (d) pursuant to applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), (e) under stock exchange rules, (f) as may be required in connection with the payment of any transfer and gain taxes, (g) set forth on Section 5.1(f)(i) of the Company Disclosure Letter and (h) as may be required by the “blue sky” laws of the various states (such approvals referred to in subsections (b) through (h) of this Section 5.1(f)(i), the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, clearances, permits or authorizations (any of the foregoing, a “Consent”) required to be made or obtained by the Company or any of its Subsidiaries from any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those, the failure to make or obtain which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(ii) Except as set forth on Section 5.1(f)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, (a) contravene or conflict with, or result in a breach or violation of, the Organizational Documents of the Company or any of its Subsidiaries, (b) with or without notice, lapse of time or both, result in a breach or violation of, or a default under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or otherwise bound as of the date hereof, (c) result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries or (d) assuming compliance with the matters referred to in Section 5.1(f)(i), result in a violation of any Law or Order applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (b), (c) or (d) above, for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens or where the failure to obtain any Consents, in each case, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g) Compliance with Laws; Licenses.

(i) Except as set forth on Section 5.1(g) of the Company Disclosure Letter, the businesses of each of the Company and its Subsidiaries are not being (and have not been since December 31, 2006), conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, determination, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. No written notice, charge, claim, action or assertion has been received by the Company or any if its Subsidiaries or, to the Knowledge of the Company, filed, commenced or threatened in writing against the Company or any if its Subsidiaries alleging any such non-compliance.

(ii) The Company and each of its Subsidiaries has obtained and is in compliance with all permits, certifications, clearances, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted and all such Licenses are in full force and effect, except those the absence of which or the failure of which to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement. No suspension or cancellation of any Licenses is pending or, to the Knowledge of the Company, threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement, except for suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(iii) Since December 31, 2005, neither the Company nor, to the Knowledge of the Company, any of the Subsidiaries or any third party acting on behalf of the Company or any of its Subsidiaries, has taken or failed to take any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, except for any such violation that would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement.

(h) Company Reports; Financial Statements.

(i) Company Reports.  The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since January 1, 2005 (the forms, statements, certifications, reports and documents filed or furnished since January 1, 2005 and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company has made available to Parent copies of all material correspondence between the SEC and the Company since January 1, 2005. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. None of the Company’s Subsidiaries is or has been required to file any form, report or other document with the SEC or any securities exchange or quotation service.

(ii) Financial Statements.  The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income and stockholders’ equity and consolidated statements of cash flows (including, in each case, the related notes and schedules thereto) of the Company included in or incorporated by reference into the Company Reports (a) fairly present in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments in the ordinary course of business) and (b) in each case have been prepared from the books and records of the Company and its Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in conformity with U.S. generally accepted accounting principles

(“GAAP”) (except in the case of unaudited statements and similar disclosures as permitted by the SEC) applied on a consistent basis throughout the periods indicated, except as may be noted therein. Since January 1, 2005, the Company’s independent public accounting firm has not informed the Company in writing that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices.

(iii) Undisclosed Liabilities.  (i) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (a) set forth in the Company’s consolidated balance sheet as of June 30, 2008 included in its Form 10-Q for the quarter ended June 30, 2008 or in the notes thereto, (b) incurred in the ordinary course of business consistent with past practice since June 30, 2008, (c) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (d) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, the Company is not making any representations or warranties in this Agreement with respect to the existence of any product liabilities arising from the research, development, manufacture, sale, advertising, distribution, consuming, marketing or use of smokeless tobacco products.

(iv) Sarbanes-Oxley Compliance.  (i) Except as set forth on Section 5.1(h)(iv) of the Company Disclosure Letter, the chief executive officer and chief financial officer of the Company have made all certifications in the Company Reports that are required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules and regulations promulgated thereunder by the SEC. The statements contained in any such certifications were unqualified, complete and correct and have not been modified or withdrawn. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the New York Stock Exchange. Other than any matters that do not, to the Knowledge of the Company, remain the subject of any open or outstanding inquiry, neither the Company nor its officers has received written notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

(v) Internal Controls.  The Company and each of its Subsidiaries has implemented, and maintains and enforces, a system of internal controls over financial reporting that is, to the Knowledge of the Company, sufficient to provide reasonable assurance regarding the reliability of financial reporting and preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, its independent accountants has identified (x) any significant deficiency or material weakness in the system of internal controls over financial reporting utilized by the Company or (y) any fraud, whether or not material, that involves executive officers or other employees of the Company or its Subsidiaries who have a material role in the preparation of financial statements or the internal controls over financial reporting utilized by the Company, in each case in connection with the preparation of the audited financial statements of the Company as of and for the fiscal year ended December 31, 2007.

(vi) Off-Balance Sheet Arrangements.  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any arrangement described in Section 303(a)(4) of Regulation S-K promulgated by the SEC, except for any such arrangement (a) that is included in the aggregate amount of off-balance sheet arrangements referred to in the Annual Report on Form 10-K filed for the fiscal year ended December 31, 2007 or in the Quarterly Report on Form 10-Q filed by the Company prior to the date hereof with the SEC for the fiscal quarter ended June 30, 2008 or (b) pursuant to which the aggregate obligation of the Company and its Subsidiaries thereunder would not exceed $5,000,000.

(vii) Investigations.  As of the date of this Agreement, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

(i) Absence of Certain Changes.  Except as set forth in Section 5.1(i) of the Company Disclosure Letter, since December 31, 2007, (x) there has not been any Company Material Adverse Effect, or any effect, event, development, circumstance or change that, individually or in the aggregate, with all other effects, events, developments, circumstances and changes, has had or would be reasonably likely to have a Company Material Adverse Effect, and (y) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(A) other than regular quarterly dividends on Shares of $0.63 per Share, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any wholly-owned Subsidiary of the Company);

(B) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(C) except as expressly permitted by this Agreement, (1) any increase in the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business and consistent with past practice with respect to employees who are not parties to a severance agreement, employment or change-in-control agreement) or (2) any establishment, adoption, entry into or amendment of any collective bargaining agreement, Benefit Plan or any employment, termination, severance or other agreement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(D) any agreement to do any of the foregoing.

(j) Litigation and Liabilities.

(i) Except as set forth on Section 5.1(j)(i) of the Company Disclosure Letter, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets or any director, officer or employee of the Company or any of its Subsidiaries or other Person, in each case, for whom the Company or any of its Subsidiaries may be liable, that would, individually or in the aggregate, reasonably be expected to (x) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement, or (y) have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries nor any of their respective assets, rights or properties is or are subject to the provisions of any judgment, decision, assessment, order, writ, injunction, decree or award of any Governmental Entity (“Order”), whether temporary, preliminary or permanent, which, would, individually or in the aggregate, reasonably be expected to (x) prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement, or (y) have a Company Material Adverse Effect.

(k) Employee Benefits.

(i) All material benefit and compensation plans, contracts, policies or arrangements covering current employees or officers of the Company and its Subsidiaries (the “Employees”), former employees, or current or former directors, consultants or contractors of the Company and its Subsidiaries under which there is a continuing financial obligation of the Company or its Subsidiaries, including, but not limited to, material “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any such plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), and each other material deferred compensation, employment, change in control, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, retention, fringe, savings, retirement, agreements, programs, policies or arrangements, whether or not subject to ERISA, (including any funding mechanism) sponsored, contributed to, entered into, or maintained by the Company or its Subsidiaries or for which the Company or its Subsidiaries could be reasonably expected to have any present or future liability (all such plans referred to herein, the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Section 5.1(k)(i) of the Company Disclosure Letter, and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service (the “IRS”), has been separately identified. With respect to each Benefit Plan listed on Section 5.1(k)(i), the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the IRS, (iii) any summary plan description, summary of material modifications, and any other communications required by ERISA, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any; provided, however, that with respect to any material Non-U.S. Benefit Plans, the Company will make such material Non-U.S. Benefit Plans available to Parent within twenty (20) business days following the date of this Agreement.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(A) Except as set forth on Section 5.1(k)(ii)(A) of the Company Disclosure Letter, all Benefit Plans, other than Multiemployer Plans and Non-U.S. Benefit Plans (collectively, “U.S. Benefit Plans”), are in substantial compliance with their respective terms and ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable Laws.

(B) All contributions to Benefit Plans that were required to be made under such Benefit Plans have been made, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP, and the Company has performed all obligations required to be performed under all Benefit Plans; and with respect to each Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid under the insurance policy have been paid.

(C) Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any U.S. Benefit Plan subject to ERISA (an “ERISA Plan”) that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(D) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code and related published Treasury guidance thereunder and no employee, former employee or director is entitled to a tax gross-up, indemnification or similar payment for any excise tax that may be due or become due under Section 409A.

(E) Except as set forth on Section 5.1(k)(ii)(E) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any entity that is a member of their respective “controlled groups” (within the meaning of Section 414 of the Code (an “ERISA Affiliate”)) has an obligation to contribute to any Multiemployer Plan. The Company and its Subsidiaries have not incurred any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) which has not been satisfied in full, and the Company and its Subsidiaries are not reasonably expected to incur any such liability.

(F) Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any ERISA Affiliate.

(iii) Except as set forth on Section 5.1(k)(iii) of the Company Disclosure Letter, each ERISA Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code has received a favorable determination letter pursuant to a submission filed with the IRS during the GUST submission period (or, in the case of the UST Inc. Retirement Income Plan for Hourly Employees, was timely submitted for such a letter) and was timely submitted to the IRS for a favorable determination letter during the first post-GUST submission cycle applicable to the plan.

(iv) With respect to each Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened.

(v) Except as identified on Section 5.1(k)(v) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Plan (other than coverage mandated by applicable Law or benefits for which the full cost is borne by the employee or former employee).

(vi) Except as set forth in Section 5.1(k)(vi) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event) could reasonably be expected to (A) entitle any executive officer or director to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans or (C) result in any payment or benefit that would not be deductible under Section 280G of the Code or that could give rise to the imposition of an excise tax under Section 4999 of the Code.

(vii) All Non-U.S. Benefit Plans comply in all material respects with their terms and applicable local Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all contributions to Non-U.S. Benefit Plans required to be made by the Company or its Subsidiaries through the Effective Time have been made or, if applicable, shall be accrued in accordance with country specific accounting practices.

(viii) Each Company Option, Restricted Share, RSU and Company Award (x) was granted in compliance with (A) all applicable Laws and (B) the terms and conditions of the applicable Stock Plan or Benefit Plan and the applicable award document (if any) pursuant to which it was issued, (y) qualifies for the tax and accounting treatment afforded to such Company Option, Restricted Share, RSU and Company Award in the Company’s tax returns and the Company’s financial statements, respectively, and (z) in the case of each Company Option, has a per share exercise price determined in accordance with the applicable Stock Plan and that was equal to the fair market value of a Share on the applicable date on which the related grant was by its terms to be effective.

(ix) Prior to the date hereof, the Company shall have provided Parent with a schedule, under a writing designating such schedule as responsive to this Section 5.1(k)(ix) outlining the Company’s good faith estimate of the amounts that would be owed to officers and directors of the Company and its Subsidiaries in connection with a change-in-control or similar event under the assumptions set forth in such schedule.

(l) Takeover Statutes.  The Company Board has taken all necessary actions so that the restrictions on business combinations set forth in (i) Section 203 of the DGCL and any other similar applicable Law and (ii) the Company’s certificate of incorporation or bylaws will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, including Section 203 of the DGCL, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m) Property.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens other than Permitted Liens.

(ii) Except as set forth in Section 5.1(m)(ii) of the Company Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company or one of its Subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and to all of the buildings, structures and other improvements thereon free and clear of all Liens other than Permitted Liens; (b) neither the Company nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property which lease, license or grant is currently in effect or collaterally assigned or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect; (c) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property; and (d) there is not pending or, to the Knowledge of the Company, threatened any condemnation proceedings related to any of the Owned Real Property. Section 5.1(m)(ii) of the Company Disclosure Letter contains a complete and correct list of all Owned Real Property, and sets forth (x) the location and (y) nature and use of such Owned Real Property.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each lease, sublease or license pursuant to which the Company and its Subsidiaries leases, subleases or licenses any real property (the “Leases”) is a valid and binding obligation on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect and enforceable in accordance with its terms; (b) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; (c) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto; and (d) the Company or one of its Subsidiaries that is either the tenant, subtenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased, subleased or licensed thereunder. Section 5.1(m)(iii) of the Company Disclosure Letter contains a complete and correct list of all Leases that are material to the Company and its Subsidiaries, and the Company has made available to Parent complete and correct copies of all such material Leases (including modifications, supplements, amendments and waivers).

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries has good and marketable title to, or a valid and binding leasehold interest in, all of the personal property used by the Company and its Subsidiaries in the operation of their businesses, free and clear of all Liens, other than Permitted Liens and (b) all significant operating equipment of the Company and its Subsidiaries is in good operating condition, ordinary wear and tear excepted.

(n) Environmental Matters.  Except as disclosed on Section 5.1(n) of the Company Disclosure Letter or except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries comply and have since January 1, 2006 complied with all applicable Environmental Laws, and possess and comply with all applicable Environmental Permits required to carry on their businesses as they are now being conducted; (ii) no Hazardous Materials have been Released to or from any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries that would be reasonably expected to result in a liability pursuant to applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any unresolved written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location; (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the Knowledge of the Company, excluding matters that have been fully resolved with no further obligation or liability reasonably expected to be imposed on the Company or any of its Subsidiaries; and (v) neither the

Company nor any of its Subsidiaries has agreed to indemnify or hold harmless or, to the Knowledge of the Company, assumed responsibility for any person for any liability or obligation, arising under or relating to Environmental Laws or is subject to any material environmental consent, order, decree or settlement. The representations and warranties set forth in this Section 5.1(n) are the sole and exclusive representations made by the Company with respect to Environmental Law, Hazardous Materials, or environmental matters.

For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Law” means all foreign, federal, state, local or provincial, civil and criminal Laws and Orders relating to the protection of health (to the extent relating to exposure to Hazardous Materials) or the environment (including air, soil, surface water or groundwater), worker health (to the extent relating to exposure to Hazardous Materials) or governing the generation, treatment, storage, transportation, disposal, or Release of or exposure to Hazardous Materials.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Hazardous Material” means (i) any substance listed, defined, designated or classified as hazardous, toxic or radioactive or as a pollutant or contaminant (or words of similar import) under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, (ii) any polychlorinated biphenyls, asbestos, asbestos-containing materials, ureaformaldehyde insulation, and radon, and (iii) any other substance that could reasonably be expected to result in liability under any applicable Environmental Law.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials.

(o) Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 5.1(o) of the Company Disclosure Letter:

(i) All Tax Returns required to be filed by the Company or its Subsidiaries have been timely filed with the appropriate Governmental Entity. All such Tax Returns are true, correct and complete. The Company and each of its Subsidiaries have timely paid all Taxes reflected on such Tax Returns and required to be paid by the Company or any of its Subsidiaries when due and payable, except with respect to Taxes which the Company or a Subsidiary is contesting in good faith or for which the Company or a Subsidiary has made adequate provisions in accordance with GAAP;

(ii) No audit, examination or other proceeding with respect to Taxes due from the Company or any of its Subsidiaries, or with respect to any Tax Return of the Company or any of its Subsidiaries, is pending, threatened in writing, or being conducted by any Governmental Entity, and all assessments for Taxes due with respect to completed and settled audits, examinations or any concluded litigation have been fully paid;

(iii) The Company and each of its Subsidiaries have withheld from payments to their employees, independent contractors, creditors, stockholders and any other applicable Person (and timely paid to the appropriate Governmental Entity) proper and accurate amounts in compliance with all corresponding Tax provisions of any Governmental Entity for all periods through the date hereof;

(iv) No agreements relating to the allocation or sharing of Taxes exist between the Company and/or any one of its Subsidiaries, on the one hand, and a third party, on the other hand;

(v) No extension or waiver of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries and is currently in effect;

(vi) Neither the Company nor any of its Subsidiaries (a) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company or a Subsidiary of the Company was the common parent or (b) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law), or as a transferee or successor;

(vii) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or under any similar provision of applicable Law, in each case, which remains in effect and applies to any open tax year;

(viii) The Company and each of its Subsidiaries have maintained the books and records required to be maintained pursuant to Section 6001 of the Code and the rules and Treasury Regulations thereunder; and

(ix) Neither the Company nor any of its Subsidiaries has engaged in any transaction (a) that is the same as, or substantially similar to, a transaction that is a “reportable transaction” for purposes of Treasury Regulation Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of Treasury Regulation Section 1.6011-4(b)(2)), or (b) for which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local law.

For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Tax” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value- added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns) and any amendments thereto required to be supplied to a Tax authority relating to Taxes.

(p) Labor Matters.

(i) Except as set forth in Section 5.1(p)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization or other representative of any of the Employees, nor is any such agreement presently being negotiated by the Company. With respect to each collective bargaining agreement listed in Section 5.1(p)(i) of the Company Disclosure Letter, the Company has made available to Parent a complete and accurate copy thereof. As of the date of this Agreement, to the Knowledge of the Company, there are no nor have there been in the last two (2) years any union organizing activities concerning any Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all collective bargaining agreements, (ii) there are no unfair labor practice charges, grievances or complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority, domestic or foreign, and (iii) there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, terms and conditions of employment collective bargaining, hiring, termination of employment, employment practices, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social security taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or as set forth in

Section 5.1(p)(ii) of the Company Disclosure Letter, within the last two (2) years, neither the Company nor any of its Subsidiaries has (a) incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local Law which remains unsatisfied or (b) effectuated a “plant closing” or a “mass lay-off” (each as defined in WARN), in either case affecting any site of employment or facility of the Company or its Subsidiaries, except in accordance with WARN.

(q) Intellectual Property.  Section 5.1(q) of the Company Disclosure Letter sets forth a list of all material registered Intellectual Property owned by the Company and its Subsidiaries. Except as set forth in Section 5.1(q) of the Company Disclosure Letter, the Company and its Subsidiaries either have all right, title and interest in, or a valid and binding license to use, all Intellectual Property used in their businesses as currently conducted, free and clear of all Liens (other than Permitted Liens) and, to the Knowledge of the Company, will have substantially similar rights after the Closing Date. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all Intellectual Property registrations and applications owned by the Company and its Subsidiaries are subsisting and valid, unexpired, not cancelled or abandoned; (ii) the conduct of the Company’s and its Subsidiaries’ businesses does not infringe, dilute, misappropriate or violate (“Infringe”) the Intellectual Property of any Person and their Intellectual Property is not being Infringed by any Person; (iii) the Company and its Subsidiaries take commercially reasonable efforts to protect the confidentiality of their trade secrets and other confidential proprietary information; and (iv) the Company and its Subsidiaries use reasonable best efforts to cause all persons who contribute to material proprietary Intellectual Property owned by the Company or its Subsidiaries to assign to the Company or its Subsidiaries all of their rights therein that do not vest in the Company or its Subsidiaries by operation of Law.

For purposes of this Agreement, “Intellectual Property” means (i) patents and patent rights, utility models, inventions, proprietary technology and know-how; (ii) trademarks and trademark rights, trade names, trade dress, logos, corporate names, domain names, service marks and service mark rights and other indicators of source of origin, including all goodwill associated therewith; (iii) copyrights (including copyrights in software, databases, product artwork, website content and advertising and promotional materials); and (iv) trade secrets and other confidential and proprietary information, including proprietary recipes, manufacturing and production processes, formulae, techniques, know-how and inventions (whether patentable or unpatentable and whether or not reduced to practice).

(r) Material Contracts.

(i) Section 5.1(r)(i) of the Company Disclosure Letter lists or otherwise references a listing of the following Contracts to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of them is bound (each, a “Material Contract”):

(A) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(B) any Contract of the Company or any of its Subsidiaries (other than purchase orders for the purchases of inventory, services or equipment in the ordinary course of business, this Agreement or Contracts subject to clause (D) below) having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $15,000,000 on an annual basis or $30,000,000 over the term of the Contract, except for any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(C) any Contract containing covenants binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation or any of its Affiliates) to engage in or compete in any business or with any Person or in any geographic area or distribution channel that the Company or its Subsidiaries currently engages in and that would be material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be cancelled without penalty by the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(D) any Contract with respect to any joint venture, partnership or similar arrangements that is material to either the smokeless tobacco product or wine business segment of the Company and its Subsidiaries (the “Business Units”);

(E) any Contract that prohibits the payment of dividends or distributions in respect of capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its wholly-owned Subsidiaries;

(F) any Contract pursuant to which any indebtedness for borrowed money with a principal amount in excess of $10,000,000 of the Company or any of its Subsidiaries is outstanding or may be incurred, and all guarantees by the Company or any of its Subsidiaries of any indebtedness for borrowed money with a principal amount in excess of $10,000,000 of any Person (other than the Company or any wholly-owned Subsidiary of the Company);

(G) any Contract (or a related series of Contracts) for the acquisition or disposition by the Company or any of its Subsidiaries of assets (other than the purchase of grapes or tobacco) with a value of more than $10,000,000 or with respect to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that would reasonably be expected to result in payments in excess of $10,000,000;

(H) any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, where in each case such indemnification obligation or guaranty is material to the Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (i) the Company or another wholly-owned Subsidiary thereof or (ii) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(I) any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party which product or service is material to either of the Business Units;

(J) any Contract that licenses to third parties any material Intellectual Property owned by the Company or any of its Subsidiaries (other than in the ordinary course of business);

(K) any employment or consulting Contract with any current or former (x) executive officer of the Company, (y) member of the Company Board or (z) Employee providing for an annual base salary in excess of $500,000;

(L) any Contract that (i) contains most favored customer pricing provisions which are material to either of the Business Units, or (ii) grants any exclusive rights or rights of first refusal which are material to either of the Business Units; and

(M) any Contract that would prevent, materially delay or materially impair the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

(ii) The Company has made available to Parent correct and complete copies of all such Material Contracts. Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no breach or default under any Material Contract by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(s) Proxy Statement.  None of the information included or incorporated by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the date it is first mailed to stockholders and at the time of the Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Affiliates or Representatives which is contained or incorporated by reference in the Proxy Statement.

(t) Insurance.  The Company maintains insurance coverage with insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, (ii) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies, and (iii) no written notice of cancellation or termination has been received with respect to any such policy other than those received in the ordinary course of business. To the Knowledge of the Company, as of the date hereof, no insurer which provides material coverage under any material insurance policy of the Company has been declared insolvent or placed in receivership, conservatorship or liquidation.

(u) Fairness Opinion.  The Company has received the opinions of Citigroup Global Markets, Inc. and Perella Weinberg Partners LP to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares, and, as of the date of this Agreement, such opinions have not been withdrawn, revoked or modified. To the extent not previously delivered, the Company, within four (4) business days of the date hereof, will provide copies of such opinions to Parent.

(v) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has engaged Citigroup Global Markets, Inc. and Perella Weinberg Partners LP as financial advisors. The Company has made available to Parent true and complete copies of the Company’s agreements with such financial advisors.

(w) Related Party Transactions.  To the Knowledge of the Company, no executive officer or director of the Company or any of its Subsidiaries or any person owning 5% or more of the Shares (or such person’s immediate family members or affiliates or associates) is a party to any Contract with or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since January 1, 2007, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(x) No Additional Representations.  Except as otherwise expressly set forth in this Section 5.1, neither the Company nor any of its Subsidiaries nor any other person acting on their behalf makes any representations or warranties of any kind or nature, express or implied in connection with the transactions contemplated by this Agreement.

5.2  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Ownership of Merger Sub; No Prior Activities.  Merger Sub is a wholly-owned indirect Subsidiary of Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and Merger Sub has not conducted (or will conduct prior to the Merger) any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub owns no equity interest or ownership interest in or other security issued by any Person.

(c) Corporate Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Required Filings and Consents; No Violations.

(i) Other than the filings and/or notices pursuant to (a) Section 1.3, (b) under the HSR Act or any other Antitrust Law, (c) other Company Approvals and (d) any such filings and/or notices the failure of which to obtain or make would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any Consents required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, (a) contravene or conflict with, or result in any violation or breach of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) with or without notice, lapse of time or both, result in a breach or violation of, or a default under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any material Contract to which Parent or Merger Sub is a party, (c) result in the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of Parent or Merger Sub or (d) assuming compliance with the matters referred to in Section 5.2(d)(i), result in a violation of any material Law applicable to Parent or Merger Sub, except, in the case of clauses (b), (c) or (d) above, for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens or where the failure to obtain any Consents, in each case, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby by Parent does not require the approval of any holder or holders of any securities of Parent.

(e) Litigation.  As of the date of this Agreement, there are no Actions pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(f) Financing.  Parent and Merger Sub will have available to them, as of the Closing Date, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Payment Fund and any other amounts required to be paid in connection with the consummation of the Merger (including, without limitation, all amounts payable at or following the Effective Time pursuant to Section 4.3) and the other transactions contemplated by this Agreement and to pay all related fees and expenses (the “Required Transaction Funds”). Parent has provided the Company with a complete and correct copy of a commitment letter dated September 7, 2008 (the “Commitment Letter”), from J.P. Morgan Securities Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Credit Partners L.P. and Goldman Sachs Bank USA (the “Lenders”) relating to the commitment of the Lenders to provide a portion of the Financing which, when added to Parent’s existing resources, including its existing credit facilities, will provide funds at least equal to the Required Transaction Funds. As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been modified, withdrawn, terminated or revoked and, to Parent’s knowledge, is enforceable against the Lenders in accordance with its terms. Parent and Merger Sub each acknowledge that a copy of the Commitment Letter is being provided to the Company for informational purposes only and that none of Parent’s or Merger Sub’s obligations pursuant to this Agreement are subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing, whether pursuant to the Commitment Letter or otherwise. The financing which Parent anticipates completing in connection with the consummation of the Merger and the other transactions contemplated hereby and the related fees and expenses is collectively referred to in this Agreement as the “Financing.”

(g) Brokers.  Except for Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Centerview Partners LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

(h) No Ownership of Shares.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, owns any Shares or other securities of the Company or any of its Subsidiaries.

(i) Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any other information contained or incorporated by reference in the Proxy Statement.

(j) No Additional Representations.  Except as otherwise expressly set forth in this Section 5.2, neither Parent, Merger Sub nor any other Person acting on behalf of Parent or Merger Sub makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1  Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, unless Parent shall otherwise consent (such consent not to be unreasonably withheld or delayed), and except as otherwise expressly contemplated by this Agreement (including that the Company and its Subsidiaries will not be required to act in a manner inconsistent with any representation, warranty, agreement, covenant, condition or other provision of this Agreement) or required by applicable

Laws, the business of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course consistent with past practice, and the Company and its Subsidiaries, at their expense, shall use their respective reasonable best efforts to preserve their business organizations intact, maintain satisfactory relations and goodwill with Governmental Entities, customers, suppliers, lenders, employees and distributors and other Persons with whom they have material business relations and keep available the services of their key officers and employees. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (x) as otherwise contemplated or specifically permitted by this Agreement, (y) as Parent may consent (such consent not to be unreasonably withheld or delayed) or (z) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit any of its Subsidiaries to:

(i) amend its Organizational Documents;

(ii) (a) authorize for issuance, issue or sell, pledge, dispose of or subject to any Lien or agree or commit to any of the foregoing in respect of, any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other equity interest, of the Company or any Subsidiary, other than the issuance of Shares upon exercise of Company Options, or the settlement of RSUs or Company Awards outstanding on the date of this Agreement and except as permitted under Section 6.1(a)(vii); (b) repurchase, redeem or otherwise acquire any securities or equity equivalents except in the ordinary course of business in connection with (i) the cashless exercise of Company Options in accordance with the Stock Plans, (ii) the lapse of restrictions on Restricted Shares, or the settlement of RSUs or Company Awards, in each case, in order to satisfy withholding or exercise price obligations in accordance with the Stock Plans or Director Deferral Program, or (iii) the cancellation of the Company Options, Restricted Shares, RSUs and Company Awards pursuant to Section 4.3; (c) adjust, redeem, reclassify, combine, split, or subdivide any shares of beneficial interest or shares of any class of capital stock or other equity interest of the Company or any of its Subsidiaries; or (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares of beneficial interest, property or otherwise, with respect to any of the shares of beneficial interest or shares of any class of capital stock or other equity interests of the Company or any of its Subsidiaries, except for (i) cash dividends by any direct or indirect wholly-owned Subsidiary only to the Company or any other wholly-owned Subsidiary in the ordinary course of business consistent with past practice, (ii) regular quarterly dividends on the Shares (but not to exceed $0.63 per Share for each regular quarterly dividend) with declaration, record and payment dates reasonably consistent with the Company’s past practice for the comparable quarter, it being agreed that declarations of dividends between the date hereof and the consummation of the Merger will provide that such dividend is not payable if the Merger is consummated prior to the relevant record date, (iii) dividends or distributions required under the applicable Organizational Documents, or (iv) dividends or distributions consistent with past practice with respect to the Subsidiaries that are listed in Section 6.1(a)(ii) of the Company Disclosure Letter;

(iii) acquire or agree to acquire (whether by merger, consolidation, acquisition of equity stock or assets or otherwise) any Person (or division or assets thereof) or any real property from any other Person with a value or purchase price in excess of $10,000,000 individually or $25,000,000 with respect to all such acquisitions in the aggregate, other than (a) acquisitions pursuant to Contracts in effect as of the date of this Agreement as described in Section 6.1(a)(iii) of the Company Disclosure Letter and (b) acquisitions of equity interests otherwise permitted under clause (ix) of this Section 6.1;

(iv) incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary) for indebtedness, except for: (a) indebtedness for borrowed money incurred under the Company’s existing credit facility or other existing similar lines of credit in the ordinary course of business; (b) indebtedness to finance the costs and expenses incurred in connection with the transactions contemplated hereby; (c) refinancings of indebtedness becoming due and payable in accordance with their terms on terms and in such amounts reasonably acceptable to Parent; and

(d) inter-company indebtedness among the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(v) repurchase, repay, defease or pre-pay any indebtedness, except (a) repayments in the ordinary course of business, (b) payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or (c) prepayments, repayments of mortgage indebtedness secured by one or more Owned Real Properties in accordance with their terms, as such loans become due and payable or payment of indebtedness in accordance with its terms; or (except with respect to any Actions) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

(vi) modify, amend, or terminate any Material Contract or enter into any new Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(vii) except (a) as set forth in Section 6.1(a)(vii) of the Company Disclosure Letter or (b) to the extent required under any Benefit Plan as in effect on the date of this Agreement or as required by applicable Law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, executive officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not parties to a severance agreement, employment or change-in-control agreement), (ii) grant any severance or termination pay, other than nominal severance to terminated employees, (iii) make any new equity awards to any director, officer or employee, except with respect to new hires in the ordinary course of business, which equity awards shall be treated in the same manner as the regular equity grants permitted to be made pursuant to, and described in, Section 6.1(a)(vii) of the Company Disclosure Letter, (iv) enter into or amend any employment, consulting, change-in-control or severance agreement or arrangement with any of its present or former directors, executive officers, or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not directors, executive officers or parties to a severance agreement, employment or change-in-control agreement), (v) establish, adopt, enter into, freeze or amend in any material respect or terminate any Benefit Plan, take any action to accelerate entitlement to benefits under any Benefit Plan, or make any contribution to any Benefit Plan, other than contributions required by Law, other than in the ordinary course of business consistent with past practice, (vi) pay, accrue or certify performance level achievements at levels in excess of actually achieved performance in respect of any component of an incentive-based award, or take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Benefit Plan, except as contemplated by the Benefit Plans as in effect on the date hereof, (vii) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would result in the holder of a change-in-control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement, (viii) terminate the employment of any holder of a change-in-control or similar agreement other than for “cause” (within the meaning of such agreement); (ix) take any action that would result in any Benefit Plan violating Section 409A of the Code; and (x) execute or amend any collective bargaining agreement or other obligation to any labor organization;

(viii) except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, change in any material respect GAAP financial accounting principles or policies;

(ix) make any loans, advances or capital contributions to, or investments in, any Persons (other than (a) to or in wholly-owned Subsidiaries, (b) as required by any Contract in effect on the date hereof and described in Section 6.1(a)(ix) of the Company Disclosure Letter or (c) amounts up to $15,000,000 in the aggregate);

(x) make, authorize, or enter into any commitment for any capital expenditure (“Capital Expenditures”) other than (a) Capital Expenditures for items and in the amounts (other than immaterial changes) set forth in the Company’s current projections for Capital Expenditures as updated by Company’s management in the ordinary course of business (which projections, as so updated prior to the date of this Agreement, is set forth on Section 6.1(a)(x) of the Company Disclosure Letter), together with up to $5,000,000 of additional Capital Expenditures as deemed appropriate by the Company, or in the Company’s 2009 budget (so long as such budget is generally consistent with the projections for 2008, or as reasonably approved by Parent), and (b) Capital Expenditures in the ordinary course of business and consistent with past practice necessary to repair and/or prevent damage to any of the assets or properties of the Company or any of its Subsidiaries as is necessary in the event of an emergency situation;

(xi) waive, release, assign, settle or compromise any Action for amounts greater than, $1,000,000 individually or $5,000,000 in the aggregate;

(xii) amend any term of any outstanding equity security or equity interest of the Company or any of its Subsidiaries;

(xiii) adopt or enter into a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(xiv) fail to use its reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xv) except as required by applicable Law, (a) prepare or file any material Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method of accounting that is materially inconsistent with positions taken, elections made or methods of accounting used in preparing or filing similar Tax Returns in prior periods, (b) enter into any settlement or compromise of any material Tax liability, (c) file any material amended Tax Return, (d) change any annual Tax accounting period, (e) enter into any closing agreement relating to any material amount of Taxes or consent to any material claim or audit relating to Taxes, (f) surrender any right to claim any material Tax refund or (g) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or its Subsidiaries;

(xvi) mortgage or pledge, or suffer to exist any Liens on, any Owned Real Property or other real property or interest therein, or any material assets other than (a) sales of properties, and at or above the price, identified in Section 6.1(a)(xvi) of the Company Disclosure Letter, and (b) Permitted Liens;

(xvii) transfer, license, sell, lease or otherwise dispose of any assets (by merger, consolidation, sale of assets or otherwise) with a fair market value in excess of $15,000,000 in the aggregate with respect to all such transfers, licenses, sales, leases or other dispositions, provided that the foregoing shall not prohibit the Company and its Subsidiaries from (a) selling inventory in the ordinary course of business consistent with past practice or (b) transferring, selling, leasing or disposing of any assets pursuant to any Contract that is in effect as of the date hereof;

(xviii) effectuate a “plant closing” or “mass layoff,” as these terms are defined in WARN or similar state or local Laws;

(xix) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance, which in each case, is material to either of the Business Units;

(xx) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or take any action to exempt any Person other than Merger Sub and its Affiliates from the restrictions on “business combinations” contained in Section 203 of the DGCL or the Company’s certificate of incorporation or bylaws, except, in each case, to the extent the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, but in such case only after providing Parent with prior written notice of such determination;

(xxi) knowingly take any action that would, or would reasonably be expected to (a) result in the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), or (b) individually or in the aggregate, prevent, delay or impede in any material respect the consummation of the Merger or the other transactions contemplated by this Agreement; or

(xxii) enter into any agreement or otherwise make a commitment, to do any of the foregoing.

(b) Parent covenants and agrees that, prior to the Effective Time, Parent shall not knowingly take or permit any of its Affiliates to take any action that, individually or in the aggregate, is reasonably likely to (i) result in the failure of a condition set forth in Section 7.3(a), Section 7.3(b) or Section 7.3(c) or (ii) prevent, delay or impede in any material respect the consummation of the Merger or the other transactions contemplated by this Agreement.

(c) The Company and Parent acknowledge that nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2  No Solicitation of Transactions.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, advisors, attorneys, accountants, investment bankers and agents (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, (i) solicit, initiate, knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any Takeover Proposal or (ii) engage in, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any Person any non-public information or data with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, a Takeover Proposal.

Notwithstanding the foregoing, at any time prior to receipt of the Requisite Company Vote, if (i) the Company has not breached this Section 6.2 in any material respect, and (ii) the Company receives a bona fide written Takeover Proposal from a third party that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or may reasonably be expected to lead to a Superior Proposal, the Company may (1) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (provided that the Company shall only provide or permit to be provided to such Person any non-public information with respect to the Company or any of its Subsidiaries if (x) such Person has executed a confidentiality agreement that constitutes an Acceptable Confidentiality Agreement and (y) substantially contemporaneously with furnishing any such information to such Person, the Company notifies Parent of such action and furnishes Parent a list of such written information provided to such Person and, to the extent such written information has not been previously furnished to Parent and doing so is consistent with applicable Law, copies of such information), and (2) participate in substantive discussions and negotiations with such Person regarding such Takeover Proposal and, to the extent reasonably required to evaluate a Takeover Proposal, may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person (an “Other Confidentiality Agreement”). The Company and its Subsidiaries shall use their reasonable best efforts to inform their Representatives of the restrictions described in this Section 6.2.

(b) Except as expressly permitted by this Section 6.2(b), (i) the Company Board (or the applicable committee thereof) shall not (x) fail to make, withdraw, modify or amend, or publicly propose or resolve to withhold, withdraw, modify or amend, in a manner adverse to Parent or Merger Sub, the Company Recommendation or (y) approve, endorse or recommend, or publicly propose or resolve to approve, endorse or recommend, to the Company’s stockholders a Takeover Proposal (other than with Parent) (any action described in clause (x) or clause (y) immediately above being referred to herein as a “Change in Recommendation”)

and (ii) the Company shall not, and shall cause its Subsidiaries not to, enter into, and the Company Board (or the applicable committee thereof) shall not authorize the Company or any of its Subsidiaries to enter into, any merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or stock exchange agreement, option agreement or other similar agreement, in each case providing for or relating to a Takeover Proposal (each, a “Company Acquisition Agreement”), other than an Acceptable Confidentiality Agreement or an Other Confidentiality Agreement in accordance with the terms of Section 6.2(a) hereof.

Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote, if (i) the Company receives a bona fide written Takeover Proposal and (ii) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure of the Company Board to take any of the following actions would be inconsistent with its fiduciary duties under applicable Law, then, provided that, in the case of clause (B) below, the Company has not breached this Section 6.2 in any material respect and the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the Takeover Proposal constitutes a Superior Proposal, the Company Board, after compliance with the procedure set forth in the following sentence, may (A) make a Change in Recommendation and/or (B) cause the Company or any Subsidiary thereof to enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have terminated this Agreement pursuant to Section 8.3(a) hereof substantially concurrently with entering into such Company Acquisition Agreement. The Company Board shall not make such Change in Recommendation or enter into (or permit any Subsidiary to enter into) such Company Acquisition Agreement, unless (w) the Company promptly notifies Parent, in writing, at least seventy-two (72) hours (the “Notice Period”) before making a Change in Recommendation or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Change in Recommendation and/or the Company intends to enter into a Company Acquisition Agreement, (x) the Company attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal, (y) the Company negotiates in good faith with Parent and provides Parent the opportunity to submit to, and negotiate with, the Company during the Notice Period adjustments in the terms and conditions of this Agreement intended by Parent to cause such Takeover Proposal to cease to constitute a Superior Proposal (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least seventy-two (72) hours remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)) and (z) the Company Board determines in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

Notwithstanding the foregoing, at any time prior to the receipt of the Requisite Company Vote and subject to subsection (d) of this Section 6.2, the Company may make a Change in Recommendation unrelated to receipt of a Takeover Proposal if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure of the Company Board to do so would be inconsistent with its fiduciary duties under applicable Law; provided, however, that no Change in Recommendation may be made until after at least seventy-two (72) hours following Parent’s receipt of notice from the Company of its intention to take such action and the basis therefor.

(c) In addition to the other obligations of the Company set forth in this Section 6.2, the Company shall notify Parent promptly (but in no event later than forty-eight (48) hours) after it obtains Knowledge of the receipt (or, if applicable, the making of any judgment provided for in this sentence) by any member of the Company Board, the Company, any Subsidiary or any of their Representatives of: (i) any Takeover Proposal, (ii) any offer or proposal that would reasonably be expected to lead to a Takeover Proposal, (iii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party, and (iv) any request to enter into or continue any discussions or negotiations by any third party, in the case of (iii) or (iv), that the Company Board believes would reasonably be expected to lead to a Takeover Proposal. In such notice, the Company shall identify the third party making, and the key terms and conditions of (in reasonable detail), any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed on a prompt basis, of the status and material terms of any such Takeover Proposal, including any material amendments or proposed amendments as to price and other material terms thereof. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d) Subject to Parent’s rights under ARTICLE VIII hereof, nothing in this Section 6.2 shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines (after consultation with outside legal counsel) that failure to so disclose such position could constitute a violation of applicable Law, provided that neither the Company nor the Company Board may make a Change in Recommendation unless permitted by this Section 6.2 or otherwise required by applicable Law. In addition, it is agreed that, for purposes of this Section 6.2, (i) a factually accurate public statement by the Company that only describes the Company’s receipt of a Takeover Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Change in Recommendation and (ii) no disclosure required by applicable Law made by the Company regarding actions or communications required to be made by it in order to comply with any of the provisions of this Section 6.2 shall constitute a breach of such section (it being understood that any such required disclosure shall not affect the Company’s continuing obligation to comply with the underlying actions or communications required by this Section 6.2 and any failure to comply with the provisions of this Section 6.2 shall have the consequences otherwise provided for in this Agreement).

(e) The Company shall not take any action to exempt any Person from the restrictions on “business combinations” contained in the Company’s certificate of incorporation or Section 203 of the DGCL (or any similar provisions) or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement in accordance with Section 8.3(a).

(f) The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and Subsidiaries and its or their Representatives to terminate, all existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, a Takeover Proposal and will request any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of its Subsidiaries to return or destroy such information.

(g) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and, subject to the proviso in this definition, standstill provisions that are generally no less favorable to the Company than those contained in the Confidentiality Agreement, provided, that in the event that the Company enters into a confidentiality agreement with a Person making a Takeover Proposal that does not include a “standstill” provision or contains a “standstill” provision less favorable to the Company than the corresponding provision of the Confidentiality Agreement, Parent and its Affiliates shall, without further action by the Company, be released from the “standstill” provision under the Confidentiality Agreement to the extent necessary to render such “standstill” provision of the Confidentiality Agreement no more favorable to the Company than the “standstill,” if any, applicable to the Person making such Takeover Proposal.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition of all or substantially all of the Company’s consolidated assets or 50% or more of the outstanding total voting equity interests of the Company, that the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account, if and to the extent deemed material to its determination, among other factors, (i) financial considerations, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions and prospects for completion of such Takeover Proposal (as compared to the transactions contemplated hereby), (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal, (v) the availability of financing to the third party making such Takeover Proposal and (vi) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Notice Period set forth in Section 6.2(b).

“Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (i) direct or indirect acquisition (in one transaction or a series of transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of the Company’s consolidated assets or to which twenty percent (20%) or more of the Company’s net sales or total income on a consolidated basis are attributable, (ii) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case as a result of which the stockholders of the Company immediately prior to such transaction would hold less than eighty percent (80%) of the voting equity interests in the surviving or resulting entity in such transaction or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

6.3  Proxy Statement.  As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the preliminary Proxy Statement, and in any event the Company shall use its reasonable best efforts to file the Proxy Statement with the SEC within twenty (20) business days after the date of this Agreement. The Company and Parent will cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts, after consultation with the other, to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement.

If at any time prior to the Stockholders Meeting, any information relating to the Company or Parent and Merger Sub or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC as soon as reasonably practicable and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response, and to the extent practicable and related to matters involving Parent, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its Representatives, and the SEC concerning the Proxy Statement.

6.4  Stockholders Meeting.  In accordance with applicable Law and its certificate of incorporation and bylaws and unless this Agreement has been terminated in accordance with ARTICLE VIII, the Company shall duly call, give notice of, convene and hold a meeting of holders of Shares (including any adjournments or postponements thereof, the “Stockholders Meeting”) solely for the purpose of considering and taking action upon this Agreement and use its reasonable best efforts to cause such Stockholders Meeting to occur as promptly as practicable after the date the Proxy Statement is cleared by the SEC to obtain the Requisite Stockholder Vote, regardless of whether the Company Board determines at any time that this Agreement or the Merger is no longer advisable. Unless this Agreement has been terminated in accordance with ARTICLE VIII, once the Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to the extent required by applicable Law; provided that in the event that the Stockholders Meeting is delayed to a date after the End Date as a result of either (i) or (ii) above, then the End Date shall be extended to the tenth (10th) business day after such date). Subject to Section 6.2, the Company Board shall recommend such adoption and shall include the Company Recommendation and, subject to the consent of the Company’s financial advisors, the written opinions of the financial advisors, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the Company’s stockholders in the Proxy Statement and shall use its reasonable best efforts to solicit such adoption of this Agreement and the Merger and take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by applicable Law to effect the Merger. The Company shall keep Parent updated with respect to proxy solicitation results to the extent reasonably requested by Parent.

6.5  Cooperation; Filings; Other Actions.

(a) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done and to assist and cooperate with the other parties in doing, all things, necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, the Merger and the other transactions contemplated by this Agreement in the most expeditious manner practicable, including (i) obtaining of all necessary actions or nonactions, waivers or Consents from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain any waiver or Consent from, or to avoid an action or proceeding by, any Governmental Entities, (ii) obtaining of all necessary waivers and Consents from third parties if any such waiver or Consent is or would reasonably be expected to be material to either of the Business Units or if any such waiver or Consent is otherwise necessary to permit the parties to consummate the transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. The Company and Parent and their respective counsel shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Subject to applicable Laws, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with all filings made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Information.  Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy

Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Communications with Governmental Entities.  Each of Parent and Merger Sub and the Company will (x) promptly notify the other party of any communication to that party from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 6.5, materials provided to the other party or its counsel may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries, (ii) as necessary to comply with contractual arrangements or requirements of applicable Law and (iii) as necessary to address good faith legal privilege or confidentiality concerns.

(d) Regulatory Matters.  Without limiting the generality of the undertakings pursuant to this Section 6.5, the parties hereto shall (i) provide or cause to be provided as promptly as reasonably practicable to Governmental Entities with jurisdiction over any Antitrust Laws information and documents requested by any Governmental Entity as necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act and any additional consents and filings under any other Antitrust Laws as promptly as practicable following the date of this Agreement (provided that in the case of the filing under the HSR Act, such filing shall be made on or prior to the tenth (10th) business day following the date of this Agreement (unless otherwise agreed to in writing by the parties hereto)) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act or any other applicable Antitrust Laws, and (ii) subject to the terms set forth in Section 6.5(e) hereof, use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Entity or expiration of applicable waiting periods. Neither Parent nor the Company shall commit to or agree (or permit their respective Subsidiaries to commit to or agree) with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

Each of the parties hereto will (i) use its reasonable best efforts to contest on the merits, through litigation in United States District Court (or state court, if applicable) or other applicable courts or through administrative or other procedures, any objections or opposition raised by any Governmental Entity or other Person in respect of the transactions contemplated by this Agreement, (ii) use its reasonable best efforts to defend on appeal any favorable Order on the merits in United States District Court (or state court, if applicable) or in other applicable courts or through administrative or other and (iii) use its reasonable best efforts to have overturned or reversed on appeal any Orders issued by a United States District Court or any other Governmental Entity prohibiting the consummation of the transactions contemplated by this Agreement.

(e) Other Actions.  Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their affiliates shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective affiliates in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

(f) Third Party Consents.  Without limiting the generality of the other undertakings pursuant to this Section 6.5, each of the Company and Parent shall use its respective reasonable best efforts to obtain any third party consents (i) identified and mutually agreed by the parties after the date hereof or (ii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and Merger Sub and their respective businesses resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Entity) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub nor their respective Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

6.6  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon obtaining knowledge of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the Consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (ii) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (iii) any fact, event or circumstance known to it that (a) in the case of the Company, individually or taken together with all other facts, events and circumstances known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any such party’s representations, warranties, covenants or agreements contained herein, (c) would cause or would reasonably be expected to cause, the failure of any condition precedent to Parent’s or the Company’s obligations under this Agreement, or (d) would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; provided, however, that (x) the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement, (y) disclosure by the Company or Parent shall not be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty except to the extent expressly agreed by Parent and the Company, and (z) no disclosure hereunder shall be deemed to be an admission to the other party that any condition set forth in ARTICLE VII has not been fulfilled. This Section 6.6 shall not constitute a covenant or agreement for purposes of Section 7.2(b) or Section 7.3(b).

6.7  Access and Reports.

(a) From the date of this Agreement to the Effective Time, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries and their Representatives to, afford the Representatives of Parent reasonable access, consistent with applicable Law, at all reasonable times to its Representatives, properties, offices, and other facilities and to all books and records and shall furnish Parent with all financial, operating and other data and information as Parent, through its Representatives, may from time to time reasonably request (provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein). Notwithstanding the foregoing, (i) the right of Parent and Merger Sub pursuant to this Section 6.7 shall be of no force and effect to the extent that Parent and Merger Sub (or either of them) is in material breach of any covenant or agreement hereunder, and (ii) any such investigation or consultation shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information (x) where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law (it being agreed that the parties shall use their reasonable best efforts, to the extent applicable, to cause such information to be provided in a manner that would not result in such jeopardy or contravention), (y) which it is required to keep confidential by reason of contract or (z) which, in the reasonable opinion of the Company, constitute trade secrets or other sensitive materials or information. Notwithstanding anything to the contrary, neither Parent nor its Representatives shall have the right to conduct any environmental sampling or testing at any of the properties of the Company or its Subsidiaries.

(b) Parent will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent and its Representatives in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement. So long as this Agreement is in effect, neither party will give any notice of termination under the Confidentiality Agreement, provided that paragraph 11 of the Confidentiality Agreement shall terminate on the first (1st) anniversary of this Agreement.

6.8  Publicity.  The initial press release regarding the Merger shall be a joint press release reasonably agreed to by both Parent and the Company. Thereafter the Company and Parent each shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party (including any national securities exchange) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which case the party required to make the release or announcement shall, unless it relates to a Takeover Proposal, use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.9  Employee Benefits.

(a) During the period commencing at the Effective Time and ending on December 31, 2009, Parent agrees that it or its Subsidiaries shall, or shall cause the Surviving Corporation to provide the employees of the Surviving Corporation and its Subsidiaries as of the Effective Time (other than those covered by collective bargaining agreements) with (i) aggregate base salary, bonus and long-term incentive opportunities (including the value of equity-based long-term incentives) that are no less favorable than the aggregate base salary, bonus and long-term incentive opportunities (including the value of equity-based long-term incentives) provided by the Company and its Subsidiaries immediately prior to the Effective Time (provided that, subject to the foregoing, Parent and its affiliates shall have no obligation to offer equity or equity-based compensation or benefits to any employee) and (ii) except as set forth in Section 6.9(a)(ii) of the Company Disclosure Letter, employee benefits (excluding those related to equity) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries immediately prior to the Effective Time. Following the Effective Time, for the period specified therein, eligible employees of the Surviving Corporation shall be entitled to the severance benefits described in Section 6.9(a) of the Company Disclosure Letter. In addition, Parent shall have entered into employment agreements with the persons listed on Section 6.9(a) of the Company Disclosure Letter as of the date hereof, to become effective as of the Effective Time. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee.

(b) Parent shall cause any employee benefit plans which the employees of the Surviving Corporation and its Subsidiaries are entitled to participate in (to the extent such employees are eligible and participate) to take into account for purposes of eligibility, vesting and benefit accrual thereunder, service by employees of the Company and its Subsidiaries (other than those covered by collective bargaining agreements) as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in (1) a duplication of benefits or (2) benefit accruals under any defined benefit pension plan), it being understood that all service of eligible employees shall be recognized for purposes of the severance benefits described in Section 6.9(a) of the Company Disclosure Letter, irrespective of participating in a comparable severance plan of the Company. For the calendar year including the Effective Time, employees of the Surviving Corporation and its Subsidiaries shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under any welfare benefit plans provided for the benefit of such employees following the Effective Time (“Post-Closing Welfare Plans”) to the extent of amounts previously credited for such purposes under the Benefit Plans that provide medical, dental and other welfare benefits. Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Post-Closing Welfare Plans shall be waived with respect to the employees of the Company and its Subsidiaries.

(c) Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge in accordance with their terms all plans, contracts, agreements, arrangements and commitments of the Company and its Subsidiaries disclosed in the Company Disclosure Letter and in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries or any of their predecessors; provided that this shall not prevent the amendment or termination of any such plans, contracts, agreements, arrangements or commitments in accordance with their terms and, except as disclosed in Section 6.9(c) of the Company Disclosure Letter, the Surviving Corporation shall have any rights, privileges or powers under the Benefit Plans which were previously held by the Company.

(d) The Company shall be permitted, prior to the Effective Time, (I) to pay annual bonuses to each participant in the Company Incentive Compensation Plan for 2008 in the aggregate not to exceed the aggregate amount set forth in Section 6.9(d) of the Company Disclosure Letter payable for each participant for the 2007 calendar year and (II) subject to Parent’s consent (not to be unreasonably withheld); to establish bonus targets, maximums and performance goals for 2009 in the ordinary course of business consistent with past practice; provided that this shall not prevent the amendment or termination of any such plans in accordance with their terms and the Surviving Corporation shall have any rights, privileges or powers under the Company Benefit Plan which were previously held by the Company. In the event the Effective Time occurs in 2009, the Company shall be permitted to pay a pro-rata annual bonus for the 2009 calendar year. For this purpose, each employee who was designated as a participant in the Company’s Incentive Compensation Plan for 2008 shall be deemed to be a designated participant in such plan for 2009.

(e) Parent hereby acknowledges that a “change in control” or “change of control” for purposes of all applicable Benefit Plans shall be deemed to have occurred no later than the Effective Time.

(f) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer or director or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan for any purpose.

6.10  Expenses.  Except as otherwise provided in Section 8.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, provided that Parent shall pay all expenses and filing fees (other than expenses of Company counsel) incurred or paid in connection with filings pursuant to the HSR Act or any other Antitrust Law in connection with the consummation of the transactions contemplated hereby.

6.11  Indemnification; Directors’ and Officers’ Insurance.

(a) For six (6) years after the Effective Time, the Surviving Corporation agrees that it will and Parent will cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (provided, however, with respect to any settlement effected, the Surviving Corporation will not be liable without its prior written consent (which consent shall not be unreasonably withheld or delayed)) as a result of any Action (as defined below) (collectively, “Costs”) incurred in connection with any actual or threatened claim, action, suit, proceeding, hearing, arbitration or investigation, whether civil, criminal, administrative or investigative (collectively, “Action”), arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries (or as a director, officer or trustee of any Employee Benefit Plan at the request of the Company) whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement but only to the extent related to actions or omissions occurring at or prior to the Effective Time. An Indemnified Party shall have the right to have any determinations regarding indemnification made by an independent counsel, reasonably acceptable to the Surviving Corporation and selected by such Indemnified Party.

(b) The Surviving Corporation will cause the certificate of incorporation of the Surviving Corporation to contain for a period of not less than 6 years following the Effective Time, provisions consistent with the provisions of the certificate of incorporation of the Company in effect as of the date hereof providing for the exculpation of directors from monetary liabilities. In addition to the obligations set forth in Section 6.11(a), following the Effective Time, the Surviving Corporation will honor, and Parent will cause the Surviving Corporation to honor, and any successor to the Surviving Corporation shall honor, the indemnification obligations set forth in the Company’s certificate of incorporation and by-laws, in effect on the date hereof, as well as the terms of any indemnification agreements, in the form provided to Parent, previously entered into with directors and/or officers of the Company, in connection with any acts or omissions occurring at or prior to the Effective Time.

(c) The Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, for a period of not less than six (6) years after the Effective Time for the persons who, as of the date of this Agreement, are covered by the Company’s directors’ and officers’ liability insurance policies, directors’ and officers’ liability insurance policies that provide coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that are no less favorable in both amount and terms and conditions of coverage than the existing policies of the Company (true and complete copies of which have previously been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage, in either case from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided, however, that, in lieu of the foregoing, the Company or the Surviving Corporation may, or if requested by Parent and available, the Company shall, purchase a six-year “tail” coverage that is no less favorable in both amount and terms and conditions of coverage than the existing policies of the Company from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided further that in no event shall the Surviving Corporation be required to, and the Company shall not be permitted to, pay annual premiums for insurance under this Section 6.11(b) in excess of 300% of the amount of the current aggregate annual premiums paid by the Company in respect of such coverage (which for purposes of tail coverage shall take into account that the entire premium may be paid upfront, but that the coverage extends for a multi-year period); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount.

(d) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, shall assume all of the obligations set forth in this Section 6.11.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is brought against any Indemnified Party on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.11 shall continue in effect until the final disposition of such Action.

(f) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

6.12  Takeover Statutes.  If any Takeover Statute or any takeover provision in the Company’s certificate of incorporation or bylaws is or may become applicable to this Agreement (including the Merger or the other transactions contemplated by this Agreement), each of Parent and the Company and their respective boards of directors shall promptly grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise promptly act to eliminate the effects of such Takeover Statute, regulation or provision on such transactions.

6.13  Financing Cooperation.

(a) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Representatives of the Company and its Subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing, including the following: (i) using reasonable best efforts to cause the Company’s senior officers and other Representatives to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents proper or advisable in connection with the Financing; (iii) using its reasonable best efforts to assist with the preparation of any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms satisfactory to Parent, provided that (A) there shall be no obligation to deliver any certificate, opinion, comfort letter or any other document as a condition to the Financing and (B) no obligation of the Company or any of its Subsidiaries under any such document or agreement shall be effective until the Effective Time; (iv) using reasonable best efforts to furnish on a confidential basis to Parent and Merger Sub and their financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and that is within the Company’s possession and in the form that the Company customarily prepares and within the timeframes so prepared; (v) providing monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within the time such statements are customarily prepared; and (vi) using reasonable best efforts, as appropriate, to have its independent accountants provide its reasonable cooperation and assistance; provided, however, that nothing herein or in this Agreement shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Company or its Subsidiaries; and provided further; that notwithstanding anything in this Agreement to the contrary, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall be required to adopt any resolutions, assume any obligations thereunder or pay any commitment or other similar fee or give any indemnities. The foregoing notwithstanding, nothing in this Section 6.13 shall limit or restrict the obligation of Parent and Merger Sub to implement this Agreement and no failure of the Company, and its subsidiaries or any of their respective Representatives to perform any of their respective obligations pursuant to this Section 6.13 shall directly or indirectly provide any basis for Parent or Merger Sub to fail to perform its obligations pursuant to this Agreement, unless any refusal by the Company to take action required pursuant to this Section 6.13 is intentionally done for the purpose of preventing the Financing from occurring prior to the End Date. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses to the extent such costs are incurred by the Company or its Subsidiaries at the written request of Parent in connection with the cooperation provided pursuant to this Section 6.13 and Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees and Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of the Financing, except in the event that such Costs arose out of a knowing and material breach of this Section 6.13.

(b) Parent and Merger Sub acknowledge and agree that the Closing is not conditioned on the availability of the Required Transaction Funds.

(c) The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks or create the impression that the Company has any obligations thereunder unless and until the Effective Time occurs.

6.14  Resignations.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time of those directors of the Company or any of its Subsidiaries designated by Parent to the Company reasonably in advance of the Closing.

6.15  Stockholder Litigation.  The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any stockholder litigation against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the transactions contemplated hereby, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld or delayed).

6.16  Company Debt Obligations/Related Matters.

(a) Following the Effective Time, the Surviving Corporation shall take, and Parent shall cause the Surviving Corporation to take, all actions required by the applicable provisions of each of the Company’s debt obligations including, without limitation, the providing of any required notices and the payment of all fees and expenses (including repaying amounts outstanding and offering to repurchase outstanding notes, in either instance to the extent required) in a timely manner.

(b) At or immediately prior to the Effective Time, Parent shall provide the Company or the Surviving Corporation, as the case may be, with funds sufficient to satisfy any funding obligations under payment schedules (previously shared with Parent in a writing identified therein as responsive to this Section 6.16(b) and as such schedules may be adjusted in accordance with terms of the underlying plans or agreements) pursuant to the rabbi trusts identified on Section 6.16(b) of the Company Disclosure Letter, which payment schedules shall indicate the amounts payable to each rabbi trust in respect of such participants on a participant by participant basis in accordance with current assumptions, separated by type of benefit.

ARTICLE VII

CONDITIONS

7.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (to the extent waivable by Law) at or prior to the Closing of each of the following conditions:

(a) Stockholder Approval.  This Agreement shall have been duly approved by the Requisite Company Vote.

(b) Regulatory Consents.  (i) Any waiting period (or extension thereof) applicable to the consummation of the Merger under the HSR Act or other Antitrust Laws or any agreement with any Governmental Entity not to effect the Merger entered into in accordance with Section 6.5 hereof shall have expired or been earlier terminated, and (ii) the regulatory consents of any other Governmental Entity required to consummate the Merger (except those approvals the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect) shall have been obtained and be in full force and effect.

(c) Injunction.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that restrains, enjoins or otherwise prohibits consummation of the Merger, provided that the party asserting this condition has complied with the requirements set forth in Section 6.5 (collectively, an “Injunction”).

7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (to the extent waivable by Law) by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 5.1(c) shall be true and correct in all material respects and set forth in Section 5.1(i)(x) shall be true and correct in all respects, in each case as of the date hereof and as of the Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) the representations and warranties of the Company set forth herein (other than those specified in clause (i) above) shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualifier as to materiality or Company Material Adverse Effect or words of similar import set forth therein) does not have, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have complied with or performed in all material respects all obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been an effect, event, development, circumstance or change that, individually or in the aggregate with all other effects, events, developments, circumstances and changes, has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

(d) Closing Certificate.  Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2 and that, to the Knowledge of the Company, the conditions set forth in this Section 7.2 have been satisfied.

7.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (to the extent waivable by Law) by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualifier as to materiality or material adverse effect or words of similar import set forth therein) would not reasonably be expected to prevent the consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have complied with or performed in all material respects all obligations required to be complied with or performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificate.  The Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3 and that, to the Knowledge of Parent, the conditions set forth in this Section 7.3 have been satisfied.

ARTICLE VIII

TERMINATION

8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained, by mutual written consent of the Company and Parent.

8.2  Termination by Either Parent or the Company.  This Agreement may be terminated by either Parent or the Company and the Merger may be abandoned at any time prior to the Effective Time:

(a) if the Merger has not been consummated on or before the nine (9) month anniversary of the date of this Agreement (such anniversary, or as extended pursuant to Section 6.4 or this Section 8.2(a), the “End Date”); provided, however, that if either of the conditions set forth in Section 7.1(b) or Section 7.1(c) has not been fulfilled, but all other conditions set forth in ARTICLE VII have been fulfilled (except for those conditions that by their nature are to be fulfilled on the Closing Date), then the Company and Parent, by mutual agreement in writing, may extend, from time to time, the End Date up to a date not beyond the twelve (12) month anniversary of the date of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any of its obligations under this Agreement has been the principal cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Stockholders Meeting and the Requisite Company Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof).

8.3  Termination by the Company.  This Agreement may be terminated by the Company and the Merger may be abandoned by the Company:

(a) at any time prior to the time the Requisite Company Vote is obtained, if (i) the Company Board authorizes the Company, subject to material compliance with the terms of this Agreement, including Section 6.2, to enter into a Company Acquisition Agreement in respect of a Superior Proposal, and (ii) the Company immediately prior to or concurrently with such termination pays as directed by Parent the Termination Fee in immediately available funds pursuant to Section 8.6 (any purported termination pursuant to this Section 8.3(a) shall be void and of no force or effect if Parent has provided the Company with wire transfer instructions promptly following the receipt of any notice under Section 6.2, unless and until the Company shall have made such payment), and (iii) substantially concurrently with such termination, the Company enters into such Company Acquisition Agreement; or

(b) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement or any such representation or warranty of Parent or Merger Sub shall have become inaccurate, in each case, such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied, provided, that, in the event that such breach by Parent or Merger Sub or such inaccuracies in the representations and warranties of Parent or Merger Sub are curable by Parent and Merger Sub prior to the End Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) until the earlier to occur of (x) the expiration of a thirty (30) day period after delivery of written notice from the Company to Parent informing Parent of such breach or inaccuracy, as applicable or (y) the ceasing by Parent or Merger Sub to attempt to cure such breach or inaccuracy; and, provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if (i) such breach or inaccuracy is cured within such thirty (30) day period, or (ii) the Company is then in material breach of any provision of this Agreement.

8.4  Termination by Parent.  This Agreement may be terminated by Parent and the Merger may be abandoned at any time prior to the Effective Time by Parent:

(a) if a Change in Recommendation shall have occurred;

(b) if (i) the Company Board (or any committee thereof) approves, endorses or recommends a Takeover Proposal, (ii) the Company enters into a contract or agreement relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement or an Other Confidentiality Agreement entered into in compliance with Section 6.2), (iii) the Company or the Company Board publicly announces its intention to do either of the foregoing other than in accordance with the provisions of Section 6.2, (iv) there shall have occurred a material breach of Section 6.2 by any “executive officer” of the Company (as such term is defined in the Exchange Act) or by any of the Company’s Representatives acting at the express direction of or with the express authorization of the Company Board or any such executive officer, or (v) the Company shall have failed to include the Company Recommendation in the Proxy Statement distributed to the Company’s stockholders; or

(c) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement or any such representation or warranty of the Company shall have become inaccurate, in each case, such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied, provided, that, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the End Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.4(c) until the earlier to occur of (x) the expiration of a thirty (30) day period after delivery of written notice from Parent to the Company informing the Company of such breach or inaccuracy, as applicable, or (y) the ceasing by the Company to attempt to cure such breach or inaccuracy; and, provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(c) if (i) such breach or inaccuracy is cured within such thirty (30) day period, or (ii) Parent is then in material breach of any provision of this Agreement.

8.5  Notice of Termination.  The party desiring to terminate this Agreement pursuant to this ARTICLE VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto in accordance with Section 9.6.

8.6  Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement shall become void and of no effect (except for Section 6.7(b), this Section 8.6 and ARTICLE IX) with no liability to any Person on the part of any party hereto (or of any of its stockholders, Representatives or Affiliates), provided that, subject to the Reverse Termination Fee being paid pursuant to Section 8.6(g), nothing herein shall relieve the Company, Parent or Merger Sub from liability for any intentional breach hereof or fraud prior to such termination.

(b) If this Agreement is terminated by Parent pursuant to Section 8.4(a) or Section 8.4(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) business days after such termination, a non-refundable fee in an amount equal to $250,000,000 (“Termination Fee”).

(c) If this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(d) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(c) or (ii) by the Company or Parent pursuant to Section 8.2(a) (and the conditions set forth in Section 7.1(b) and Section 7.1(c) shall have been satisfied as of the End Date) or Section 8.2(c) hereof and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination (in the case of termination pursuant to Section 8.2(a) or 8.4(c)) or the Stockholders Meeting (in the case of termination pursuant to Section 8.2(c)), a Takeover Proposal shall have been publicly disclosed and not withdrawn (in the case of Section 8.2(c)) or communicated to the Company, the Company Board or been publicly disclosed and not withdrawn (in the case of Sections 8.2(a) or 8.4(c)), and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have (x) entered into a definitive agreement with respect to, (y) approved or recommended to the Company’s stockholders, or (z) consummated, a Takeover Proposal (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly announced), then the Company shall pay to Parent (by wire transfer of immediately available funds), upon the earlier of the Company entering into the agreement with respect to such Takeover Proposal or the consummation of such transaction, the Termination Fee. For purposes of this Section 8.6(d), all references in the definition of Takeover Proposal to 20% shall be deemed to be references to “a majority.” The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. The provisions of this Section 8.6(d) shall not apply if the provisions of Section 8.6(g) are applicable.

(e) The Company acknowledges and hereby agrees that the provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and Merger Sub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 8.6, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the reasonable and documented out-of-pocket costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.6 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1% per annum. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(f) If this Agreement is terminated and the Termination Fee is payable to Parent as a result thereof, in addition to the payment of the Termination Fee, the Company shall reimburse Parent and Merger Sub for all expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $10,000,000 incurred by Parent and Merger Sub (the “Expense Fee”) which Expense Fee shall be payable at the same time as the Termination Fee. For purposes of the preceding sentence, expenses means all reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants) incurred in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the obtaining of the financing for the Merger, and all other matters related to the consummation of the Merger.

(g) In the event that (i) this Agreement is terminated by Parent or (ii) the Merger has not been consummated by the End Date, except in either case under circumstances where the Board of Directors of Parent has determined in accordance with its good faith business judgment that Parent is permitted under this Agreement to terminate this Agreement or is not required to consummate the Merger prior to the End Date, then Parent shall promptly following receipt of written notice from the Company requesting such payment, pay the Company a non-refundable fee equal to $200,000,000 (the “Reverse Termination Fee”), payable by wire transfer of same day funds to an account designated in writing to Parent by the Company. The Reverse Termination Fee shall be the Company’s exclusive remedy for damages in circumstances where it is applicable (unless in any such circumstance it is requested in accordance with the preceding sentence but not paid, in which event the Company shall be entitled to elect to seek either the Reverse Termination Fee or, subject to the last sentence of Section 9.8, damages (but not both)); and, once paid, the Company shall have no right to specific performance under Section 9.9, it being understood that if the Merger is not consummated because Parent has not obtained the Requisite Transaction Funds or under circumstances where the Board of Directors of Parent has not made the foregoing determination, the Company may elect to seek specific performance under Section 9.9 in lieu of requesting payment of the Reverse Termination Fee or seeking damages if the Reverse Termination Fee is requested but not paid. For the avoidance of doubt, (i) the Reverse Termination Fee will not be payable if the Merger is not consummated as a result of antitrust related matters, including Parent’s breach of its obligations under Section 6.5 with respect to using its reasonable best efforts to obtain antitrust clearance for the Merger, but, in the event of such breach, the Company shall be entitled to seek damages or specific performance under Section 9.9, and (ii) if a determination by the Board of Directors of Parent referred to in the first sentence of this paragraph is shown by final judicial determination to not have been a good faith business judgment (including, for example, if made under circumstances where the Merger is not consummated because Parent has not obtained the Requisite Transaction Funds), the Company shall be entitled to elect to be paid the Reverse Termination Fee in accordance with the first sentence of this paragraph.

(h) Parent and Merger Sub acknowledge and hereby agree that the provisions of this Section 8.6 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Company would not have entered into this Agreement. If Parent shall fail to pay in a timely manner the amounts due pursuant to this Section 8.6, and, in order to obtain such payment, the Company makes a claim against Parent that results in a judgment against Parent, Parent shall pay to the Company the reasonable and documented out-of-pocket costs and expenses of the Company (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in this Section 8.6 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus 1% per annum. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

(i) If this Agreement is terminated and the Reverse Termination Fee is payable to the Company as a result thereof, in addition to the payment of the Termination Fee, the Parent shall reimburse the Company for all expenses in connection with this Agreement and the transactions contemplated hereby, up to a maximum of $10,000,000 incurred by the Company (the “Company Expense Fee”) which Company Expense Fee shall be payable at the same time as the Reverse Termination Fee. For purposes of the preceding sentence, expenses means all reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants) incurred in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the Requisite Company Vote, and all other matters related to the consummation of the Merger.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1  Survival.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2  Modification or Amendment.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self regulatory organization would require further approval by the holders of Shares without such approval.

9.3  Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies)

contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

9.4  Counterparts.  This Agreement may be executed (including by facsimile) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles that would cause the laws of another jurisdiction to apply).

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.6. Each party hereto hereby agrees that, to the fullest extent permitted by law, service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.6 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any Delaware State or Federal court in accordance with the provisions of this Section 9.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

Altria Group, Inc.
6601 W. Broad Street
Richmond, Virginia 23230
Attention: Denise F. Keane, Esq.
Telephone No. (804) 484-8010
Email: Denise.Keane@altria.com

with a copy (which will not constitute notice to Parent or Merger Sub) to:

Hunton & Williams LLP
200 Park Avenue, 52nd Floor
New York, New York 10166
Attention: Jerry Whitson, Esq.
Facsimile: (212) 309-1100
Telephone No. (212) 309-1060
Email: JWhitson@hunton.com

If to the Company:

UST Inc.
6 High Ridge Park, Bldg. A
Stamford, Connecticut 06905-1323
Attention: Gary B. Glass, Esq.
Facsimile: (203) 276-5171
Telephone No.: (203) 817-3000
E-mail: GGlass@usthq.com

with copies (which will not constitute notice to the Company) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Peter A. Atkins, Esq.
           David J. Friedman, Esq.
Facsimile: (212) 735-2000
Telephone No.: (212) 735-3000
E-mail: Peter.Atkins@skadden.com
        David.Friedman@skadden.com

and

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Joseph B. Frumkin, Esq.
Facsimile: (212) 558-4000
Telephone No.: (212) 558-3588
E-mail: frumkinj@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated August 8, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement or the Confidentiality Agreement has been made or relied upon by any of the parties to this Agreement.

9.8  No Third Party Beneficiaries.  Except for, and subject to the terms and conditions of this Agreement, (i) the rights of the Company’s stockholders to receive the Per Share Merger Consideration following the Effective Time in accordance with Section 4.1(a), (ii) the right of holders of Company Options, Restricted Shares, RSUs or Company Awards to receive the consideration provided for in Section 4.3 following the Effective Time, and (iii) the rights provided in Section 6.11 (which is intended for the benefit of the Company’s former and current officers and directors, all of whom shall be third party beneficiaries of this provision), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto agree that the rights of third party beneficiaries shall not arise unless and until the Effective Time occurs. The parties hereto further agree that neither the Company nor its stockholders shall be entitled to damages suffered or allegedly suffered by stockholders of the Company as a result of any breach by either Parent or Merger Sub of its obligations under this Agreement and that no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

9.9  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof and, except where this Agreement is terminated in accordance with ARTICLE VIII, or the Reverse Termination Fee is paid under Section 8.6(g), the parties shall be entitled, in addition to any other remedy at law or in equity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement and this right shall include the right of the Company to cause Parent and Merger Sub to seek to enforce the terms of the Commitment Letter to the fullest extent permissible pursuant to such Commitment Letter and applicable Laws, provided such enforcement is conditioned on the effectiveness of the Merger. The parties further agree that (x) by seeking the remedies provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.9 are not available or otherwise are not granted and (y) nothing contained in this Section 9.9 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.9 before exercising any termination right under ARTICLE VIII (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 9.9 or anything contained in this Section 9.9 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

9.10  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Corporation when due.

9.11  Certain Definitions.  For purposes of this Agreement, the term:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, agreement or otherwise.

“Company Material Adverse Effect” means any effect, event, development, condition or change that, individually or in the aggregate, is materially adverse to the financial condition, business, assets, properties, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(a) changes arising out of general political, economic or industry or financial or capital market conditions in the U.S. or other countries in which the Company conducts material operations;

(b) changes in Law or tax, regulatory or business conditions, including the adoption of legislation providing for regulation by the Food and Drug Administration of tobacco companies and legislation relating to the State Children’s Health Insurance Program;

(c) changes in (i) GAAP or the interpretation thereof or (ii) rules or policies of the Public Company Accounting Oversight Board, in each case after the date hereof;

(d) any failure of the Company or its Subsidiaries to meet any projections, guidance, estimates, forecasts or milestones or financial or operating predictions for or during any period ending on or after the date of this Agreement; provided that the exception in this clause (d) shall not prevent or otherwise affect any change, effect, event, circumstance or development underlying such failure from being taken into account in determining whether a Company Material Adverse Effect has occurred;

(e) the announcement or the existence of this Agreement and the transactions contemplated hereby (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, any litigation or other proceeding, including by reason of the identity of Parent or any plans or intentions of Parent with respect to the conduct of the business of any of the Company or its Subsidiaries;

(f) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement;

(g) compliance with the terms of, or any actions taken pursuant to, this Agreement, or any failures to take action which is prohibited by this Agreement, or such other changes or events to which Parent has expressly consented in writing; or

(h) any item or items set forth in Section 9.11 of the Company Disclosure Letter.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Knowledge” means the actual knowledge of those persons set forth in Section 9.11 of the Company Disclosure Letter, including, for these purposes, any information which any such person should reasonably be expected to have obtained had such person exercised his or her duties as an officer of the Company in a reasonable and customary manner for a person in such person’s position.

“Permitted Liens” means: (a) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do not, individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated); (b) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (c) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to applicable GAAP have been made in respect thereof); and (d) Liens for Taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings (provided appropriate reserves required pursuant to applicable GAAP have been made in respect thereof).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

9.12  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.13  Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.14  Assignment.  This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that, prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company and having such other party execute any agreements required under the DGCL, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ALTRIA GROUP, INC.

By:	/s/ Michael E. Szymanczyk
Name:     Michael E. Szymanczyk

Title:	Chief Executive Officer

ARMCHAIR MERGER SUB, INC.

By:	/s/ Howard A. Willard III
Name:     Howard A. Willard III

Title:	President

UST INC.

By:	/s/ Murray S. Kessler
Name:     Murray S. Kessler

Title:	Chief Executive Officer

Annex B

AMENDMENT NO. 1 TO THE

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1, dated as of October 2, 2008 (this “Amendment”), by and among UST INC., a Delaware corporation (the “Company”), ALTRIA GROUP, INC., a Virginia corporation (“Parent”), and ARMCHAIR MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), is an amendment to that certain Agreement and Plan of Merger dated as of September 7, 2008 (as amended, the “Merger Agreement”) among the Company, Parent and Merger Sub.

W I T N E S S E T H

WHEREAS, Parent has been advised by its Lenders that it would be preferable to close the transactions contemplated by the Merger Agreement in 2009; and

WHEREAS, pursuant to Section 9.2 of the Merger Agreement, the parties desire to amend the Merger Agreement with respect thereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and based upon the mutual covenants contained herein, the Parties agree as follows:

SECTION 1.  Amendment to the Merger Agreement.

(i)  Section 1.2 (Closing) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, NY at 10:00 a.m. (Eastern Time) as promptly as practicable (but in no event later than the third (3rd) business day) following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), provided that (a) if any required pre-approval of any authority regulating the wine Business Unit has not been obtained at the time all conditions set forth in Article VII have been waived or fulfilled (other than those conditions that by their nature are to be satisfied at the Closing), then Parent by written notice to the Company may extend, from time to time, the Closing up to a date not beyond the four (4) month anniversary of the date of this Agreement), and (b) at its sole discretion, Parent by written notice to the Company may extend, from time to time, the Closing up to a date no later than January 7, 2009 (the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.”

(ii)  The first sentence of Section 8.6(g) (Effect of Termination and Abandonment) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that (i) this Agreement is terminated by Parent or (ii) the Merger has not been consummated by the End Date, except in either case under circumstances where the Board of Directors of Parent has determined in accordance with its good faith business judgment that Parent is permitted under this Agreement to terminate this Agreement or is not required to consummate the Merger prior to the End Date, then Parent shall promptly following receipt of written notice from the Company requesting such payment, pay the Company a non-refundable fee equal to $200,000,000 (the “Reverse Termination Fee”); provided however, if (a) all of the conditions to Closing set forth in Article VII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) on any day on or prior to December 31, 2008 such that the Closing could have occurred on that day and the Closing has not occurred on or before January 7, 2009; and

(b) Parent has not exercised its right to extend the Closing Date beyond December 31, 2008 in accordance with Section 1.2(a), then the Reverse Termination Fee shall be $300,000,000. The Reverse Termination Fee shall be payable by wire transfer of same day funds to an account designated in writing to Parent by the Company.”

SECTION 2. Reference to and Effect on the Merger Agreement

(i) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

(ii) Except as amended hereby, the Merger Agreement is reconfirmed in all respects and remains in full force and effect.

SECTION 3. Governing Law.   This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles that would cause the laws of another jurisdiction to apply).

SECTION 4. Execution in Counterparts.  This Amendment may be executed (including by facsimile) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

ALTRIA GROUP, INC.

By:	/s/ Michael E. Szymanczyk
Name:     Michael E. Szymanczyk

Title:	Chairman and Chief Executive Officer

ARMCHAIR MERGER SUB, INC.

By:	/s/ Howard A. Willard III
Name:     Howard A. Willard III

Title:	President

UST INC.

By:	/s/ Murray Kessler
Name:     Murray Kessler

Title:	Chairman and Chief Executive Officer

Annex C
388 Greenwich Street,
New York, NY 10013

September 7, 2008

The Board of Directors
UST Inc.
6 High Ridge Park
Building A
Stamford, CT 06905

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of UST Inc. (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among the Company, Altria Group, Inc. (“Altria”) and Armchair Merger Sub, Inc. (“Merger Sub”). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.50 per share (“Company Common Stock”), of the Company (other than Company Common Stock owned by Altria, Merger Sub or the Company or any direct or indirect wholly-owned subsidiary of the Company (as treasury stock or otherwise) and Company Common Stock owned by Dissenting Stockholders, as defined in the Merger Agreement) will be converted into the right to receive $69.50 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed a draft dated September 7, 2008 of the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. In addition, with your consent, in arriving at our opinion, we have not conducted an independent evaluation of any of the following or any impact of any of the following (including through any potential future developments with respect thereto) on the Company nor have we taken into account any of such matters in rendering this opinion: (i) the pending and potential tobacco related litigation (whether in a judicial or administrative proceeding and including any civil or criminal litigation or arbitration) against or affecting the Company or the tobacco industry or (ii) the proposal, enactment or adoption of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other governmental or regulatory body or agency relating to or otherwise affecting the Company or the tobacco industry. We were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company, nor were we requested to consider, and our opinion does not address, the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to the Company and Altria unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, (i) having advised and continuing to advise the Company in connection with corporate governance matters since 2006, (ii) having advised the Company in connection with the acquisition of Stag’s Leap Wine Cellars in July 2007, (iii) having assisted the Company in connection with a refinancing of its revolving credit facility in July 2007, (iv) having advised Kraft Foods Inc. (a former subsidiary of Altria) in connection with such subsidiary’s acquisition of the Spanish and Portuguese operation of United Biscuits Plc. in July 2006 through September 2006, (v) having advised Altria on the reorganization of its interests in the tobacco and beer businesses of E. Leon Jimenez in November 2006, (vi) having advised Altria on its acquisition of a 50.21% stake in Lakson Tobacco Company Limited in March 2007, (vii) having advised Altria in connection with the spin off of Kraft Foods Inc. in April 2007, (viii) having advised the management of Altria in connection with the spin off of Philip Morris International Inc. in March 2008, (ix) having acted as dealer manager for Altria in connection with the tender offer for certain of its investment grade debt in March 2008, and (x) having provided and continuing to provide general financial and brokerage services to Altria, including FX, cash management and trading services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Altria for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Altria and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger. Notwithstanding the foregoing, this letter and the opinion expressed herein may be included in its entirety in the Proxy Statement to be distributed to the Company’s stockholders in connection with seeking their approval of the transactions contemplated by the Merger Agreement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/  Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex D

PERELLA WEINBERG PARTNERS LP
767 FIFTH AVENUE
NEW YORK, NY 10153
PHONE: 212-287-3200
FAX: 212-287-3201

September 7, 2008

The Board of Directors and the Strategic Transaction Committee
of the Board of Directors
UST Inc.
6 High Ridge Park, Building A
Stamford, CT 06905-1323

Members of the Board of Directors and Members of its Strategic Transaction Committee:

We understand that UST Inc., a Delaware corporation (the “Company”), is considering a transaction whereby Altria Group, Inc., a Virginia corporation (“Parent”), will effect a merger involving the Company. Pursuant to an Agreement and Plan of Merger dated as of September 7, 2008 (the “Merger Agreement”), among the Parent, Armchair Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub will merge with and into the Company (the “Merger”) as a result of which the Company will become a wholly owned subsidiary of Parent and each outstanding share of Common Stock of the Company, par value $0.50 per share (the “Shares”), will be converted into the right to receive $69.50 in cash. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of the Shares of the $69.50 per Share in cash to be received by such holders of the Shares in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1. reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

2. reviewed certain internal financial statements and other financial and operating data relating to the business and financial prospects of the Company, including a stand-alone business plan and estimates and financial forecasts of the Company prepared by its management, that were provided to us by or on behalf of the Company and that you have directed us to utilize for purposes of our analysis;

3. discussed the past and current operations, financial condition and financial prospects of the Company with senior executives of the Company;

4. compared the financial performance of the Company (and the Shares) with that of certain publicly-traded companies (and their securities) which we believe to be generally relevant;

5. compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

www.pwpartners.com
Partners have limited liability status

6. reviewed the reported price and trading activity for the Shares;

7. reviewed the Merger Agreement; and

8. conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the stand-alone business plan and financial forecasts and estimates referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management as to the matters contained therein and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency of any party to the Merger Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $69.50 per Share in cash to be received by the holders of the Shares pursuant to the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Merger Agreement or the form of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the $69.50 per Share in cash to be received by the holders of the Shares pursuant to the Merger Agreement or otherwise. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. We note that the Merger Agreement permits the Company to pay regular quarterly dividends on the Shares of up to $0.63 per Share. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company. We have not been authorized to solicit and have not solicited indications of interest in a transaction with the Company from any party.

We have acted as financial advisor to the Board of Directors of the Company and its Strategic Transaction Committee in connection with the Merger and will receive fees for our services, a portion of which is payable in connection with this opinion and a substantial portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness committee of Perella Weinberg Partners LP.

It is understood that this letter is for the information and assistance of the Board of Directors of the Company and its Strategic Transaction Committee in connection with and for the purposes of their evaluation of the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of the Shares as to how such holder of the Shares should vote or otherwise act with respect to the proposed Merger or any other matter. In addition, we express no opinion as to the fairness of the Merger to, or any consideration to, the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. With your consent, in arriving at our opinion, we have not conducted an independent evaluation of any of the following or any impact of any of the following (including through any potential future developments with respect thereto) on the Company nor have we taken into account any of such matters in rendering this opinion: (i) the pending and potential tobacco related litigation (whether in a judicial or administrative proceeding and including any civil or criminal litigation or arbitration) against or affecting the Company or the tobacco industry or (ii) the proposal, enactment or adoption of any laws or regulations (including the imposition of additional taxes on the manufacture, sale or distribution of tobacco products) by any federal, state, local or other governmental or regulatory body or agency relating to or otherwise affecting the Company or the tobacco industry.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, on the date hereof, the $69.50 per Share in cash to be received by the holders of the Shares pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/  Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

Annex F

PRELIMINARY FORM OF PROXY CARD

UST INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [          ], 2008

The undersigned hereby appoints [          ] and [          ], and each of them, as Proxies, each with the power to appoint such stockholder’s substitute, and hereby authorizes them, or either one of them, to represent and to vote, as designated below, all of the shares of common stock of UST Inc., held of record by the undersigned on [          ], 2008, at the Special Meeting of Stockholders to be held on [          ], 2008 at [          ], local time, and any and all adjournments or postponements thereof.

The shares represented by this Proxy will be voted as specified, or if no choice is specified, this proxy will be voted “FOR” the proposals, and, as said Proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

VOTE BY INTERNET OR TELEPHONE OR MAIL
24 Hours a Day, 7 Days a Week

Internet and telephone voting are available until 11:59 PM Eastern Time the day prior to the date of the Special Meeting of Stockholders

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet https:// www.[address]		Telephone 1-[number]		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site listed above.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call the number listed above.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Do not mail back your proxy card if you have voted by Internet or telephone.
Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

Please mark your votes as shown here:  ☑

Proposal 1	PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 7, 2008, BY AND AMONG UST INC., ALTRIA GROUP, INC., AND ARMCHAIR SUB, INC. AND APPROVE THE MERGER CONTEMPLATED THEREBY.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 2	PROPOSAL TO APPROVE THE ADJOURNMENT OR POSTPONEMENT OF THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE AGREEMENT AND PLAN OF MERGER AND APPROVE THE MERGER.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Special Meeting and at any postponement or adjournment thereof, including without limitation any proposal to adjourn the Special Meeting.

UST INC.’S’ BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSALS.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. IF ANY OTHER MATTER COMES BEFORE THE SPECIAL MEETING, THE PROXIES WILL VOTE THIS PROXY IN THEIR DISCRETION ON SUCH MATTER.

Please sign exactly as your name appears herein. If shares are held by joint tenants, both must sign. When signing as an attorney, executor, administrator, trustee, or guardian, give your full title as such. If shares are held by a corporation, the corporation’s president or other authorized officer must sign using the corporation’s full name. If shares are held by a partnership, an authorized person must sign using the partnership’s full name.

Dated:   , 2008

Signature

Signature if held jointly

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE.